UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934 (Amendment No. )

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The Travelers Companies, Inc.

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The Travelers Companies, Inc.	Notice of 2020 Annual Meeting of Shareholders & Proxy Statement

485 Lexington Avenue
New York, New York
10017

April 3, 2020

Dear Shareholders:

Please join us for The Travelers Companies, Inc. Annual Meeting of Shareholders on Thursday, May 21, 2020, at 9:00 a.m. (Eastern Daylight Time) at the Hartford Marriott Downtown, 200 Columbus Boulevard, Hartford, Connecticut 06103.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting.

At this year’s meeting, you will be asked to:

1.Elect the 11 director nominees listed in the Proxy Statement;
2.Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020;
3.Consider a non-binding vote to approve executive compensation; and
4.Consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors recommends that you vote FOR each of the nominees listed in the Proxy Statement and FOR items 2 and 3.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone or by completing a paper proxy card and returning it by mail. You may also vote in person at the Annual Meeting.

Thank you for your continued support of Travelers.

Sincerely,

Alan D. Schnitzer
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Items of Business

Proposals		Board Vote Recommendation
1.	Elect the 11 director nominees listed in the Proxy Statement.	FOR each director nominee
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020.	FOR
3.	Consider a non-binding vote to approve executive compensation.	FOR

Voting by Proxy

To ensure your shares are voted, you may vote your shares by proxy on the Internet, by telephone or by completing a paper proxy card and returning it by mail. Internet and telephone voting procedures are described in the General Information About the Meeting section beginning on page 74 of the Proxy Statement and on the proxy card.

Shareholders will also consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Wendy C. Skjerven
Corporate Secretary

This Notice of Annual Meeting and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about April 3, 2020.

*As part of our precautions regarding the coronavirus or COVID-19 pandemic, we are planning for the possibility that the Annual Meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available on our website at www.travelers.com under the “Investors” heading.

Logistics

Date and Time May 21, 2020 9:00 a.m. Eastern Daylight Time
Location* Hartford Marriott Downtown 200 Columbus Boulevard Hartford, Connecticut 06103

Who Can Vote — Record Date
You may vote at the Annual Meeting if you were a shareholder of record or held shares through Travelers’ 401(k) Savings Plan or through a broker or nominee at the close of business on March 24, 2020

Advance Voting Methods

Internet www.proxyvote.com You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card.
Telephone (800) 690-6903 You will need the 16-digit number included on your Notice or on your proxy card.
Mail Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Advance Voting Deadlines

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 20, 2020, to be counted.

If you hold shares through Travelers’ 401(k) Savings Plan, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 19, 2020, to be counted. Those votes cannot be changed or revoked after that time, and those shares cannot be voted in person at the Annual Meeting.

PROXY STATEMENT

WHERE TO OBTAIN FURTHER INFORMATION

We make available, free of charge on our website, all of our filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website at www.travelers.com and click on “SEC Filings” under “Financial Information” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2019, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary The Travelers Companies, Inc. 485 Lexington Avenue New York, NY 10017
1	PROXY STATEMENT SUMMARY
4	ITEM 1 – ELECTION OF DIRECTORS
4	Nominees for Election of Directors
8	Governance of Your Company
23	Non-Employee Director Compensation
26	ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
26	Audit and Non-Audit Fees
27	Report of the Audit Committee
28	ITEM 3 – NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION
29	Compensation Discussion and Analysis
29	2019 Overview
35	Pay-for-Performance Philosophy
37	Objectives of Our Executive Compensation Program
39	Compensation Elements and Decisions
52	Additional Compensation Information
56	Total Direct Compensation for 2017-2019 (Supplemental Table)
56	Compensation Committee Report
57	Summary Compensation Table
59	Grants of Plan-Based Awards in 2019
60	Narrative Supplement to Summary Compensation Table and Grants of Plan-Based Awards in 2019
61	Option Exercises and Stock Vested in 2019
62	Outstanding Equity Awards at December 31, 2019
63	Post-Employment Compensation
66	Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control
71	Share Ownership Information
73	CEO Pay Ratio
74	General Information About the Meeting
78	Shareholder Proposals for 2021 Annual Meeting
78	Other Business
A-1	ANNEX A: RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES AND SELECTED DEFINITIONS

 Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.

The Travelers Companies, Inc.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained in this Proxy Statement, but does not contain all of the information you should consider when voting your shares. Please read the entire Proxy Statement carefully before voting.

Item 1 Election of Directors	Your Board recommends a vote FOR each director nominee. See page 4

Director Nominees

Alan L. Beller INDEPENDENT Senior Counsel of Cleary Gottlieb Steen & Hamilton LLP Committees: Audit, Risk Director Since: 2007

Philip T. Ruegger III INDEPENDENT
Chairman of the Executive Committee of Simpson Thacher & Bartlett LLP (retired)
Committees: Compensation, Executive, Investment and Capital Markets, Nominating and Governance (Chair)
Director Since: 2014

Janet M. Dolan INDEPENDENT President of Act 3 Enterprises, LLC Committees: Compensation, Executive, Investment and Capital Markets (Chair), Nominating and Governance Director Since: 2001	Todd C. Schermerhorn INDEPENDENT Senior Vice President and Chief Financial Officer of C. R. Bard, Inc. (retired) Independent Lead Director Committees: Audit, Executive, Risk (Chair) Director Since: 2016

Patricia L. Higgins INDEPENDENT President and Chief Executive Officer of Switch and Data Facilities, Inc. (retired) Committees: Audit, Risk Director Since: 2007	Alan D. Schnitzer Chairman and Chief Executive Officer of Travelers Committees: Executive (Chair) Director Since: 2015

William J. Kane INDEPENDENT Audit Partner with Ernst & Young (retired) Committees: Audit (Chair), Executive, Risk Director Since: 2012

Donald J. Shepard INDEPENDENT
Chairman of the Executive Board and Chief Executive Officer of AEGON N.V (retired)
Committees: Compensation (Chair), Executive, Investment and Capital Markets, Nominating and Governance
Director Since: 2009

Clarence Otis Jr. INDEPENDENT
Chairman and Chief Executive Officer of Darden Restaurants, Inc. (retired)
Committees: Compensation, Investment and Capital Markets, Nominating and Governance
Director Since: 2017

Laurie J. Thomsen INDEPENDENT Executive Partner of New Profit, Inc. (retired) Committees: Audit, Risk Director Since: 2004

Elizabeth E. Robinson INDEPENDENT Global Treasurer of The Goldman Sachs Group, Inc. (retired) Director Nominee

INDEPENDENCE 10 of 11	AGE ~65 years average	TENURE ~9 years average	GENDER 36% female

2020 Proxy Statement | The Travelers Companies, Inc.	1

Corporate Governance Highlights

The Board of Directors (the “Board”) of The Travelers Companies, Inc. (the “Company”) is committed to high standards of corporate governance. Highlights include:

●All committees other than the Executive Committee are comprised solely of independent directors
●Engaged independent Lead Director
●Regular executive sessions of independent directors
●Active risk oversight
●Director education on matters relevant to the Company, its business plan and risk profile
●Annual Board evaluations

●Annually elected directors ●Majority voting standard for director elections ●Single voting class ●Proxy access ●No poison pill

●Robust director stock ownership guidelines
●Non-management directors currently receive more than 50% of their annual board and committee compensation in the form of deferred stock units
●Biennial review to assess the appropriateness of the Director Compensation Program

Shareholder Engagement Highlights

In 2019, the Company took an integrated approach to its shareholder engagement efforts, including with respect to governance, compensation, financial and sustainability matters. Through these efforts, in 2019, the Company engaged with shareholders representing more than 40% of the Company’s outstanding shares.

We continue to consider, and respond thoughtfully to, shareholder feedback. For information on our shareholder engagement program and certain actions the Company has taken based on shareholder feedback, see pages 21 and 55 of this Proxy Statement.

Action on 2019 Shareholder Proposal
At the request of the Nominating and Governance Committee, as part of its shareholder engagement efforts, management discussed with shareholders the results of the shareholder proposal regarding diversity reporting that was presented at the Company’s 2019 Annual Meeting of Shareholders. Based on a number of factors, including the results of that vote and the related shareholder feedback, the Company determined to fully implement the disclosures requested in the shareholder proposal. In addition to the existing disclosure of our considerable diversity and inclusion policies and programs, we posted our EEOC-1 data on our website.

Item 2 Ratification of Independent Registered Public Accounting Firm	Your Board recommends a vote FOR this Item. See page 26

2	The Travelers Companies, Inc. | 2020 Proxy Statement

Item 3 Non-Binding Vote to Approve Executive Compensation	Your Board recommends a vote FOR this Item. See page 28

Executive Compensation Highlights

With our pay-for-performance philosophy and compensation objectives as our guiding principles, we deliver annual executive compensation through the following elements:

Element		CEO Compensation Mix	Other NEOs
Base Salary Page 40	●Base salaries are appropriately aligned with Compensation Comparison Group.
Annual Cash Bonus Page 41
●Core return on equity is the primary factor in the Compensation Committee’s evaluation of the Company’s performance.
●In addition, the Committee considers other metrics, including, core income and core income per diluted share, and the metrics that contribute to those results.

Long-Term Stock Incentives Page 46
●Annual awards of stock-based compensation are typically in the form of stock options and performance shares. Because our performance shares only vest if specified core return on equity thresholds are met, and because stock options provide value only if our stock price appreciates, the Compensation Committee believes that such compensation is all performance-based.
●The mix of long-term incentives for the CEO and other named executive officers is approximately 60% performance shares and 40% stock options, based on the grant date fair value of the awards.

The Compensation Committee has adopted the following practices, among others:

What We DO:	What We DO NOT Do:
✓Maintain robust share ownership requirements
✓Maintain a clawback policy with respect to cash and equity incentive awards to our executive officers
✓Prohibit hedging transactions as specified in our securities trading policy
✓Prohibit pledging shares without the consent of the Company (no pledges have been made)
✓Engage in outreach and maintain a dialogue with shareholders relating to the Company’s governance, compensation and sustainability practices
✓Engage an independent consultant that works directly for the Compensation Committee and does no work for management

✕No excise tax “gross-up” payments in the event of a change in control
✕No tax “gross-up” payments on perquisites for named executive officers
✕No repricing of stock options and no buy-out of underwater options
✕No excessive or unusual perquisites
✕No dividends or dividend equivalents paid on unvested performance shares
✕No above-market returns provided for in deferred compensation plans
✕No guaranteed equity awards or bonuses for named executive officers

2020 Proxy Statement | The Travelers Companies, Inc.	3

Item 1 Election of Directors	Your Board recommends you vote FOR the election of all director nominees.

There are currently 10 members of the Board. On February 5, 2020, the Board, upon recommendation of its Nominating and Governance Committee, unanimously nominated the 10 current directors for re-election to the Board at the Annual Meeting. In addition, the Board unanimously nominated Elizabeth E. Robinson, who is not currently a director, for election to the Board at the Annual Meeting.

The directors elected at the Annual Meeting will hold office until the 2021 annual meeting of shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons (the “proxyholders”) named in the form of proxy card attached to this Proxy Statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 11 nominees named below. The proxies cannot be voted for more than 11 candidates for director. The Board knows of no reason why these nominees would be unable or unwilling to serve, but if that would be the case, proxies received will be voted for the election of such other persons, if any, as the Board may designate.

Nominees for Election of Directors
Alan L. Beller INDEPENDENT Director Since: 2007 Committees: Audit, Risk

Background
Mr. Beller, age 70, is Senior Counsel of the law firm of Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), based in the New York City office. Mr. Beller joined Cleary in 1976 and was a partner in the firm from 1984 through 2001. From 2002 to 2006, he served as the Director of the Division of Corporation Finance of the SEC and as Senior Counselor to the SEC. He returned to Cleary in August 2006 and was a partner in the firm until 2014 when he became Senior Counsel.

Other Board Service
Mr. Beller is Vice Chair of the Board of Trustees of the IFRS Foundation and a member of the Board of Directors of the Sustainability Accounting Standards Board (“SASB”) Foundation.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Mr. Beller’s senior-level public service and his significant experience and expertise in the areas of law, risk management oversight and corporate governance. In addition, the Committee considered Mr. Beller’s significant experience and expertise with respect to financial reporting, financial accounting, auditing and audit committee matters and their regulation and his increased expertise in the area of sustainability governance and disclosure.

Janet M. Dolan INDEPENDENT Director Since: 2001 Committees: Compensation, Executive, Investment and Capital Markets (Chair), Nominating and Governance

Background
Ms. Dolan, age 70, has been President of Act 3 Enterprises, LLC, a consulting services company, since August 2006. She served as President and Chief Executive Officer of Tennant Company, a manufacturer of nonresidential floor maintenance equipment and products, from April 1999 until her retirement in December 2005, and she had served in a number of senior executive positions with Tennant Company from 1986 until April 1999. Prior to joining Tennant Company, Ms. Dolan was a director of the Minnesota Lawyers’ Professional Responsibility Board.

Other Board Service
Ms. Dolan was a director of Wenger Corporation until December 2018.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Ms. Dolan’s experience as a public company CEO and her significant experience and expertise in management and in legal and compliance matters.

4	The Travelers Companies, Inc. | 2020 Proxy Statement

Patricia L. Higgins INDEPENDENT Director Since: 2007 Committees: Audit, Risk

Background
Ms. Higgins, age 70, served as President and Chief Executive Officer of Switch and Data Facilities, Inc., a provider of neutral interconnection and collocation services, from September 2000 until her retirement in February 2004. In 1999 and 2000, Ms. Higgins served as Executive Vice President of the Gartner Group and Chairman and Chief Executive Officer of the Research Board, a segment of the Gartner Group. From 1997 to 1999, she served as Corporate Vice President and Chief Information Officer of Alcoa Inc., and from 1995 to 1997, she served as Vice President and President (Communications Market Business Unit) of Unisys Corporation. From 1977 to 1995, she served in various managerial positions, including as Corporate Vice President and Group Vice President (State of New York) for Verizon (NYNEX) and Vice President, International Sales Operations (Lucent) for AT&T Corporation/Lucent.

Other Board Service
Ms. Higgins is a director of Dycom Industries and the Dali Museum and was a director of Internap Corporation until June 2018 and Barnes & Noble, Inc. until August 2019.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Ms. Higgins’ experience as a public company Chief Information Officer and her significant experience and expertise in management, as well as information technology strategy and operations.

William J. Kane INDEPENDENT Director Since: 2012 Committees: Audit (Chair), Executive, Risk

Background
Mr. Kane, age 69, served as an audit partner with Ernst & Young for 25 years until his retirement in 2010, during which time he specialized in providing accounting, auditing and consulting services to the insurance and financial services industries. Prior to that, he served in various auditing roles with Ernst & Young.

Other Board Service
Mr. Kane is a director of Transamerica Corporation.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Mr. Kane’s experience as an audit partner of a registered public accounting firm and his significant experience and expertise in financial controls, financial reporting, management and the insurance industry.

Clarence Otis Jr. INDEPENDENT Director Since: 2017 Committees: Compensation, Investment and Capital Markets, Nominating and Governance

Background
Mr. Otis, age 63, served as Chairman and Chief Executive Officer of Darden Restaurants, Inc., the largest company-owned and operated full-service restaurant company in the world. He became Darden’s Chief Executive Officer in 2004, assumed the additional role of Chairman in 2005 and served in both capacities until his retirement in 2014. Mr. Otis joined Darden Restaurants, Inc. in 1995 and served in various roles with Darden, including Vice President and Treasurer, and Senior Vice President and Chief Financial Officer.

Other Board Service
Mr. Otis is a director of Verizon Communications, Inc., VF Corporation and MFS Mutual Funds and was a Class B director of the Federal Reserve Bank of Atlanta until December 2015.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Mr. Otis’s experience as a public company CEO and his significant experience and expertise in operations, financial oversight and risk management.

2020 Proxy Statement | The Travelers Companies, Inc.	5

Elizabeth E. Robinson INDEPENDENT Director Nominee

Background
Ms. Robinson, age 51, served as Global Treasurer, Partner and Managing Director of The Goldman Sachs Group, Inc., the global financial services company, from 2005 to 2015. Prior to that, she served in various roles within Corporate Treasury of The Goldman Sachs Group, Inc., including Americas Treasurer and Managing Director, and in the Financial Institutions Group within the Investment Banking Division of Goldman Sachs.

Other Board Service
Ms. Robinson is a director of Russell Reynolds Associates and The Bank of New York Mellon Corporation and is the non-executive Chairman of the Board of Directors of BNY Mellon Government Securities Services Corp. Ms. Robinson is also a trustee and Chairman of the Board of Williams College, Chairman of the Board of Directors of Every Mother Counts and a trustee of Blair Academy. She was, until August 2016, a director of Goldman Sachs Bank USA.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Ms. Robinson’s experience as treasurer of a large global financial institution, a position she held during the 2008 financial crisis, her significant experience in managing a financial services company through challenging financial conditions and her expertise in finance, risk management, capital management and strategic transactions.

Philip T. (Pete) Ruegger III INDEPENDENT Director Since: 2014 Committees: Compensation, Executive, Investment and Capital Markets, Nominating and Governance (Chair)

Background
Mr. Ruegger, age 70, served as Chairman of the Executive Committee of the law firm Simpson Thacher & Bartlett LLP from 2004 until his retirement in 2013. He was a member of the firm’s executive committee from 1993 through June 2013. Mr. Ruegger joined Simpson Thacher & Bartlett LLP in 1974 and became a partner in 1981. At Simpson Thacher & Bartlett LLP, he advised clients on mergers and acquisitions, corporate governance, investigations, corporate finance and general corporate and securities law matters.

Other Board Service
Mr. Ruegger is Chairman of the Executive Committee of the Henry Street Settlement, a New York City based not-for-profit.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Mr. Ruegger’s experience as the leader of a large international corporate law firm and his significant experience and expertise in mergers and acquisitions and other corporate transactional matters, as well as risk management.

Todd C. Schermerhorn INDEPENDENT Lead Director Director Since: 2016 Committees: Audit, Executive, Risk (Chair)

Background
Mr. Schermerhorn, age 59, served as Senior Vice President and Chief Financial Officer of C. R. Bard, Inc., a multinational developer, manufacturer and marketer of life-enhancing medical technologies, from 2003 until his retirement in 2012. Prior to that, he had been Vice President and Treasurer of C. R. Bard from 1998 to 2003. From 1985 to 1998, Mr. Schermerhorn held various other management positions with C. R. Bard.

Other Board Service
Mr. Schermerhorn is a director of Metabolon, Inc. He was a director of The Spectranetics Corporation until August 2017 and Thoratec Corporation until October 2015.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Mr. Schermerhorn’s experience as a public company Chief Financial Officer and his significant experience and expertise in management, accounting and business operations, including international operations.

6	The Travelers Companies, Inc. | 2020 Proxy Statement

Alan D. Schnitzer Chairman of the Board Director Since: 2015 Committees: Executive (Chair)

Background
Mr. Schnitzer, age 54, is Chairman and Chief Executive Officer of Travelers. He was previously the Company’s Vice Chairman and Chief Executive Officer, Business and International Insurance from July 2014 to December 2015. He joined Travelers as Vice Chairman and Chief Legal Officer in April 2007, and between that time and July 2014 he held operating and functional positions of increasing responsibility. Prior to joining the Company, he was a partner at Simpson Thacher & Bartlett LLP.

Other Board Service
Mr. Schnitzer serves as a trustee of the University of Pennsylvania and as a director of Memorial Sloan Kettering Cancer Center, New York City Ballet and ReadyCT.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Mr. Schnitzer’s position as Chief Executive Officer of the Company and his significant experience in the management of the Company in various roles, including as Chief Executive Officer of Business and International Insurance, the Company’s largest business segment, as well as his significant experience and expertise in management, finance and law.

Donald J. Shepard INDEPENDENT Director Since: 2009 Committees: Compensation (Chair), Executive, Investment and Capital Markets, Nominating and Governance

Background
Mr. Shepard, age 73, served as Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., an international life insurance and pension company, from April 2002 until his retirement in April 2008. Prior to that, he served as Chief Executive Officer of AEGON USA since 1989, and in 1992, he became a member of the Executive Board of AEGON N.V.

Other Board Service
Mr. Shepard was a director of PNC Financial Services Group, Inc. until April 2019 and CSX Corporation until June 2017.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Mr. Shepard’s experience as a public insurance company CEO and his significant experience and expertise in management and international business.

Laurie J. Thomsen INDEPENDENT Director Since: 2004 Committees: Audit, Risk

Background
Ms. Thomsen, age 62, served as an Executive Partner of New Profit, Inc., a venture philanthropy firm, from 2006 to 2010, and she served on its board from 2001 to 2006. Prior to that, from 1995 to 2004, she was a co-founder, General Partner and Retiring General Partner of Prism Venture Partners, a venture capital firm investing in healthcare and technology companies. From 1984 until 1995, she worked at the venture capital firm Harbourvest Partners in Boston, where she was a General Partner from 1988 until 1995. Ms. Thomsen was in commercial lending at U.S. Trust Company of New York from 1979 until 1984.

Other Board Service
Ms. Thomsen is a director of Dycom Industries and MFS Mutual Funds and an emeritus Trustee of Williams College.

Nomination Considerations
The Board and the Nominating and Governance Committee considered in particular Ms. Thomsen’s experience as a general partner of a venture capital firm and her significant experience and expertise in investments, finance and the development of emerging businesses.

2020 Proxy Statement | The Travelers Companies, Inc.	7

Governance of Your Company

Governance Highlights

Our commitment to good corporate governance is reflected in our Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Governance Guidelines are reviewed annually by the Nominating and Governance Committee, and any changes deemed appropriate by the Committee in light of emerging practices or otherwise are submitted to the full Board for consideration. Our Governance Guidelines can be found on the Corporate Governance page of the “Investors” section on our website at www.travelers.com.

Board Composition and Accountability
Independence	All of our director nominees other than our Chief Executive Officer are independent.
Committee independence	All committees are comprised of independent directors other than the Executive Committee on which our Chief Executive Officer serves.
Independent Chair or independent Lead Director	The Board has an independent Chair or independent Lead Director whenever the Chair is a member of management or not otherwise independent.
Executive session	Independent members of the Board and each of the committees regularly meet in executive session with no member of management present.
Risk oversight	The Board and committees annually review their oversight of risk and the allocation of risk oversight among the committees.
Director education	The Nominating and Governance Committee oversees educational sessions for directors on matters relevant to the Company, its business plan and risk profile.
Board evaluation	The Board and each of its committees evaluate and discuss its respective performance and effectiveness every year.
Diversity of skills and experience	The composition of the Board encompasses a broad range of skills, expertise, industry knowledge and diversity.
Board tenure	The Board’s balanced approach to refreshment results in an appropriate mix of long-serving and new directors.
Shareholder Rights
Annually elected directors	The annual election of directors reinforces the Board’s accountability to shareholders.
Majority voting standard for director elections

Directors must be elected under a “majority voting” standard in uncontested elections — a director who receives fewer votes “For” his or her election than “Against” must promptly tender his or her resignation to the Board.

Single voting class	Our common stock is the only class of shares outstanding.
Proxy access

Each shareholder, or a group of up to 20 shareholders, owning 3% or more of our common stock continuously for at least three years may, in accordance with the terms specified in our bylaws, nominate and include in our proxy materials director nominees constituting the greater of two directors or 20% of the Board.

Special meetings	Special meetings may be called at any time by a shareholder or shareholders holding 10% of voting power of all shares entitled to vote or 25% where the meeting relates to a business combination.
Poison pill	The Company does not have a poison pill.
Board Compensation
Director stock ownership	Non-employee directors are required to accumulate and retain a level of ownership of our equity securities to align the interests of non-employee directors and shareholders.
Deferred stock units

Non-employee directors currently receive more than 50% of their annual board and committee compensation in the form of deferred stock units, and the shares underlying these units are not distributed to a director until at least six months after the director leaves the Board.

Compensation review	The Nominating and Governance Committee reviews the appropriateness of the Director Compensation Program at least once every two years.

8	The Travelers Companies, Inc. | 2020 Proxy Statement

Governance Structure of the Board – Chairman and Lead Director

Our bylaws provide that the Board, at its regular meeting each year immediately following the annual shareholders meeting, shall elect a Chairman of the Board. The Board maintains the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairman, would not result in better governance or oversight. Our Governance Guidelines provide for the position of Lead Director whenever the Chairman of the Board is a director who does not qualify as an independent director.

Our Current Board Leadership Structure
Alan D. Schnitzer Chairman and Chief Executive Officer
Mr. Schnitzer serves as Chairman of the Board and Chief Executive Officer. The combined role of Chairman and Chief Executive Officer, in the case of the Company, means that the Chair of the Board has longstanding experience with property and casualty insurance and ongoing executive responsibility for the Company. In the Board’s view, this enables the Board to better understand the Company and work with management to enhance shareholder value. In addition, the Board believes that this structure enables it to better fulfill its risk oversight responsibilities and enhances the ability of the Chief Executive Officer to effectively communicate the Board’s view to management.

Todd C. Schermerhorn Independent Lead Director
The independent directors elected Mr. Schermerhorn to serve as independent Lead Director of the Board. Among other things, under our Governance Guidelines, the independent Lead Director has the authority to:
●convene, set the agendas for and chair the regular executive sessions of the independent directors;
●convene and chair other meetings of the independent directors as deemed necessary;
●approve the Board meeting schedules and meeting agenda items and review information to be sent to the Board;
●act as a liaison between the independent directors, committee chairs and senior management;
●receive and review correspondence sent to the Company’s office addressed to the Board or independent directors and, together with the CEO, to determine appropriate responses if any; and
●in concert with the chairs of the Board’s committees, recommend to the Board the retention of consultants and advisors who directly report to the Board, without consulting or obtaining the advance authorization of any officer of the Company.
In addition, in accordance with our Governance Guidelines, the Lead Director is responsible for coordinating the efforts of the independent and non-management directors “in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management”.

The Board believes that its current leadership structure is appropriate for the Company at this time. The Board believes that the responsibilities of the independent Lead Director help to assure appropriate oversight of the Company’s management by the Board and optimal functioning of the Board. The effectiveness of the independent Lead Director is enhanced by the Board’s independent character. In addition, as described in more detail under “Nominees for Election of Directors—Nomination Considerations”, the independent Lead Director and the independent directors have substantial experience with public company management and governance, in general, and the Company, in particular. This structure facilitates the continued strong communication and coordination between management and the Board and enables the Board to fulfill its risk oversight responsibilities. A complete description of the role of the independent Lead Director is set forth in our Governance Guidelines.

2020 Proxy Statement | The Travelers Companies, Inc.	9

Committees of the Board and Meetings

There are six standing committees of the Board: the Audit Committee; the Compensation Committee; the Executive Committee; the Investment and Capital Markets Committee; the Nominating and Governance Committee; and the Risk Committee.

The Board has adopted a written charter for each of these committees, copies of which are posted on our website at www.travelers.com under “Investors: Corporate Governance: Charter Documents”. Each committee reviews its charter annually and, when appropriate, presents to the Nominating and Governance Committee and the Board any recommended amendments for consideration and approval.

Executive sessions of the Board are chaired by the independent Lead Director. Each of the committees also meets regularly in executive session.

DIRECTOR INDEPENDENCE

●	The Board has determined that each person nominated for election at the Annual Meeting is independent, other than Mr. Schnitzer, who currently serves as our Chairman and Chief Executive Officer.
●

Each committee of the Board, other than the Executive Committee on which Mr. Schnitzer serves, is composed solely of independent directors, consistent with our Governance Guidelines, the applicable New York Stock Exchange (“NYSE”) listing standards and the applicable rules of the SEC.

ATTENDANCE

●	The Board held five meetings in 2019.
●	Each director attended 75% or more of the total number of meetings of the Board and of the committees on which each such director served during 2019.
●

Directors are encouraged and expected, but not required, to attend each annual meeting of shareholders. All of the directors serving at the time of last year’s annual meeting, other than Mr. Dasburg, who retired effective at such meeting, attended last year’s annual meeting of shareholders.

Audit Committee
Members ALL INDEPENDENT	Meetings in 2019: 9
Alan L. Beller Patricia L. Higgins William J. Kane (Chair)	Todd C. Schermerhorn Laurie J. Thomsen

Financial Literacy and Financial Expertise
The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE. The Board also has determined that Mr. Kane’s extensive experience as an audit partner with Ernst & Young for 25 years qualifies him as an audit committee financial expert. In addition, the Board designated Mr. Schermerhorn as an audit committee financial expert after considering his experience as Senior Vice President and Chief Financial Officer with C. R. Bard, Inc. from 2003 to 2012, his service as Vice President and Treasurer of C. R. Bard, Inc. from 1998 to 2003 and his service on the audit committees of other public companies. The Board also designated Ms. Higgins as an audit committee financial expert after considering her experience as Chief Executive Officer of Switch and Data Facilities, Inc., during which she supervised its principal financial officer, and her experience serving as an audit committee financial expert of other public companies.

Primary Responsibilities
The duties and responsibilities of the Audit Committee include the following:

●	assist the Board in exercising its oversight of the Company’s accounting and financial reporting process and audits of the Company’s financial statements;
●	appoint our independent registered public accounting firm and review its qualifications, performance and independence;
●	review and pre-approve the audit and permitted non-audit services and proposed fees of the independent registered public accounting firm;
●	review the adequacy of the work performed by our internal audit group;

10	The Travelers Companies, Inc. | 2020 Proxy Statement

●	review reports from management, the internal auditors and the independent registered public accounting firm with respect to the adequacy of the Company’s internal controls; and
●	oversee the Company’s compliance with legal and regulatory requirements.

With respect to reporting and disclosure matters, the duties and responsibilities of the Audit Committee include reviewing our audited financial statements and recommending to the Board that they be included in our Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Compensation Committee
Members ALL INDEPENDENT	Meetings in 2019: 5
Janet M. Dolan Clarence Otis Jr.	Philip T. Ruegger III Donald J. Shepard (Chair)

In addition to satisfying all other applicable independence requirements, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Primary Responsibilities
The responsibilities of the Compensation Committee include the following:

●

review and approve the performance goals and individual objectives for our CEO and those members of our Management Committee who are executive officers or report directly to the CEO (together with the CEO, the “Committee Approved Officers”);

●	review the performance and approve the salaries and incentive compensation of the Committee Approved Officers;
●	review and approve policies with respect to perquisites of the CEO and other members of management;
●	approve and monitor compliance with stock ownership guidelines applicable to the CEO and other members of management;
●	review and approve our compensation philosophy and objectives and recommend to the Board for approval compensation and benefit programs determined by the Compensation Committee to be appropriate;
●

review the operation of our overall compensation program to evaluate its objectives and its execution and recommend to the Board steps to modify our compensation programs to better conform them with the established compensation objectives;

●	review and approve any new equity compensation plans and material amendments to existing plans where shareholder approval has not been obtained and oversee management’s administration of such plans;
●	review our regulatory compliance with respect to compensation matters;
●	review and approve any severance or similar termination payments proposed to be made to any current or former executive officer;
●	review and approve all stock option, restricted stock, restricted stock unit, performance share and similar stock-based grants;
●	conduct an independence assessment prior to selecting any compensation consultant, legal counsel or other adviser that will provide advice to the Compensation Committee; and
●	evaluate, at least annually, whether any work provided by the Compensation Committee’s compensation consultant raised any conflict of interest.

With respect to reporting and disclosure matters, the duties and responsibilities of the Compensation Committee include reviewing and discussing the “Compensation Discussion and Analysis” with management and recommending to the Board that it be included in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The Compensation Committee may, in its discretion, delegate any of its duties and responsibilities to a subcommittee of the Compensation Committee.

Establishment of Annual Bonus and Equity Award Pools
The Compensation Committee approves the individual salary, annual bonus and equity awards for the Committee Approved Officers. In addition, the Compensation Committee approves the aggregate annual bonuses and equity awards to employees who are not Committee Approved Officers.

The Compensation Committee considered recommendations from the CEO regarding compensation for each of the executive officers named in the “Summary Compensation Table” on page 57 and other Committee Approved Officers.

2020 Proxy Statement | The Travelers Companies, Inc.	11

Delegation of Authority for “Off-Cycle” Equity Grants
The Compensation Committee has delegated limited authority to the CEO to make equity grants outside of the annual equity grant process, or “off-cycle grants”, to employees and new hires who are not Committee Approved Officers. The delegation is subject to maximum grant date values of equity that can be granted to any one person. These grants can only be made on the grant dates established by our Governance Guidelines for “off-cycle” equity awards. Any grants made “off-cycle” are reported to the Compensation Committee at the next regularly scheduled quarterly meeting following such awards.

Compensation Consultant
The Compensation Committee has the authority under its charter to retain outside consultants or advisors as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Frederic W. Cook & Co. (“FW Cook”) as its independent outside compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by FW Cook are conducted under the direction or authority of the Compensation Committee, and all work performed by FW Cook must be pre-approved by the Compensation Committee or the Chair of the Compensation Committee. Neither FW Cook nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates, other than advising the Nominating and Governance Committee with respect to non-employee director compensation. In November 2019, the Compensation Committee evaluated whether any work provided by FW Cook raised any conflict of interest and determined that it did not.

As requested by the Compensation Committee, FW Cook’s services to the Compensation Committee in 2019 included, among other things:

●	advising with respect to the Compensation Committee meeting materials;
●	evaluating potential changes to incentive plans;
●	evaluating potential changes to the compensation peer group;
●	advising with respect to individual compensation for the Committee Approved Officers;
●	reviewing and discussing possible aggregate levels of corporate-wide bonus payments and equity awards;
●	preparing comparative analyses of executive compensation levels and design at peer group companies;
●	advising as to how actions taken by the Compensation Committee compare to the pay and performance of our peer group companies; and
●	advising in connection with the preparation of certain of the information included in the proxy statement.

An FW Cook representative participated in each of the five Compensation Committee meetings in 2019.

In addition to the independent outside compensation consultant discussed above, our corporate staff (including Finance, Human Resources and Legal staff members) supports the Compensation Committee in its work. Other than with respect to the CEO’s recommendations regarding compensation to be paid to the Committee Approved Officers, no executive officer determines or recommends to the Compensation Committee the amount or form of executive compensation to be paid to an executive officer.

Executive Committee
Members	Meetings in 2019: 0
Janet M. Dolan William J. Kane	Philip T. Ruegger III Todd C. Schermerhorn	Alan D. Schnitzer (Chair) Donald J. Shepard

The Board has granted to the Executive Committee, subject to certain limitations set forth in its charter, the broad responsibility of exercising the authority of the Board in the oversight of our business during the intervals between Board meetings in order to provide a degree of flexibility and ability to respond to time-sensitive business and legal matters. The Executive Committee meets only as necessary.

12	The Travelers Companies, Inc. | 2020 Proxy Statement

Investment and Capital Markets Committee
Members ALL INDEPENDENT	Meetings in 2019: 5
Janet M. Dolan (Chair) Clarence Otis Jr.	Philip T. Ruegger III Donald J. Shepard

The Investment and Capital Markets Committee assists the Board in exercising its oversight of the Company’s management of its investment portfolios (including credit risk monitoring) and certain financial affairs of the Company (including capital management, such as dividend policy and actions, stock splits, repurchases of stock or other securities, financing arrangements, debt and equity financing and liquidity).

The Investment and Capital Markets Committee also reviews and either approves or recommends appropriate Board action with respect to, among other matters, the issuance of securities, the establishment of bank lines of credit and certain purchases and dispositions of real property, capital expenditure budgets and acquisitions and divestitures of assets.

Nominating and Governance Committee
Members ALL INDEPENDENT	Meetings in 2019: 5
Janet M. Dolan Clarence Otis Jr.	Philip T. Ruegger III (Chair) Donald J. Shepard

Primary Responsibilities
The responsibilities of the Nominating and Governance Committee include the following:

●	establish criteria for the selection of candidates to serve on the Board;
●	identify and recommend director candidates for election or re-election to the Board;
●	identify and recommend directors for appointment to serve on the committees of the Board and as chair of such committees;
●	recommend adjustments, from time to time, to the size of the Board or of any Board committee;
●	establish procedures for the annual evaluation of Board and director performance;
●	oversee continuing education of directors;
●	review the director compensation program and policies and recommend changes to the Board;
●	establish and review our Governance Guidelines;
●	review the Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to directors and employees and recommend changes to the Board when appropriate;
●	develop and recommend to the Board standards for determining the independence of directors and the absence of material relationships between the Company and a director;
●	review succession plans for our CEO and the direct reports to the CEO;
●	review and approve or ratify all related person transactions under our Related Person Transaction Policy;
●	review the Company’s public policy initiatives;
●	review and discuss with the Company’s head of Government Relations the Company’s participation in the political process, including political contributions and lobbying expenditures;
●	review and discuss with the Company’s senior management the Company’s strategies and initiatives relating to diversity and inclusion;
●	review the Company’s strategies and initiatives relating to community relations and charitable giving; and
●	recommend to the Board any guidelines for the removal of directors, as it determines appropriate.

2020 Proxy Statement | The Travelers Companies, Inc.	13

Risk Committee
Members ALL INDEPENDENT	Meetings in 2019: 4
Alan L. Beller Patricia L. Higgins William J. Kane	Todd C. Schermerhorn (Chair) Laurie J. Thomsen

The Risk Committee assists the Board in exercising its oversight of the Company’s operational activities and the identification and review of those risks that could have a material impact on us. The duties and responsibilities of the Risk Committee include oversight of management’s risk management activities in the following areas:

●	our enterprise risk management program;
●	the underwriting of insurance;
●	the settlement of claims;
●	the management of catastrophe exposure;
●	the retention of insured risk and appropriate levels and types of reinsurance;
●	the credit risk in our insurance operations and ceded reinsurance program;
●	our information technology operations, including cyber risk and information security; and
●	the business continuity and executive crisis management for the Company and its business operations.

Board and Committee Evaluations

Every year, the Board and each of its committees evaluate and discuss their respective performance and effectiveness, as required by the Governance Guidelines. These evaluations cover a wide range of topics, including, but not limited to, the fulfillment of the Board and committee responsibilities identified in the Governance Guidelines and committee charters. The evaluations address the Board’s knowledge and understanding of, and performance with respect to, the Company’s business, strategy, values and mission, the appropriateness of the Board’s structure and composition, the communication among the directors and between the Board and management and the Board’s meeting process. Each committee reviews, among other topics, how the committee has satisfied the responsibilities contained in its charter in the past year as well as the organization of the committee, the committee meeting process and the committee’s oversight. Each committee reports the results of its evaluation to the Board.

Director Nominations

Process and Criteria Generally
The Nominating and Governance Committee is responsible for recommending to the Board nominees for election as director, and the Board is responsible for selecting nominees for election.

As required by our Governance Guidelines, the Board, based on the Nominating and Governance Committee’s recommendation, selects nominees after considering the following criteria:

●	personal qualities and characteristics, accomplishments and reputation in the business community;
●	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;
●	ability and willingness to commit adequate time to Board and committee matters;
●	the fit of the individual’s skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and
●	diversity of viewpoints, background, experience and other demographics.

The evaluation of these criteria involves the exercise of careful business judgment. Accordingly, although the Nominating and Governance Committee and the Board at a minimum assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, working style, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and committee matters, the Nominating and Governance Committee and the Board do not have specific minimum qualifications that are applicable to all director candidates. The Board seeks to ensure that the Board is composed of members whose particular expertise, qualifications, attributes and skills, when taken together, allow the Board to satisfy its oversight responsibilities effectively.

14	The Travelers Companies, Inc. | 2020 Proxy Statement

Diversity
As discussed above, the Nominating and Governance Committee and the Board include diversity of “viewpoints, background, experience and other demographics” as part of several criteria that they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Governance Committee carefully consider is the importance to the Company of ethnic and gender diversity in board composition. Moreover, when considering director candidates, the Nominating and Governance Committee and the Board seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and, as required by the Governance Guidelines, result in the Board having “a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business”. As part of its annual self-evaluation, the Board assesses and confirms compliance with this Governance Guideline.

Director Search
In identifying prospective director candidates for the Board, the Nominating and Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Governance Committee and the Board utilize the same criteria for evaluating candidates regardless of the source of the referral. Ms. Robinson, who has been nominated by the Board for election at the Annual Meeting, was initially identified as a candidate for the Board of Directors by outside counsel to the Board. After reviewing Ms. Robinson’s qualifications, in light of the skills and qualifications appropriate for the Board, the Chair of the Nominating and Governance Committee, the Lead Director and other members of the Nominating and Governance Committee met with Ms. Robinson. Ms. Robinson’s potential nomination was discussed at two Nominating and Governance Committee meetings after which the Nominating and Governance Committee voted unanimously to recommend Ms. Robinson to the Board of Directors as a nominee. The entire Board met with Ms. Robinson prior to nominating her for election by the shareholders. No fees were paid with respect to the nomination of Ms. Robinson.

Shareholder Recommendations
The Nominating and Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, resume and biographical information to the attention of the Corporate Secretary, The Travelers Companies, Inc., 485 Lexington Avenue, New York, New York 10017. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Governance Committee for its consideration.

Proxy Access
Our bylaws permit a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of the Company’s outstanding common shares, to nominate and include in the Company’s annual meeting proxy materials up to the greater of two directors or 20% of the number of directors serving on the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws, which are posted on our website at www.travelers.com. Shareholder requests to include shareholder-nominated directors in the Company’s proxy materials for the 2021 annual meeting of shareholders must be received by the Company no earlier than November 4, 2020, and no later than December 4, 2020.

Specific Considerations Regarding the 2020 Nominees

Overview
In considering the 11 director nominees named in this Proxy Statement and proposed for election at the Annual Meeting, the Nominating and Governance Committee and the Board evaluated and considered, among other factors:

●	each nominee’s experiences, qualifications, attributes and skills, in light of the Governance Guidelines’ criteria for nomination discussed on page 14, including the specific skills identified by the Board as relevant to the Company;

2020 Proxy Statement | The Travelers Companies, Inc.	15

●	the ability and willingness to commit adequate time to Board and committee matters;
●	the diversity of viewpoints, background, experience and other demographics of the director nominees;
●	the contributions of those directors recommended for re-election in the context of the Board self-evaluation process and other needs of the Board;
●	the tenure of individual directors;
●	the mix of long-serving and new directors on the Board; and
●	the specific needs of the Company given its business and industry.

Individual and Overall Tenure
With respect to the individual and overall tenure of Board members, the Board and the Nominating and Governance Committee believe that the Company’s industry is one where a long-term perspective is critical and a historical perspective on risk is important, and, accordingly, the Company benefits from having longstanding directors serve on the Board, including in leadership positions. At the same time, the Board and Nominating and Governance Committee also believe that incorporating new perspectives on the Board through regular refreshment is important to maintaining the right mix and diversity of viewpoints on the Board.

In considering the 11 director nominees named in this Proxy Statement, the Nominating and Governance Committee and the Board considered the mix of tenure of the director nominees. As illustrated by the chart, there is a balance of tenure among the independent director nominees.

NOMINEE TENURE

In light of the foregoing, the Board and the Nominating and Governance Committee concluded that there was an appropriate mix of long-serving and new directors.

Background and Experiences
The Board and the Nominating and Governance Committee, in considering each nominee, principally focused on the background and experiences of the nominee, as described in the biographies beginning on page 4. The Board and the Nominating and Governance Committee considered that each nominee has experience serving in senior positions with significant responsibility, where each has gained valuable expertise in a number of areas relevant to the Company and its business. The Board and the Nominating and Governance Committee also considered that a number of directors have gained valuable experience and skills through serving as a director of other public and private companies.

Director Age Limit

The Governance Guidelines provide that no person who will have reached the age of 74 on or before the date of the next annual shareholders meeting will be nominated for election at that meeting without an express waiver by the Board.

The Board believes that waivers of this policy should not be automatic and should be based upon the needs of the Company and the individual attributes of the director.

Director Independence and Independence Determinations

Under our Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are included in our Governance Guidelines, set forth certain relationships between the Company and the directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The Nominating and Governance Committee annually reviews the independence of all directors and reports its determinations to the full Board.

16	The Travelers Companies, Inc. | 2020 Proxy Statement

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical independence standards, the independent members of the Board determine in their judgment whether such relationship is material.

Our Governance Guidelines require that:

●	all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee be independent; and
●	no more than two members of the Board may concurrently serve as officers of the Company.

The Board has determined that all of its current directors and director nominees are independent, other than our Chairman and Chief Executive Officer, Mr. Alan Schnitzer. Consequently, assuming election of all the nominees included in this Proxy Statement, 91% of the directors on the Board will be independent. The Board had also determined that Messrs. Dasburg and Duberstein, who served as directors until the 2019 annual shareholders meeting, were independent.

In making its independence determinations, the Board considered and reviewed the various commercial, charitable and employment transactions and relationships known to the Board (including those identified through annual directors’ questionnaires) that exist between us and our subsidiaries and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. Specifically, the Board’s independence determinations included reviewing contributions paid to a charitable organization where Mr. Donald Shepard served as a director in 2019 (but not as an executive officer or employee). Contributions to the organization constituted less than 1% of such organization’s consolidated gross revenues during its last completed fiscal year and were below the thresholds set forth under our categorical standards of director independence.

The Board determined that the transactions identified were not material and did not affect the independence of such director under either the Company’s Governance Guidelines or the applicable NYSE rules.

Sustainability and Risk Management

Sustainable Value Creation
At Travelers, our simple and unwavering mission for creating shareholder value is to: deliver superior core return on equity by leveraging our competitive advantages; generate earnings and capital substantially in excess of our growth needs; and thoughtfully rightsize capital and grow book value per share over time. Executing our long-term strategy requires that we fulfill what we call “The Travelers Promise” — our promise to take care of our customers, our communities and our employees, agents and brokers. For this reason, we take an integrated approach to sustained value creation.

We regularly engage with our investors, customers, employees, agents and brokers, regulators, rating agencies and other stakeholders on business issues and environmental, social and governance (“ESG”) topics. Last year, we launched a new website, https://sustainability.travelers.com, to describe in detail our comprehensive approach to value creation over time. In advance of preparing the website, we engaged with institutional investors to understand their views with respect to ESG disclosure. These engagements served as the foundation for our approach to reporting and the frameworks and standards with which we have aligned our disclosures. Based on our discussions with investors, we determined that it would be helpful to align our disclosures with the SASB standards for the insurance industry, the recommendations of the Task Force on Climate-related Financial Disclosure (“TCFD”), the International Integrated Reporting Council (“IIRC”) <IR> framework and the Global Reporting Initiative (“GRI”) standards. Information on our website includes standalone SASB and TCFD reports, as well as a content index that directs users to disclosures on the site relevant to the GRI and IIRC frameworks.

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Our engagements with investors also helped guide the selection of specific ESG topics covered on our website. Additionally, we conducted a prioritization exercise, including with members of senior management, to help focus our ESG reporting to the topics most relevant to our industry, our business and our stakeholders. We refined our disclosure to cover the following 16 topics:

●Business Strategy & Competitive Advantages
●Capital and Risk Management
●Climate Strategy
●Community
●Governance
●Customer Experience
●Data Privacy & Cybersecurity
●Disaster Preparedness & Response
●Diversity & Inclusion
●Eco-Efficient Operations
●Ethics & Values
●Human Capital Management
●Innovation
●Investment Management
●Public Policy
●Safety & Health

Oversight of Corporate Strategy and Sustainability and Allocation of Risk Oversight
The Board regularly reviews the Company’s long-term business strategy and works with management to set the short-term and long-term strategic objectives of the Company and to monitor progress on those objectives. In setting and monitoring strategy, the Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model and whether the strategy is consistent with the Company’s risk appetite. The Board regularly reviews the Company’s progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company’s long-term sustainability. The Board oversees these efforts in part through its various committees based on each Committee’s responsibilities and expertise. Each Committee regularly reports to the Board regarding its areas of responsibility.

The Board has allocated and delegated risk oversight responsibility to various committees of the Board in accordance with the following principles:

Committee	Oversight Responsibilities
Audit
●Oversight of risks related to integrity of financial statements, including oversight of financial reporting principles and policies and internal controls.
●Oversight of the process for establishing insurance reserves.
●Risks related to regulatory and compliance matters generally.

Risk
●Oversight responsibility generally for our Enterprise Risk Management activities.
●Oversight of risks related to business operations, including insurance underwriting and claims; reinsurance; catastrophe risk and the impact of changing climate conditions; credit risk in insurance operations; information technology, including cyber security.
●Business continuity plans.

Compensation	●Oversight of risks related to compensation programs, including formulation, administration and regulatory compliance with respect to compensation matters.
Investment and Capital Markets	●Oversight of risks in the Company’s investment portfolio (including valuation and credit risks), capital structure, financing arrangements and liquidity.
Nominating and Governance
●Oversight of risks related to corporate governance matters, including succession planning, director independence and related person transactions.
●Oversight of the Company’s workforce diversity and inclusion efforts, public policy initiatives and community relations.

Each committee is also responsible for monitoring reputational risk to the extent arising out of its area of responsibility.

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As a result, each committee charter contains specific risk oversight functions delegated by the Board, consistent with the principles set forth above. In that way, monitoring of strategic objectives, risk oversight responsibilities and oversight of the Company’s sustainability more generally are shared by all committees of the Board, with each committee assigned responsibility for oversight of matters most applicable to its charter responsibilities and meeting regularly with management members responsible for such matters. Further, we believe that allocating responsibility to a committee with relevant knowledge and experience improves the oversight of risks and opportunities.

The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of the Company. On at least an annual basis, the Board reviews significant risks that management, through its Enterprise Risk Management efforts, has identified. The Board then evaluates, and may change, the allocation among the various committees of oversight responsibility for each identified risk. Further, each committee periodically reports to the Board on its risk oversight activities. In addition, at least annually, the Company’s Chief Risk Officer conducts a review of the interrelationships of risks and reports the results to the Risk Committee and the Board. These reports and reviews are intended to inform the Board’s annual evaluation of the allocation of risk oversight responsibility.

Enterprise Risk Management
Enterprise Risk Management (“ERM”) is a Company-wide initiative that involves the identification and assessment of a broad range of risks that could affect our ability to fulfill our business objectives as well as the development of plans to mitigate their effects. Our Board of Directors oversees our ERM process. The Risk Committee and the other committees of the Board, as well as our separate management-level enterprise risk and underwriting risk committees, are key elements of our ERM structure and help to establish and reinforce our strong culture of risk management. For example, having both a Board Risk Committee that oversees operational risks and our ERM activities, and a management-level enterprise risk committee that reports regularly to the Board Risk Committee, enables a high degree of coordination between management and the Board.

We describe our ERM function in more detail in our Annual Report on Form 10-K, under “Business—Enterprise Risk Management” and on the Capital and Risk Management section of our sustainability website. We also discuss the alignment of our executive compensation with our risk management below.

Risk Management and Compensation

Our compensation structure is intended to encourage a careful balance of risk and reward, both on an individual risk basis and in the aggregate on a Company-wide basis, and promote a long-term perspective.

As discussed in more detail under “Compensation Discussion and Analysis” in this Proxy Statement, consistent with our goal of achieving a core return on equity in the mid-teens over time, the Compensation Committee selected adjusted core return on equity as the quantitative performance measure for the performance share portion of our stock-based long-term incentive program and as a material factor, although not the only factor, in determining amounts paid under our annual cash bonus program. Because core return on equity is a function of both core income and shareholders’ equity, it encourages senior executives, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value, including the quality and profitability of our underwriting and investing activities and capital management.

In addition, the long-term nature of our stock-based incentive awards (which generally do not vest until three years after the award is granted), our significant executive stock ownership requirements and the fact that more than 40% of our named executive officers’ total direct compensation in the aggregate was in the form of stock-based long-term incentives for each of the last five years, including 2019, all encourage prudent enterprise risk management and discourage excessive risk taking to achieve short-term gains.

Moreover, neither the long-term incentive awards nor annual cash bonuses require growth in revenues or earnings in order for our executives to be rewarded, and none of our executives are paid based on a formulaic percentage of revenues or profits. As a result of this and the mix of short- and long-term performance criteria across our compensation programs, among other factors, we believe that our compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Furthermore, the Compensation Committee’s independent compensation consultant evaluates and advises the Compensation Committee as to the design and risk implications of our incentive plans and other aspects of our compensation programs to ensure that the mix of compensation, the balance of performance measures and the overall compensation framework all support our short-and long-term objectives.

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Dating and Pricing of Equity Grants

The Board has adopted a Governance Guideline establishing fixed grant dates for the grant of equity awards made at times other than at a regularly scheduled meeting of the Compensation Committee, so as to avoid the appearance that equity grant dates have been established with a view to benefiting recipients due to the timing of material public announcements.

In addition, to further ensure the integrity of our equity awards process, the Compensation Committee requires that the exercise price of all stock options granted, and the fair value of all equity awards made, must be determined by reference to the closing price for a share of our common stock on the NYSE on the date of any such grant or award. Under the Company’s stock plans, the Compensation Committee may not take any action with respect to any stock option that would be treated as a “repricing” of such stock option, unless such action is approved by the Company’s shareholders in accordance with applicable rules of the NYSE.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct, which is applicable to all of our directors, officers and employees, including our CEO, Chief Financial Officer, Controller and other senior financial officers. The Code of Conduct provides a framework for sound ethical business decisions and sets forth our expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business ethics. The Code of Conduct may be found on our website at www.travelers.com under “Investors: Corporate Governance: Code of Conduct”. Our Chief Ethics and Compliance Officer is responsible for overseeing compliance with the Code of Conduct as part of fulfilling her responsibility for overseeing our ethics and compliance functions throughout the organization. Our Chief Ethics and Compliance Officer also assists in the communication of the Code of Conduct and oversees employee education regarding its requirements through the use of global, computer-based training, supplemented with focused in-person sessions where appropriate. All employees and directors are required to certify annually that they have reviewed, understand and agree to comply with the contents of the Code of Conduct.

Ethics Helpline

We maintain an Ethics Helpline, which is administered by an independent third party, through which employees can report integrity concerns or seek guidance regarding a policy or procedure. The Ethics Helpline is available seven days a week, 24 hours a day and can be accessed by individuals online or through a toll-free number. In either case, employees can report concerns anonymously. We maintain a formal non-retaliation policy that prohibits retaliation against, or discipline of, an employee who raises an ethical concern in good faith.

If an Ethics Helpline report is filed, the Ethics and Compliance Office investigates the matter and addresses any ethical or compliance-related issues. Our Chief Ethics and Compliance Officer provides the Audit Committee with quarterly summaries of matters reported through the Ethics Helpline and more frequent compliance updates as appropriate. Additionally, the Audit Committee receives reports on all matters reported to the Chief Ethics and Compliance Officer that involve accounting, internal control or audit matters, or any fraud involving persons with a significant role in our internal controls.

Communications with the Board

As described on our website at www.travelers.com, interested parties, including shareholders, who wish to communicate with a member or members of the Board, including the Lead Director of the Board, the Nominating and Governance Committee, the non-employee directors as a group or the Audit Committee may do so by addressing their correspondence as follows: if intended for the full Board or one or more non-employee directors, to the Lead Director; if intended for the Lead Director, to the Lead Director; and if intended for the Audit Committee or the Nominating and Governance Committee, to the Chair of such Committee.

All such correspondence should be sent c/o Corporate Secretary, The Travelers Companies, Inc., 385 Washington Street, Saint Paul, Minnesota 55102. The office of the Corporate Secretary will forward such correspondence as appropriate.

20	The Travelers Companies, Inc. | 2020 Proxy Statement

Shareholder Engagement

The Nominating and Governance Committee oversees a shareholder engagement program relating to the Company’s governance, compensation and sustainability practices. Under this program, at the direction of the Nominating and Governance Committee, management reaches out to the Company’s largest shareholders at least once each year to facilitate a dialogue regarding governance, compensation, sustainability and other matters. Management reports on the conversations with those investors to the Nominating and Governance Committee and also, as appropriate, to the Compensation Committee (as described in “Shareholder Engagement” in the Compensation Discussion and Analysis on page 55). In 2019, the Company took an integrated approach to its shareholder engagement efforts, including with respect to governance, compensation, financial and sustainability matters. Through these integrated efforts, in 2019, the Company engaged with shareholders representing more than 40% of the Company’s outstanding shares. The shareholder engagement program continues to influence and inform the Company’s policies and practices. In addition, for example, in the past few years based in part on investor input, the Company has:

●provided additional disclosure on its website regarding diversity in the form of its EEO-1 report;
●clarified the authority of its independent Lead Director in the Governance Guidelines;
●enhanced its “Compensation Discussion and Analysis” disclosure;
●added disclosure on its website regarding its pay equity practices;
●made clarifying changes to its policy regarding participation in the political process and provided additional disclosure of political contributions and lobbying activities on its website;
●provided additional disclosure regarding the Board’s oversight of the Company’s enterprise risk management program, including risks related to changing climate conditions; and
●amended the charter of the Nominating and Governance Committee to make explicit the committee’s oversight responsibility with respect to the Company’s diversity and inclusion initiatives, lobbying activities and charitable giving.

Transactions with Related Persons

General
The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as our Governance Guidelines and Code of Conduct.

The Related Person Transaction Policy provides that all related person transactions covered by the policy are prohibited, unless approved or ratified by the Board or by the Nominating and Governance Committee. Our directors and executive officers are required to provide prompt and detailed notice of any potential Related Person Transaction (as defined in the policy) to the Corporate Secretary, who in turn must promptly forward such notice and information to the Chair of the Nominating and Governance Committee and to our counsel for analysis, to determine whether the particular transaction constitutes a Related Person Transaction requiring compliance with the policy. The analysis and recommendation of counsel are then presented to the Nominating and Governance Committee for consideration at its next regular meeting.

In reviewing Related Person Transactions for approval or ratification, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

●	the commercial reasonableness of the terms;
●	the benefit (or lack thereof) to the Company;
●	opportunity costs of alternate transactions;
●	the materiality and character of the related person’s interest, including any actual or perceived conflicts of interest; and
●	with respect to a non-employee director or nominee, whether the transaction would compromise the director’s independence under our Governance Guidelines, the NYSE rules (including those applicable to committee service) and Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee, or status as a “non-employee director” under Rule 16b-3 of the Exchange Act, if such non-employee director serves on the Compensation Committee.

The Nominating and Governance Committee will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders.

2020 Proxy Statement | The Travelers Companies, Inc.	21

Generally, the Related Person Transaction Policy applies to any current or proposed transaction in which:

●	the Company was or is to be a participant;
●	the amount involved exceeds $120,000; and
●	any related person had or will have a direct or indirect material interest.

A copy of our Related Person Transaction Policy is available on our website at www.travelers.com under “Investors: Corporate Governance: Related Person Transaction Policy”.

In addition to the Related Person Transaction Policy, our Code of Conduct requires that all employees, officers and directors avoid any situation that involves or appears to involve a conflict of interest between their personal and professional relationships. Our Audit Committee provides oversight regarding compliance with our Code of Conduct and discusses any apparent conflicts of interest with senior management. The policies of the Company also require that all employees seek approval from our Chief Ethics and Compliance Officer prior to accepting a position as a director or officer of any unaffiliated for-profit company or organization.

Employment Relationships
We employ approximately 30,000 employees. The Nominating and Governance Committee reviewed the following transactions in 2019:

●	Mr. Jay Benet is Vice Chairman of the Company. His stepson, Mr. Jon-Paul Mucha, has been employed by the Company since 2003. In 2019, his total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $138,000. His compensation is commensurate with that of his peers.
●	Ms. Diane Bengston is Executive Vice President and Chief Human Resources Officer of the Company. Her son, Mr. Scott Bengston, has been employed by the Company since 2010. In 2019, his total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $173,000. His compensation is commensurate with that of his peers.

Third-Party Transactions
From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, become beneficial owners (through aggregation of holdings of their affiliates) of 5% or more of voting securities of the Company and, as a result, are considered a “related person” under the Related Person Transaction Policy. These organizations may provide services to the Company or its benefit plans. In addition, the Company may provide insurance coverage to these organizations. In 2019, the following transactions occurred with investors who reported beneficial ownership of 5% or more of the Company’s voting securities:

●	An affiliate of BlackRock, Inc. (“BlackRock”) provides investment management services to the Company’s Canadian Savings Plan. The participants in the Canadian Savings Plan paid approximately $141,000 in management fees to BlackRock in 2019. The investment management agreement was entered into on an arm’s-length basis. In 2019, BlackRock paid premiums of approximately $1.08 million for insurance policies with subsidiaries of the Company in the ordinary course of business and on substantially the same terms as those offered to other customers.
●	An affiliate of State Street Corporation (“State Street”) provides investment management services to funds included in the Company’s 401(k) Savings Plan. The participants in the 401(k) Savings Plan paid approximately $274,000 in management fees to State Street in 2019. The investment management agreement was entered into on an arm’s-length basis. In 2019, State Street paid premiums of approximately $267,000 for insurance policies with subsidiaries of the Company in the ordinary course of business and on substantially the same terms as those offered to other customers.
●	An affiliate of The Vanguard Group (“Vanguard”) provides investment management services to funds included in the Company’s 401(k) Savings Plan and the qualified and non-qualified pension plans. The participants in the 401(k) Savings Plan and the Company paid approximately $1.24 million and $921,000, respectively, in management fees to Vanguard in 2019. The investment management agreements were entered into on an arm’s-length basis. In 2019, Vanguard paid premiums of approximately $1.36 million for insurance policies with subsidiaries of the Company in the ordinary course of business and on substantially the same terms as those offered to other customers.

22	The Travelers Companies, Inc. | 2020 Proxy Statement

Non-Employee Director Compensation

The Nominating and Governance Committee of the Board recommends to the full Board for approval the amount and composition of Board compensation for non-employee directors. Directors who are our employees are not compensated for their service on the Board. In accordance with the Company’s Governance Guidelines, the Nominating and Governance Committee reviews the significance and appropriateness of each of the components of the Director Compensation Program at least once every two years. The Compensation Committee’s independent compensation consultant, FW Cook, advises the Nominating and Governance Committee with respect to director compensation.

The objectives of the Nominating and Governance Committee are to compensate directors in a manner that closely aligns the interests of directors with those of our shareholders, to attract and retain highly qualified directors and to structure and set total compensation in such a manner and at such levels that will not call into question any director’s objectivity. The Committee works with its independent compensation consultant to ensure that its compensation program is consistent with current market practices. It is the Board’s practice to provide a mix of cash and equity-based compensation to non-employee directors, as discussed below.

Elements of Non-Employee Director Compensation

Element		Timing

Annual Retainer	Each non-employee director receives an annual retainer of $130,000.	Annual retainers and committee chair fees are paid in quarterly installments, in arrears at the end of each quarter, either (1) in cash or (2) if the director so elects, in common stock units credited to his or her deferred compensation account (discussed under “Director Deferral Plan” below) and distributed at a later date designated by the director.
Committee Chair Fees and Lead Director Retainer

The chairs of certain committees are paid additional fees in cash in connection with their services as follows:

●Audit Committee - $25,000
●Compensation Committee - $25,000
●Nominating and Governance Committee - $20,000
●Investment and Capital Markets Committee - $20,000
●Risk Committee - $25,000

The Lead Director is paid an additional $35,000 annual cash retainer

Annual Deferred Stock Award

Under the Director Compensation Program, during 2019, each non-employee director nominated for re-election to the Board was awarded $175,000 in deferred stock units. The deferred stock units were granted under our Amended and Restated 2014 Stock Incentive Plan (the “2014 Stock Incentive Plan”) and vest in full one day prior to the date of the annual shareholder meeting occurring in the year following the year of the date of grant so long as the non-employee director continuously serves on the Board through that date. The value of deferred stock units rises or falls as the price of our common stock fluctuates in the market. Dividend equivalents (in an amount equal to the dividends paid on shares of our common stock) on the deferred stock units are deemed “reinvested” in additional deferred stock units.

Directors are subject to a stock ownership target as described under “Director Stock Ownership” on page 24.

The accumulated deferred stock units, including associated dividend equivalents, in a director’s account are distributed in the form of shares of our common stock either in a lump sum or in annual installments, at the director’s election, beginning at least six months following termination of his or her service as a director.

2020 Proxy Statement | The Travelers Companies, Inc.	23

Director Deferral Plan

In addition to receiving the annual deferred stock award in the form of deferred stock units, non-employee directors may elect to have all or any portion of their annual retainer and any lead director or committee chair fees paid in cash or deferred through our Deferred Compensation Plan for Non-Employee Directors. Deferrals of the annual retainer and any lead director or committee chair fees are notionally “invested” in common stock units. Any director who elects to have any of his or her fees credited to his or her deferred compensation plan account as common stock units will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash, based on the closing market price of our common stock on such date.

The value of common stock units rises or falls as the price of our common stock fluctuates in the market. In addition, dividend equivalents (in an amount equal to the dividends paid on shares of our common stock) on the units are deemed “reinvested” in additional common stock units. The accumulated common stock units, including associated dividend equivalents, in a director’s account are distributed in the form of shares of our common stock on pre-designated dates. Shares of common stock issued in payment of the deferred fees are awarded under our 2014 Stock Incentive Plan.

Director Stock Ownership

The Board believes its non-employee directors should accumulate and retain a level of ownership of our equity securities to align the interests of the non-employee directors and the shareholders. Accordingly, the Board has established an ownership target for each non-employee director equal to four times the director’s most recent annual deferred stock award. Each new director is expected to meet or exceed this target within four years of his or her initial election to the Board, except that, if the annual deferred stock award for any of those four years is less than the most recent previous annual deferred stock award, the director is expected to meet or exceed the higher target within five years of his or her initial election to the Board.

All of our current non-employee directors have achieved stock ownership levels in excess of the target amount, other than Mr. Schermerhorn, who was first elected to our Board in 2016, and Mr. Otis, who was first elected to our Board in 2017. Non-employee directors currently receive more than 50% of their annual board and committee compensation in the form of deferred stock units. The shares underlying these units are not distributed to a director until at least six months after the director leaves the Board. Accordingly, all of our non-employee directors hold equity interests that they cannot sell for so long as they serve on the Board and at least six months afterwards.

24	The Travelers Companies, Inc. | 2020 Proxy Statement

Director Compensation for 2019

The 2019 compensation of non-employee directors is displayed in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Alan L. Beller	130,000	175,012	—	305,012
John H. Dasburg(3)	64,821	—	—	64,821
Janet M. Dolan	150,000	175,012	—	325,012
Kenneth M. Duberstein(3)	58,929	—	846	59,775
Patricia L. Higgins	130,000	175,012	—	305,012
William J. Kane	155,000	175,012	—	330,012
Clarence Otis Jr.	130,000	175,012	—	305,012
Philip T. Ruegger III	142,198	175,012	—	317,210
Todd C. Schermerhorn	176,346	175,012	—	351,358
Donald J. Shepard	155,000	175,012	—	330,012
Laurie J. Thomsen	130,000	175,012	—	305,012
(1)

The fees earned for non-employee directors consist of an annual retainer along with committee chair fees and a lead director annual retainer, to the extent applicable. All of the non-employee directors, other than Mr. Otis and Mr. Shepard, received all of their fees in cash. Mr. Otis and Mr. Shepard elected to receive the 2019 annual retainer and Mr. Shepard elected to receive his committee chair fee in the form of common stock units, which will be accumulated in their respective deferred compensation plan account and distributed at a later date (Mr. Otis—910 common stock units and Mr. Shepard—1,085 common stock units). The table above does not include a value for dividend equivalents attributable to the common stock units received in lieu of cash fees because they are earned at the same rate as the dividends on the Company’s common stock and are not preferential.

(2)

The dollar amounts represent the grant date fair value of deferred stock units granted in 2019, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), without taking into account estimated forfeitures, based on the closing market price on the NYSE of our common stock on the grant date. The dividend equivalents attributable to the annual deferred stock unit awards are deemed “reinvested” in additional deferred stock units and are distributed, together with the underlying deferred stock units, in the form of shares of our common stock beginning at least six months following termination of service as a director. In accordance with the SEC’s rules, dividend equivalents on stock awards are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards. For a discussion of annual deferred stock awards, see “Elements of Non-Employee Director Compensation – Annual Deferred Stock Award” above.

On February 5, 2019, each non-employee director nominated for re-election to the Board was granted 1,387 deferred stock units (determined by dividing $175,000 by the closing market price on the NYSE of our common stock of $126.18 on February 5, 2019). The entire award is subject to forfeiture if a director leaves the Board before May 20, 2020 (the day prior to the Annual Meeting).

The following table provides information with respect to aggregate holdings of common stock units and unvested and vested deferred stock units beneficially owned by our non-employee directors at December 31, 2019. The amounts below include dividend equivalents credited (in the form of additional common stock units or deferred stock units, respectively) on common stock units and deferred stock units.

Name	Unvested Deferred Stock Units (#)	Common Stock Units and Vested Deferred Stock Units (#)
Alan L. Beller	1,418	32,439
Janet M. Dolan	1,418	45,266
Patricia L. Higgins	1,418	32,439
William J. Kane	1,418	13,837
Clarence Otis Jr.	1,418	4,849
Philip T. Ruegger III	1,418	9,662
Todd C. Schermerhorn	1,418	4,511
Donald J. Shepard	1,418	37,195
Laurie J. Thomsen	1,418	46,356
(3)

Messrs. Dasburg and Duberstein retired from the Company’s Board of Directors effective May 22, 2019, the date of our 2019 annual meeting of shareholders, and the amounts represent fees earned through that date.

2020 Proxy Statement | The Travelers Companies, Inc.	25

Item 2 Ratification of Independent Registered Public Accounting Firm	Your Board recommends you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2020.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for 2020.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Travelers Property Casualty Corp. (“TPC”) and The St. Paul Companies, Inc. (“The St. Paul”) merged in 2004 (the “Merger”) to form the Company. KPMG has continuously served as the independent registered public accounting firm of TPC since 1994. KPMG had continuously served as the independent registered public accounting firm of The St. Paul and its subsidiaries from 1968 through the time of the Merger, when TPC was deemed the acquirer for accounting purposes.

As part of the evaluation of its independent registered public accounting firm, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead audit partner, the Audit Committee and the Audit Committee Chairman are directly involved in the selection of KPMG’s lead audit partner. The Audit Committee and the Board of Directors believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Representatives of KPMG are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

In connection with the audit of the 2019 financial statements, we entered into an agreement with KPMG which set forth the terms by which KPMG would perform audit services for the Company. The following table presents fees for professional services rendered by KPMG for the audit of our financial statements for 2019 and 2018 and fees billed for other services rendered by KPMG for those periods:

	2019	2018
Audit fees(1)	$9,871,600	$9,459,300
Audit-related fees(2)	685,400	704,700
Tax fees(3)	164,400	135,400
All other fees(4)	–	4,900
Total	$10,721,400	$10,304,300
(1)	Fees paid were for audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC.
(2)	Services primarily consisted of audits of employee benefit plans and reports on internal controls not required by applicable regulations. Services in 2018 also included actuarial attestations.
(3)	Tax fees related primarily to tax return preparation and assistance services and occasionally to domestic and international tax compliance-related services.
(4)	Other fees in 2018 related to training services.

The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining KPMG’s independence and concluded that it was.

26	The Travelers Companies, Inc. | 2020 Proxy Statement

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for appointing, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee preapproves all audit and permitted non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves an annual budget for such permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized our Chief Auditor to approve KPMG’s commencement of work on such permitted services within that budget, although the Chair of the Audit Committee must approve any such permitted non-audit service within the budget if the expected cost for that service exceeds $100,000. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included under the heading “Governance of Your Company—Committees of the Board and Meetings—Audit Committee” in this Proxy Statement. Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also received information regarding, and discussed with the independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including matters concerning the independence of the independent registered public accounting firm.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

William J. Kane (Chair)	Todd C. Schermerhorn
Alan L. Beller	Laurie J. Thomsen
Patricia L. Higgins

2020 Proxy Statement | The Travelers Companies, Inc.	27

Item 3 Non-Binding Vote to Approve Executive Compensation	Your Board recommends you vote FOR approval of named executive officer compensation.

The Company is requesting that shareholders vote, on a non-binding basis, to approve the compensation of our named executive officers as discussed in the “Compensation Discussion and Analysis” beginning on page 29 and the tabular executive compensation disclosure on pages 57 to 70, including the “Summary Compensation Table” and accompanying narrative disclosure. At the Company’s 2017 annual meeting of shareholders, our shareholders indicated their preference to hold the non-binding shareholder vote to approve the compensation of our named executive officers each year. Accordingly, the Company currently intends to hold such votes annually. The next vote to approve the compensation of our named executive officers is expected to be held at the Company’s 2021 Annual Meeting of Shareholders. While the Board intends to consider carefully the results of this vote, the final vote is advisory in nature and is not binding on the Company or the Board.

The Board recommends that shareholders vote “FOR” the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis”, compensation tables and related narrative discussion, is hereby APPROVED.

As described in the “Compensation Discussion and Analysis”, our executive compensation programs are structured consistent with our longstanding pay for performance philosophy and utilize performance measures that are intended to align compensation with the creation of shareholder value and to reinforce a long-term perspective.

In deciding how to vote on this proposal, the Board encourages you to read the “Compensation Discussion and Analysis”, particularly the “2019 Overview”. In making compensation decisions for the 2019 performance year, the Compensation Committee considered the Company’s strong results in 2019 and over time on both an absolute basis and relative to our peers, as well as the financial metrics and other factors described in the “Compensation Discussion and Analysis”.

28	The Travelers Companies, Inc. | 2020 Proxy Statement

Compensation Discussion and Analysis

2019 Overview

The overview below summarizes a number of performance highlights and how results affected the amount of variable compensation awarded to our named executive officers in February 2020 with respect to the 2019 performance year.

Continued Strong Performance in 2019
Performance	Net Income and Net Income per Diluted Share increased 4% and 7%, respectively, from 2018	Core Income* and Core Income per Diluted Share* increased 4% and 7%, respectively, from 2018	Return on Equity of 10.5% decreased from 11.0% in 2018	Core Return on Equity*of 10.9% increased from 10.7% in 2018	Meaningfully grew Book Value per Share and Adjusted Book Value per Share* after we returned $2.4 billion in capital to shareholders and continued to make strategic investments in our business
Underwriting	Underwriting gain* of $833 million pre-tax. Underlying underwriting gain* (which is our underwriting gain excluding the impact of catastrophes and net prior year reserve development) of $1.4 billion after-tax was very strong.
Expense Ratio	Our expense ratio improved 50 basis points year-over-year to 29.6%, the lowest level in over a decade, as we increased revenues, made important investments in ongoing and new strategic initiatives and delivered on our objective of improving productivity and efficiency through technology and workflow enhancements.
Execution of our Marketplace Strategy
Record net written premiums of $29.2 billion, up 5% year-over-year, with all three business segments contributing to our growth, due to excellent execution of our strategic initiatives as well as our marketplace strategy of:
●Retaining our best business
●Improving the profitability of business where needed
●Creating opportunities to write attractive new business

Investment Performance	Our high-quality investment portfolio generated pre-tax net investment income of $2.5 billion and after-tax net investment income of $2.1 billion.
Performance for Customers	Due to our highly sophisticated claims handling model, we were able to adjust virtually 100% of our more than 1.7 million claims with our own claim professionals and without the need for independent adjusters, a better outcome for our customers and a more efficient outcome for us. During 2019, we resolved nearly 95% of our customers’ property claims arising out of catastrophes within 30 days.
*	See “Annex A–Reconciliation of GAAP Measures to Non-GAAP Measures and Selected Definitions” on page A-1.

2019 Performance-Based Compensation
When making compensation decisions with respect to the 2019 performance year, the Compensation Committee considered the year’s strong financial results and the strategic achievements discussed below. In addition, in connection with Mr. Schnitzer’s compensation for the 2019 performance year, the Compensation Committee also considered Mr. Schnitzer’s and the Company’s performance since he became Chief Executive Officer over four years ago. In that regard, the Compensation Committee considered, among other factors, the establishment and successful execution over that period of the Company’s strategic plan for continued success in light of the forces of change the Company has identified as impacting the industry. That plan was largely geared toward positioning the Company for top-line growth and improving operating leverage. The Compensation Committee also considered Mr. Schnitzer’s leadership through the anticipated and significant

2020 Proxy Statement | The Travelers Companies, Inc.	29

transition of the Company’s senior management team as many of our long-tenured leaders retired over the past four years. In light of these factors and the substantial contributions made by the named executive officers in achieving these results and to recognize that all of the named executive officers individually performed at superior levels, the Compensation Committee set the amounts of the named executive officer’s compensation at levels generally consistent with the compensation for the 2018 performance year, with adjustments based on additional considerations described below.

Element	CEO Outcomes	Other NEO Considerations

Annual Bonus
●Mr. Schnitzer’s cash bonus increased from $5.2 million to $6.0 million year-over-year in consideration of the Company’s strong financial results and strategic achievements since Mr. Schnitzer became Chief Executive Officer in 2015 and to position his total compensation for 2019 closer to the median when compared to other chief executive officers in our compensation comparison group.

●Mr. Frey’s annual cash bonus increased from $1.0 million to $1.75 million year-over-year to reflect the successful completion of his first full year in the role of Chief Financial Officer.
●Mr. Kess’s annual cash bonus increased slightly year-over-year to reflect overall superior performance, including in advancing the Company’s sustainability reporting.
●Mr. Toczydlowski’s annual cash bonus decreased slightly year-over-year to reflect, on the one hand, lower operating income in Business Insurance compared to the prior year (while also acknowledging that this decrease was primarily attributable to a more aggressive tort environment, which the Company believes is industrywide and not Travelers specific) and, on the other hand, his leadership of successful marketplace execution and strategic accomplishments in Business Insurance in 2019.
●Mr. Heyman’s annual cash bonus decreased from $3.0 million to $2.35 million year-over-year to reflect his transition, in August 2019, from Vice Chairman and Chief Investment Officer to Vice Chairman and Chairman of the Investment Policy Committee.

Long-Term Incentives
●Mr. Schnitzer’s annual equity award increased from $9.0 million to $10.75 million year-over-year in consideration of the Company’s strong financial results and strategic achievements since Mr. Schnitzer became Chief Executive Officer in 2015 and to position his total compensation closer to the median when compared to other chief executive officers in our compensation comparison group.

●Mr. Frey’s annual equity award increased from 2.5 times base salary to 3.0 times base salary to reflect the successful completion of his first full year in the role of Chief Financial Officer.
●The annual equity awards for Messrs. Kess and Toczydlowski remained consistent year-over-year.
●Mr. Heyman’s annual equity award decreased from 3.0 times base salary to 2.0 times base salary to reflect his transition, in August 2019, from Vice Chairman and Chief Investment Officer to Vice Chairman and Chairman of the Investment Policy Committee.

30	The Travelers Companies, Inc. | 2020 Proxy Statement

Consistent Performance Over Time
Our strong results in 2019 demonstrate the continued successful execution of our long-term financial strategy to create shareholder value.

STRATEGIC OBJECTIVE	TRAVELERS 10-YEAR PERFORMANCE

Deliver superior returns on equity by leveraging our competitive advantages
✓Produced industry-leading return on equity with a low level of volatility
✓Increased dividends per share at an average annual rate of 10%
✓Returned more than $32 billion of excess capital to our shareholders
✓Increased our book value per share by 93%
✓Delivered a total return to shareholders of 251%

Generate earnings and capital substantially in excess of our growth needs
Thoughtfully rightsize capital and grow book value per share over time

The Company’s successful execution of this long-term financial strategy is demonstrated by the results we have achieved over time as discussed below.

Continued Profitability and Quality Underlying Underwriting Results

●	Our business starts with risk selection, underwriting and pricing segmentation.
●	Our 2019 underlying underwriting gain (our “underwriting margin” excluding the impact of catastrophes and net prior year reserve development) of $1.4 billion after-tax was very strong.
●	This result demonstrates the quality of our underwriting and the discipline with which we run our business.

TRAVELERS’ UNDERLYING UNDERWRITING GAIN

The results we deliver are due to our deliberate and consistent approach to creating shareholder value. Our consistently articulated objective is to produce an appropriate return on equity for our shareholders over time. We emphasize that the objective is measured over time because we recognize that interest rates, reserve developments and weather, among other factors, impact our results sometimes significantly from year-to-year. Accordingly, we believe that the right way to manage our business is with a long-term perspective and to create value over time. The Compensation Committee believes that our compensation program should continue to reinforce this long-term perspective, as it has historically.

2020 Proxy Statement | The Travelers Companies, Inc.	31

Strategic Focus in Light of Forces of Change
Shortly after Mr. Schnitzer was appointed Chief Executive Officer in 2015, the Company identified the forces of change impacting our industry – namely, changing consumer expectations, emerging technology trends, more sophisticated data and analytics and evolving distribution models. In light of these trends, the Company established key innovation priorities and invested in capabilities to advance those priorities. These investments are largely geared toward positioning the company to grow the top-line at attractive returns and improve operating leverage.

●	While the primary measure that we use for managing the business is core return on equity, any strategy to deliver a leading return on equity over time requires a strategy to grow over time. To that end, a few years ago, we laid out a strategy to position the Company for profitable growth.
●	The successful execution of that strategy has contributed to growth over the past several years and again in 2019. In 2019, we grew net written premiums by 5% to a record $29.2 billion. Over the past four years we have grown net written premiums at a compound annual growth rate (“CAGR”) of 5% as compared to 2% for the prior years in the decade.
●	Higher levels of earned premiums over recent years made a meaningful contribution to our underwriting income in 2019.

NET WRITTEN PREMIUM GROWTH

●	Importantly, while we have continued to grow our business, we have also executed on our strategic initiative to improve operating leverage by optimizing productivity and efficiency through technology investments and workflow enhancements. During 2019, we improved our expense ratio to 29.6%, a 50-basis-point improvement over the prior year and the lowest level in over a decade, demonstrating the success of our efforts.
●	Our consolidated expense ratio has improved more than 7% from an average of 31.9% during the period from 2010 to 2015 to 29.6% for 2019.

EXPENSE RATIO

32	The Travelers Companies, Inc. | 2020 Proxy Statement

Achieved a Superior Return on Equity
Our return on equity has meaningfully outperformed the average return on equity for the property and casualty industry in each of the past 10 years.

●	In 2019, we produced a return on equity of 10.5% and a core return on equity of 10.9%.
●	Our 2019 return on equity exceeded the average return on equity for the domestic property and casualty industry in 2019 of approximately 8.2%, as estimated by Conning, a global investment management firm.
●	Our average return on equity over the past decade has been accompanied by less volatility as compared to the vast majority of members of our Compensation Comparison Group. We believe that our performance over time demonstrates the value of our competitive advantages and the discipline with which we run our business.

RETURN ON EQUITY 2010 – 2019

(1)	Source: ©2020 Conning, Inc.—used with permission. Historical data sources: ©2019 A.M. Best Company, Conning, Inc. 2019 is a forecast.

Increased Adjusted Book Value Per Share and Returned Significant Excess Capital to Our Shareholders
Over the last 10 years, we achieved significant growth in both book value per share and adjusted book value per share (which excludes the after-tax impact of unrealized gains and losses on investments) while at the same time continuing to invest meaningfully in our competitive advantages and returning substantial excess capital to shareholders.

●	During 2019, our book value per share increased 17%, including 11% due to a decline in interest rates. Because we generally hold our fixed income investments to maturity and maintain a very high-quality investment portfolio, we manage based on adjusted book value per share. Our adjusted book value per share increased by 6% during 2019.
●	Over the last 10 years, the compound annual growth rate of each of our book value per share and adjusted book value per share was 7%.
●	During 2019, we returned $2.4 billion in capital to shareholders through more than $1.5 billion of share repurchases and more than $800 million of dividends.
●	Over the last 10 years, we increased our dividend each year and increased dividends per share at an average annual rate of 10%.

GROWING ADJUSTED BOOK VALUE PER SHARE(1)

(1)	Excludes unrealized investment gains (losses), net of taxes.

2020 Proxy Statement | The Travelers Companies, Inc.	33

Since we began our current share repurchase program in 2006, we have returned approximately $45 billion of excess capital to shareholders through share repurchases (at an average price per share of $67.39) and dividends, an amount that exceeds the Company’s market capitalization of approximately $30 billion at the time the repurchase program was initially authorized in 2006.

Achieved Superior Total Return to Shareholders Over Time
Strong financial results have led to outstanding total returns to shareholders over time (measured as the change in stock price plus the cumulative amount of dividends, assuming dividend reinvestment on the respective dividend payment dates).

We measure our success in executing on our financial strategy over time. This long-term perspective is especially important in the property and casualty insurance industry where a short-term focus could create incentives for management to relax underwriting or investment standards to increase revenue and reported profit in the near term but create excessive risk for shareholders over the longer term. Moreover, results in the property and casualty insurance industry can vary significantly when measured year-to-year due to a variety of factors, and success can only be measured over time and in the context of periods of weather volatility, through anticipated and unanticipated developments impacting loss trends and through both general economic cycles and more extreme economic conditions. Accordingly, we believe that the right way to manage our business is with a long-term perspective and to create value over time. Consequently, in assessing total shareholder return, the Compensation Committee generally gives greater weight to performance over a longer period of time.

●	Our total return to shareholders in 2019, including dividends, was approximately 17% for the year as compared to 28% for our Compensation Comparison Group, 25% for the Dow 30 Index and 31% for the S&P 500 Index.
●	For the three-year, five-year and ten-year periods ended December 31, 2019, our shareholder returns were 20%, 45% and 251%, respectively. These returns placed the Company at the 38th, 46th and 54th percentile of our Compensation Comparison Group for the three-year, five-year and ten-year periods, respectively.
●	As demonstrated by the chart, for the period beginning January 1, 2008 (prior to the 2008 financial crisis) and ending December 31, 2019, our total shareholder return of 243% exceeded that of our Compensation Comparison Group, the Dow 30 Index and the S&P 500 Index.

TOTAL RETURN TO SHAREHOLDERS CALCULATED FROM JANUARY 1, 2008

Source: Bloomberg

34	The Travelers Companies, Inc. | 2020 Proxy Statement

Pay-for-Performance Philosophy

Our compensation program, the objectives and structure of which have been stable over time and aligned with our articulated financial strategy, is designed to reinforce a long-term perspective and align the interests of our executives with those of our shareholders. We measure our success in executing on our financial strategy over time. This long-term perspective is especially important in the property and casualty insurance industry where a short-term focus could create incentives for management to relax underwriting or investment standards to increase revenue and reported profit in the near term but creating excessive risk for shareholders over the longer term. Moreover, results in the property and casualty insurance industry can vary significantly when measured year-to-year due to a variety of factors, and success can only be measured over time and in the context of periods of weather volatility, through anticipated and unanticipated developments impacting loss trends and through both general economic cycles and more extreme economic conditions. Accordingly, we believe that the right way to manage our business is with a long-term perspective and to create value over time.

Consistent with our longstanding pay-for-performance philosophy, the Compensation Committee believes that:
When we generally exceed our performance goals and the named executive officers individually perform at superior levels in achieving that performance, total compensation for our executive officers should be set at superior levels compared to the compensation levels for equivalent positions in our Compensation Comparison Group.
When we do not generally exceed our performance goals or the named executive officers individually do not perform at superior levels, total compensation for these executives should be set at lower levels.

In addition, to a greater extent than many of the companies included in our Compensation Comparison Group, due to the absence of time-based restricted stock in our ongoing program, a substantial majority of the ultimate value of our named executive officer compensation is performance-based and is tied to operating results and increases in shareholder value over time.

While the objectives and structure of our compensation program have been stable over time, compensation levels vary significantly from year-to-year and correlate with our results. The following chart illustrates the directional relationship for the past ten performance years (“PY”) between total direct compensation (consisting of paid salary, cash bonus and the fair value at grant of long-term incentives as reflected in the Supplemental Table on page 56) for the Chief Executive Officer (Mr. Schnitzer for PY2016 through PY2019 and Mr. Jay Fishman, our Chief Executive Officer until December 2015, for PY2010 through PY2015) and the Company’s performance, as reflected by core return on equity (“ROE”). As explained under “—Objectives of Our Executive Compensation Program” below, the Compensation Committee believes that the effective management of catastrophes can only be evaluated over a longer period of time and that compensation levels should encourage a long-term perspective. Therefore, the Compensation Committee believes that, while catastrophe losses (“CATs”) should impact compensation levels, compensation levels should not be as volatile from year-to-year as changes in financial results due to catastrophe losses.

2020 Proxy Statement | The Travelers Companies, Inc.	35

CEO TOTAL DIRECT COMPENSATION AND ADJUSTED CORE ROE WITH CATS AT AVERAGE LEVEL AND AS REPORTED(1)

(1)	The chart is intended to facilitate a year-to-year comparison of core ROE by showing core ROE both as reported and as adjusted to reflect the average level of catastrophe losses for the 10-year period in order to eliminate the volatility that undermines the comparison of period-to-period results. The average annual after-tax catastrophe losses for the ten-year period presented was $870 million (reflecting a U.S. corporate income tax rate of 21% for 2018 and 2019 and 35% for prior years). Actual catastrophe losses for each year are presented in Annex A.
(2)	Mr. Schnitzer’s compensation for 2019 reflects that in 2019, for the reasons described under “Factors Considered in Awarding 2019 Bonuses”, the Compensation Committee determined to position Mr. Schnitzer’s total compensation for 2019 to be closer to the median when compared to other chief executive officers in our Compensation Comparison Group. Mr. Schnitzer’s total compensation as reported for 2018 was in the bottom quartile when compared to other chief executive officers in our Compensation Comparison Group as calculated by the Compensation Committee’s independent compensation consultant.

Differences between total direct compensation for each performance year in the chart above and information included in the “Summary Compensation Table” are discussed in “—Total Direct Compensation for 2017-2019 (Supplemental Table)” and “—The Differences Between this Supplemental Table and the Summary Compensation Table” on page 56.

36	The Travelers Companies, Inc. | 2020 Proxy Statement

Objectives of Our Executive Compensation Program

With our overarching pay-for-performance philosophy in mind, the Compensation Committee has approved the following five primary objectives of our executive compensation program.

Objective
Link compensation to the achievement of our short- and long-term financial and strategic objectives	The Compensation Committee believes that a properly structured compensation system should measure and reward performance on multiple bases. To ensure an appropriate degree of balance in the program, the compensation system is designed to measure short- and long-term financial and operating performance, the efficiency with which capital is employed in the business, the effective management of risk, the achievement of strategic initiatives and the individual performance of each executive.

The Compensation Committee further believes that the most senior executives, who are responsible for the development and execution of our strategic and financial plans, should have the largest portion of their compensation tied to performance-based incentives, including stock-based compensation, the ultimate value of which is dependent on the performance of our stock price over time and on our three-year core return on equity. Accordingly, the proportion of total compensation that is performance-based increases with successively higher levels of responsibility. In addition, in evaluating the Company’s overall performance, the Compensation Committee takes into account that our business is subject to year-to-year volatility outside of management’s control, including natural and man-made catastrophic events. The Compensation Committee believes that, because the impact of catastrophes in any given year can produce significant volatility, the effective management of catastrophes can only be evaluated over a longer period of time. As a result, although the Compensation Committee believes that the impact of catastrophes on the Company’s financial results should be reflected in its executive compensation decisions, the Compensation Committee does not believe it is appropriate for compensation levels to be subject to as much volatility year-to-year as may be caused by actual catastrophes.

Provide competitive compensation opportunities to attract, retain and motivate high-performing executive talent	Our overall compensation levels are designed to attract and retain the best executives in light of the competition for executive talent. We recognize that to continue to produce industry-leading results over time, we need to continuously cultivate that talent. We do so with competitive compensation programs that are designed to attract, motivate and retain our best people, development programs that foster personal and professional growth and a focus on diversity and inclusion as a business imperative.

In addition,the Compensation Committee believes that,when we generally exceed our performance goals and the named executive officers individually perform at superior levels in achieving that performance, total compensation for these executive officers should be set at superior levels compared to the compensation levels for equivalent positions in our Compensation Comparison Group. When we do not generally exceed our performance goals or the named executive officers individually do not perform at superior levels, total compensation for these executives should be set at lower levels.

The Compensation Committee may also take into account other relevant facts and circumstances in awarding compensation in order to attract, retain and motivate high-performing talent.

2020 Proxy Statement | The Travelers Companies, Inc.	37

Objective

Align the interests of management and shareholders by paying a substantial portion of total compensation in stock-based incentives and ensuring that executives accumulate meaningful stock ownership stakes over their tenure	The Compensation Committee believes that the interests of executives and shareholders should be aligned. Accordingly, a significant portion of the total compensation for the named executive officers is in the form of stock-based compensation. The components of the annual stock-based compensation granted to the named executive officers in 2020 and 2019 were stock options and performance shares. Stock options provide value only if our stock appreciates and performance shares vest only if specified core return on equity thresholds are met. In addition, as discussed below, senior executives are expected to achieve specified stock ownership targets prior to selling any stock acquired upon the exercise of stock options or the vesting of performance shares or restricted stock units. Both the portion of total compensation attributable to stock-based programs and the expected level of executive stock ownership increase with successively higher levels of responsibility.
Maximize, to the extent equitable and practicable, the financial efficiency of the overall compensation program	As part of the process of approving the initial design of incentive plans, or any subsequent modifications made to such plans, and determining awards under the plans, the Compensation Committee evaluates the aggregate economic costs and dilutive impact to shareholders of such compensation, the expected tax and accounting treatment and the impact on our financial results. The Compensation Committee attempts to balance the various financial implications of each program to ensure that the system is as efficient as possible and that unnecessary costs are avoided.
Reflect established and evolving corporate governance standards	The Compensation Committee, with the assistance of our Human Resources Department and the Compensation Committee’s independent compensation consultant, stays abreast of current and developing corporate governance standards and trends with respect to executive compensation and adjusts the various elements of our executive compensation program, from time to time, as it deems appropriate.

As a result of this process, the Compensation Committee has adopted the following practices, among others:

What We DO:	What We DO NOT Do:
✓Maintain robust share ownership requirement
✓Maintain a clawback policy with respect to cash and equity incentive awards to our executive officers
✓Prohibit hedging transactions as specified in our securities trading policy
✓Prohibit pledging shares without the consent of the Company (no pledges have been made)
✓Engage in outreach and maintain a dialogue with shareholders relating to the Company’s governance, compensation and sustainability practices
✓Engage an independent consultant that works directly for the Committee and does no work for management

✕No excise tax “gross-up” payments in the event of a change in control
✕No tax “gross-up” payments on perquisites for named executive officers
✕No repricing of stock options and no buy-out of underwater options
✕No excessive or unusual perquisites
✕No dividends or dividend equivalents paid on unvested performance shares
✕No above-market returns provided for in deferred compensation plans
✕No guaranteed equity or bonuses for named executive officers

For a description of the duties of the Compensation Committee and its use of an independent compensation consultant, see “Governance of Your Company—Committees of the Board and Meetings—Compensation Committee” on page 11.

38	The Travelers Companies, Inc. | 2020 Proxy Statement

Compensation Elements and Decisions

With our pay-for-performance philosophy and compensation objectives discussed above as our guiding principles, we deliver annual executive compensation through the following elements:

2019 COMPENSATION MIX(1)

(1)	Pay mix of total direct compensation for the 2019 performance year as reported in the Supplemental Table on page 56.

Cash-based Compensation

Consistent with recent years, the Compensation Committee has determined that the allocation of compensation between performance-based annual cash bonus and stock-based, long-term incentives should be somewhat more heavily weighted towards cash bonus as compared to our Compensation Comparison Group. The Compensation Committee believes that this allocation is appropriate in light of the fact that a higher percentage of the named executive officers’ total compensation (and total direct compensation) is performance-based as compared to the peer average and peer median of the Compensation Comparison Group. In particular, unlike a number of other companies in our Compensation Comparison Group that grant time-vesting restricted stocks, annual equity awards made to the named executive officers are typically all performance-based.

Stock-based Compensation

Annual awards of stock-based compensation are typically in the form of performance shares and stock options. Because our performance shares only vest if specified core return on equity thresholds are met, and because stock options provide value only if our stock price appreciates, the Compensation Committee believes that such compensation is all performance-based; that is, the compensation typically awarded annually to our Chief Executive Officer and other named executive officers generally does not include awards that are earned solely due to the passage of time without regard to performance.

The following chart illustrates the mix of performance-based compensation to non-performance-based compensation of our Chief Executive Officer, compared to the Chief Executive Officers of our Compensation Comparison Group.

TRAVELERS CEO PAY MIX(1) AND PEER AVERAGE CEO PAY MIX(2)

(1)	Pay mix of total direct compensation for the 2019 performance year as reported in the Supplemental Table on page 56.

2020 Proxy Statement | The Travelers Companies, Inc.	39

(2)

Peer Average CEO Pay Mix reflects the pay mix of total direct compensation for our Compensation Comparison Group for their 2018 performance year (the most recent year for which data was publicly available) and was calculated by the Company using data provided by the Compensation Committee’s independent compensation consultant. As part of that calculation, the independent compensation consultant annualized special non-recurring long-term incentive grants (for example, new hire, retention and promotion awards) to reflect an estimate of “per year” value when appropriate.

We also provide benefits and modest perquisites. In addition, from time to time, the Compensation Committee may make special cash or equity awards to one or more of our named executive officers. No special cash or equity awards were made to our named executive officers for the 2019 performance year.

Base Salary

Metrics

The Compensation Committee’s philosophy is to generally set base salary for executive officers at a level that is intended to be on average at or near the 50th percentile for equivalent positions in our Compensation Comparison Group.

Individual salaries may range above or below the median based on a variety of factors, including the potential impact of the executive’s role at the Company, the terms of the executive’s employment agreement, if any, the tenure and experience the executive brings to the position and the performance and potential of the executive in his or her role.

Base salaries are reviewed annually, and adjustments are made from time to time as the Compensation Committee deems appropriate to recognize performance, changes in duties and/or changes in the competitive marketplace.

Link to Strategy

The Compensation Committee’s base salary positioning supports the attraction and retention of high-quality talent, ensures an affordable overall cost structure and mitigates excessive risk taking.

2019 Base Salaries
At its February 2020 meeting, the Compensation Committee increased Mr. Schnitzer’s base salary by $300,000, effective as of January 1, 2020. In increasing Mr. Schnitzer’s base salary, the Compensation Committee considered that Mr. Schnitzer’s base salary was below the 10th percentile when compared to the other chief executive officers in our Compensation Comparison Group and Mr. Schnitzer had not received an increase in base salary since he was appointed Chief Executive Officer in 2015. The Compensation Committee intended to position Mr. Schnitzer’s salary to be closer to the median when compared to the other chief executive officers in our Compensation Comparison Group.

Other than the change to the Chief Executive Officer’s base salary, no changes were made to the base salaries of the named executive officers at the Compensation Committee’s February 2020 meeting. At its February 2019 meeting, the Compensation Committee increased (effective April 1, 2019) the base salaries for each of the named executive officers other than the Chief Executive Officer by $50,000. In increasing the base salaries at that time, the Compensation Committee considered that these other named executive officers, with the exception of Mr. Frey who was promoted to Chief Financial Officer in 2019, had not received an increase in base salary since 2016. The base salaries for the named executive officers other than the Chief Executive Officer are on average at approximately the 55th percentile of our Compensation Comparison Group, based on the most recently available data as provided by the Compensation Committee’s independent compensation consultant.

Because salaries for executive officers are typically changed infrequently, at the time the Compensation Committee increases the salaries of executives who have not received an increase in several years, such salaries on average may, initially and for a period of time following such increases, be higher than the 50th  percentile of our Compensation Comparison Group indicated by the most recently available data on the basis that over time the average is expected to be at, or near, approximately the 50th percentile.

40	The Travelers Companies, Inc. | 2020 Proxy Statement

Annual Cash Bonus
The named executive officers are eligible to earn performance-based annual cash bonuses. The annual bonuses are based on the performance of the Company as a whole, taking into consideration performance against predetermined metrics as approved by the Board at the beginning of the year, as well as the individual performance of each executive. The annual cash bonuses are designed to further our goals described under “—Objectives of Our Executive Compensation Program”, including motivating and promoting the achievement of our short- and long-term financial and strategic objectives.

Metrics

The Compensation Committee evaluates a broad range of financial and non-financial metrics in awarding performance-based incentives each year.

The Compensation Committee believes that a formulaic approach to the determination of performance-based compensation, particularly in the property and casualty insurance industry, could result in unintended consequences and is not an appropriate substitute for the Compensation Committee’s informed and thorough deliberation and the application of its reasoned business judgment. The Compensation Committee believes that there is no substitute for understanding the Company’s results and how those results were achieved. The Compensation Committee’s current approach allows it to appropriately assess the quality of performance results and ensures that executives are not unduly rewarded, or disadvantaged, based purely on the application of a mechanical formula.

Core Return on Equity

Core return on equity is a principal factor in the Compensation Committee’s evaluation of the Company’s performance. The Compensation Committee believes that core return on equity should not be viewed as a single metric. Rather, by being a function of both core income and shareholders’ equity (excluding unrealized gains and losses on investments), core return on equity reflects a number of separate areas of financial performance related to both the Company’s income statement and balance sheet.

When evaluating core return on equity, the Compensation Committee considers:

●the Company’s cost of equity;
●recent and historical trends with respect to core return on equity for the Company; and
●recent and historical trends with respect to return on equity for the domestic property and casualty insurance industry, including the industry peers included in the Compensation Comparison Group.

Additional Metrics

The Compensation Committee also evaluates the Company’s performance with respect to a wide range of other financial metrics included in the financial plan approved by the Board prior to the beginning of the year, including:

●Core income and core income per diluted share, and the metrics that contribute to those results, such as:
●written and earned premiums;
●investment income;
●insurance losses; and
●expense management.

In evaluating performance against the metrics, however, the Compensation Committee does not use a formula or pre-determined weighting, and no one metric is individually material other than core return on equity. In setting performance-based compensation for the 2019 performance year, the Compensation Committee also took into account the increase in core income as compared to 2018.

Further Considerations

In light of the Company’s objective to create shareholder value by generating significant earnings and taking a balanced approach to capital management, the Compensation Committee also reviews per share growth in book value and adjusted book value over time.

However, because (1) book value can be volatile due to, among other things, the impact of changing interest rates on the fair value of the Company’s fixed-income investment portfolio and (2) the Company’s capital management strategy also emphasizes returning excess capital to shareholders, the Compensation Committee does not set a specific target for per share growth in book value or adjusted book value. Further, while it evaluates changes in book value and adjusted book value in the context of overall results, the Compensation Committee does not believe such changes, by themselves, are always the most meaningful indicators of relative performance.

Link to Strategy

Senior executives, as well as other employees with management responsibility, are encouraged to focus on multiple performance objectives that are important for creating shareholder value, including the quality and profitability of our underwriting and investment decisions, the pricing of our policies, the effectiveness of our claims management and the efficacy of our capital and risk management.

2020 Proxy Statement | The Travelers Companies, Inc.	41

Factors Considered in Awarding 2019 Bonuses
In determining the actual annual bonuses awarded, the Compensation Committee considered a number of factors, including:

✓	our strong financial performance and our successful execution of our marketplace and capital management strategies, each as described under “—2019 Overview” including:
✓	our successful execution of our underwriting strategies as reflected in our strong underwriting results in 2019;
✓	our growth in net written premiums in 2019 by 5% to record levels and at a compound annual growth rate of 5% over the past four years as compared to 2% for the prior years in the decade;
✓

our successful execution of our strategic initiatives to improve productivity and efficiency, which enabled us to reduce our expense ratio to 29.6% for 2019, an improvement of more than 7% from an average of 31.9% during the period from 2010 to 2015; and

✓

our cash flow from operations of $5.2 billion in 2019, the highest since 2007, and an increase in cash flow from operations over the past four years to levels that are, on average, $1.3 billion higher than the average over the prior six years;

✓	our strategic positioning and progress made on strategic initiatives;
✓

our continued advancement of our innovation agenda focused on our three priorities of: extending our advantage in risk expertise; providing great experiences for our customers, agents and brokers; and optimizing productivity and efficiency;

✓

the consolidated, business segment and/or investment results relative to the various financial measures set forth in our 2019 business plan that was established and approved by the Board at the end of 2018;

✓

our claim organization’s excellent performance in delivering for our customers, including by resolving nearly 95% of our customers’ property claims arising out of catastrophes within 30 days, and delivering several new digital and analytic capabilities to significantly improve efficiency and effectiveness, better manage risk and provide better experiences for our customers;

✓

our performance relative to the companies in our Compensation Comparison Group along with other companies in the property and casualty insurance industry, with a particular emphasis on core return on equity;

✓	compensation market practices as reflected by the Compensation Comparison Group in the most recent publicly available data;
✓	the performance of the executive;
✓	the tenure and compensation history of the executive;
✓	the demonstration of leadership and teamwork and commitment to a culture of collaboration; and
✓	the level of employee engagement and satisfaction exhibited throughout the organization as measured by internal and external sources.

In addition, in connection with Mr. Schnitzer’s compensation for the 2019 performance year, the Compensation Committee also considered Mr. Schnitzer’s and the Company’s performance since he became Chief Executive Officer over four years ago. In that regard, the Compensation Committee considered, among other factors, the establishment and successful execution over that period of the Company’s strategic plan for continued success in light of the forces of change the Company has identified as impacting the industry. That plan was largely geared toward positioning the Company for top-line growth and improving operating leverage. The Compensation Committee also considered Mr. Schnitzer’s leadership through the anticipated and significant transition of the Company’s senior management team as many of our long-tenured leaders retired over the past four years. In light of Mr. Schnitzer’s outstanding leadership and the Company’s strong performance over the past four years, the Compensation Committee increased his total compensation for 2019 to align more closely with the median when compared to other chief executive officers in our Compensation Comparison Group, based on the most recent available data.

With respect to the other named executive officers, the Compensation Committee also considered additional factors as described below under “—Amount of 2019 Annual Cash Bonuses”.

The Compensation Committee generally weighs financial performance measures, particularly core return on equity, and comparable compensation information more heavily than other factors. In particular, when assessing results, the Compensation Committee considers the Company’s overall financial performance relative to prior years’ performance, the financial plan, the performance of industry peers and, in the case of core return on equity, the Company’s cost of equity.

42	The Travelers Companies, Inc. | 2020 Proxy Statement

The achievement, or inability to achieve, any particular financial or operational measure in a given year neither guarantees, nor precludes, the payment of an award, but is considered by the Compensation Committee as one of several factors among the other factors noted above and any additional information available to it at the time, including market conditions in general. The Compensation Committee does not use a formula or assign any particular relative weighting to any performance measure.

As discussed under “—Annual Cash Bonus—Metrics” on page 41, the Compensation Committee believes that a formulaic approach to compensation is not appropriate in the property and casualty insurance industry and is not an appropriate substitute for the Compensation Committee’s informed and thorough deliberation and the application of its reasoned business judgment as it would not allow the Compensation Committee to assess the quality of the performance results and could result in negative unintended consequences. For example, a formulaic bonus plan tied to revenue growth (a common metric used in formulaic bonus plans) could create an incentive for management to relax underwriting or investment standards to increase revenue and reported profit on a short-term basis, thereby driving higher short-term bonuses, but creating excessive risk for shareholders over the longer term. This is of particular concern in the property and casualty insurance industry due to the fact that the “cost of goods sold” (that is, the amount of insured losses) is not known at the time of sale and develops over time — in some cases over many years.

2019 Financial Metrics, Including Core Return on Equity Target
In evaluating the foregoing factors, the Compensation Committee reviewed management’s progress in meeting a broad range of financial and operational metrics included in the 2019 financial plan approved by the Board in December 2018. As discussed above, of the various financial metrics evaluated by the Compensation Committee, the Compensation Committee considered core return on equity to be the most important metric in its evaluation of the Company’s annual performance, and it reviewed other metrics in light of their contribution to the Company’s return on equity goals. For the 2019 performance year, the Compensation Committee also considered the 4% increase in core income as compared to 2018 and the impact of the Company’s identification and response in 2019 to increased loss costs in certain long-tail lines, including due to factors that the Company believes are industrywide and not specific to the Company, including a more aggressive tort environment generally and the adoption by a number of states in 2019 of so called “reviver statutes”.

Core Return on Equity Target
The Compensation Committee established in February 2019 specific targets for both: (1) core return on equity and (2) adjusted core return on equity, which excludes catastrophes and prior year reserve development, if any, related to asbestos and environmental coverages. In particular, the 2019 financial plan targeted: (1) a core return on equity of 11.8% and (2) an adjusted core return on equity of 15.0%.

One of management’s important responsibilities is to produce an appropriate return on equity for our shareholders and to develop and execute financial and operational plans consistent with our financial goal of achieving a mid-teens core return on equity over time. We emphasize that the objective is measured over time because we recognize that interest rates, reserve development and weather, among other factors, impact our results from year to year, and that there are years — or longer periods — and environments in which a mid-teens return is not attainable and other years in which we expect we will achieve or exceed a mid-teens return. For example, we established the mid-teens goal when the 10-year Treasury was yielding approximately 5%, and in that environment a mid-teens return on equity was industry-leading, whereas the 10-year treasury reached a low during 2019 of 1.47% and was at 1.92% at December 31, 2019. Our ability to achieve a mid-teens return over time going forward will depend on interest rates returning to more normal levels by historical standards. In any event, the Company aspires to generate a core return on equity that is industry-leading.

The targeted returns for 2019 reflected interest rates at historically low levels and assumed that catastrophes would be consistent with normalized levels reflecting long-term historical experience. In addition, in evaluating the appropriateness of the targets set for return on equity, the Compensation Committee considers our return on equity relative to the Compensation Comparison Group, the U.S. property and casualty insurance industry generally and our estimated cost of equity. This relationship to industry returns, over time, is described in the chart on page 33. As a result, when the Board approved our 2019 financial plan, both management and the Board believed the plan to be reasonably difficult to achieve.

Notably, the Company’s financial plan—and thus its targets—did not include any planned reserve development, positive or negative. The Company’s actuarial estimates always reflect management’s best estimates of ultimate loss as of the relevant date. As a result, when developing financial plans, the Company does not budget for, or target, prior

2020 Proxy Statement | The Travelers Companies, Inc.	43

year reserve development. Adjustments to actual adjusted core return on equity for prior year reserve development related to asbestos and environmental coverages are made because, to a significant degree, those items relate to policies that were written decades ago and, particularly in the case of asbestos, arise to a significant extent as a result of court decisions and other trends that have attempted to expand insurance coverage far beyond what we believe to be the intent of the original parties. Accordingly, their financial impact is largely beyond the control of current management. With respect to core return on equity and adjusted core return on equity, the targets in the 2019 plan were higher than the targets in the 2018 plan.

For 2019, our core return on equity and adjusted core return on equity compared to our targets were as follows:

CORE RETURN ON EQUITY	ADJUSTED CORE RETURN ON EQUITY
Excluding catastrophes and prior year reserve development related to asbestos and environmental coverages.

When evaluating these results, the Compensation Committee considered that, as noted above, the targets did not include any planned reserve development—positive or negative—whereas the Company recorded $60 million pre-tax of net unfavorable reserve development in 2019 due to the impact of a more challenging tort environment in 2019, which the Company believes is industrywide rather than Company specific. The Compensation Committee also considered that core return on equity of 10.9% in 2019 increased as compared to 10.7% in 2018, primarily due to significantly lower catastrophe losses, partially offset by the net unfavorable prior year reserve development in 2019 compared to net favorable prior year reserve development in 2018 and a lower underlying underwriting gain, in each case primarily due to the impact of a more challenging tort environment in 2019.

The Compensation Committee also considered these results relative to the U.S. property and casualty insurance industry as a whole. In particular, the Company’s 2019 return on equity of 10.5% exceeded the average return on equity for the domestic property and casualty industry in 2019 of approximately 8.2%, as estimated by Conning.

Other Financial Metrics
In determining annual cash bonuses to be paid to the named executive officers, the Compensation Committee evaluates the Company’s performance with respect to not only core return on equity, but also a broad range of other financial metrics including, among other things, core income and core income per diluted share and other metrics that contribute to those amounts, such as written and earned premiums, investment income and expense management. In 2019, other than with respect to the increase in core income, no one of these other financial metrics was individually material to 2019 compensation decisions.

44	The Travelers Companies, Inc. | 2020 Proxy Statement

The relevant targets for these other financial metrics were included in the 2019 financial plan approved by the Board at the end of 2018. The following charts show actual 2019 core income, core income per diluted share and adjusted core income (excluding prior year reserve development related to asbestos and environmental (“A&E”) and catastrophes) compared to the 2018 results and the corresponding metrics contained in the Company’s 2019 financial plan. Core income of $2.5 billion in 2019 was higher than core income of $2.4 billion in 2018 but lower than the goal of $2.7 billion in the Company’s financial plan primarily due to the factors discussed above.

CORE INCOME	CORE INCOME PER DILUTED SHARE	CORE INCOME BEFORE A&E AND CATASTROPHES

(1)	As discussed above, the 2019 targets for core income and core income per diluted share assume catastrophes consistent with more normalized levels reflecting long-term historical experience. In addition, the 2019 targets for core income, core income per diluted share and core income before A&E and catastrophes do not include any planned reserve development, either positive or negative. The Company’s actual 2018 results include $517 million pre-tax ($409 million after tax) of net favorable prior year reserve development.

Amount of 2019 Annual Cash Bonuses
At its February 2020 meeting, in light of the quantitative and qualitative factors described above and the substantial contributions made by the named executive officers in achieving these results and to recognize that all of the named executive officers individually performed at superior levels, the Compensation Committee determined in its judgment to set the amounts of the named executive officers’ 2019 cash bonuses at levels generally consistent with the cash bonuses for the 2018 performance year and to further increase or decrease the amount of the annual cash bonuses based on certain additional considerations as described below:

	Annual cash bonus	Change in annual cash bonus compared to 2018
Mr. Schnitzer	$6.0 million	Increased by $800,000 in consideration of the Company’s strong financial results and strategic achievements since Mr. Schnitzer became Chief Executive Officer in 2015 and to position his total compensation for 2019 closer to the median when compared to other chief executive officers in our Compensation Comparison Group.
Mr. Frey	$1.75 million	Increased by $750,000 to reflect Mr. Frey’s successful completion of his first full year as Chief Financial Officer.
Mr. Kess	$2.68 million	Increased by $50,000 to reflect overall superior performance, including in advancing the Company’s sustainability reporting.
Mr. Toczydlowski	$2.25 million	Decreased by $50,000 to reflect, on the one hand, lower operating income in Business Insurance compared to the prior year (while also acknowledging that this decrease was primarily attributable to a more aggressive tort environment, which the Company believes is industrywide and not Travelers specific) and, on the other hand, his leadership of successful marketplace execution and strategic accomplishments in Business Insurance in 2019.
Mr. Heyman	$2.35 million	Decreased by $650,000 to reflect the change in his role and responsibilities in 2019.

2020 Proxy Statement | The Travelers Companies, Inc.	45

Long-Term Stock Incentives
The Compensation Committee believes that the interests of executives and shareholders should be closely aligned. Accordingly, a significant portion of the total compensation for the named executive officers is in the form of stock-based long-term incentive awards.

Metrics

In determining the size of the total long-term incentive opportunity, the Compensation Committee considers a number of factors, including the factors applied with regard to the determination of the annual cash bonus award. Once the performance share award has been granted, the number of shares that a named executive officer will receive upon vesting, if any, depends on the Company’s attainment of specific financial targets related to core return on equity. These targets, which are described on page 49, are specified at the time the awards are granted and, unlike the practice of most companies, disclosed in advance to shareholders to enable a full evaluation of the rigor of our performance goals and how the performance schedule compares to our cost of equity. The value provided by the stock options is determined solely on the appreciation of the stock price subsequent to the time of the award.

Link to Strategy Long-term stock incentives ensure that our executive officers have a continuing stake in our long-term success and manage the business with a long-term, risk-adjusted perspective.

Guidelines for the Allocation of Annual Equity Grants
The Compensation Committee, with advice from its independent compensation consultant, has developed guidelines for the allocation of annual grants of equity compensation between performance shares and stock options. Under the guidelines, the mix of long-term incentives, for the named executive officers, based on the grant date fair value of the awards, is approximately:

These allocations are intended to result in a mix of annual long-term incentives that is sufficiently performance-based and will result in:

●a large component of total compensation being tied to the achievement of specific, multi-year operating performance objectives and changes in shareholder value (performance shares); and
●an appropriate portion being tied solely to changes in shareholder value (stock options).

The mix of annual long-term incentive compensation reflects the Compensation Committee’s judgment as to the appropriate balance of these incentives to achieve its objectives. While the aggregate grant date fair values of equity awards granted to the named executive officers take into account both individual and Company performance, the mix of equity incentives awarded annually is fixed and generally does not vary from year-to-year. For a description of the equity awards granted in fiscal year 2019, refer to “—Grants of Plan-Based Awards in 2019” on page 59.

46	The Travelers Companies, Inc. | 2020 Proxy Statement

Annual Equity Grants
At its February 2020 meeting, to recognize that all of the named executive officers individually performed at superior levels, contributed substantially to our strong 2019 results and were highly effective working as a team in driving the Company’s strategic financial plan and innovation agenda, the Compensation Committee determined in its judgment to grant the named executive officers stock-based long-term incentive awards at levels that were generally consistent with those granted with respect to the 2018 performance year and to further increase or decrease the long-term incentive awards granted based on additional considerations as described below:

	Stock-based long-term incentive award grant date fair value	Change in grant date fair value compared to 2018
Mr. Schnitzer	$10.75 million

Increased by $1.75 million, in consideration of the Company’s strong financial results and strategic achievements since Mr. Schnitzer became Chief Executive Officer in 2015 and to position his total compensation closer to the median when compared to other chief executive officers in our Compensation Comparison Group.

Mr. Frey	3.0 times his base salary	Increased from 2.5 times base salary to reflect Mr. Frey’s successful completion of his first full year as Chief Financial Officer.
Mr. Kess	3.0 times his base salary	Consistent with prior year.
Mr. Toczydlowski	2.5 times his base salary	Consistent with prior year.
Mr. Heyman	2.0 times his base salary	Decreased from 3.0 times base salary to reflect the change in his role and responsibilities in 2019.

These equity awards approved for the named executive officers at the February 2020 meeting, will be reflected in the “Summary Compensation Table” in our Proxy Statement for our 2021 annual meeting.

At its February 2019 meeting, the Compensation Committee granted the following stock-based long-term incentive awards:

	Stock-based long-term incentive award grant date fair value	Change in grant date fair value compared to 2018
Mr. Schnitzer	$9.0 million	Increased by $800,000 (10% higher).
Messrs. Heyman and Kess	3.0 times their base salary	Increased from 2.8 times base salary (6% higher).
Messrs. Frey and Toczydlowski	2.5 times their base salary	This was their first grant as a named executive officer.

The Compensation Committee set the amounts of the above incentive grants in order to position the total direct compensation for these named executive officers higher for the 2018 performance year compared to the 2017 performance year, reflecting the strong performance in 2018 and the increase in core income from 2017, despite another year of historically high level of catastrophes. These equity awards, approved at the February 2019 meeting, are reflected in the Summary Compensation Table on page 57.

The ultimate value of stock-based long-term incentive awards at the time of vesting or, in the case of stock options, exercise may be greater than or less than the grant date fair value, depending upon our operating performance and changes in the value of our stock price. The grant date fair values of long-term incentive awards are computed in accordance with the accounting standards described in footnote (1) to the “Summary Compensation Table” on page 57.

Consistent with our historical practice, 60% of the stock-based long-term incentive awards were granted in the form of performance shares and 40% of the stock-based long-term incentive awards were granted in the form of stock options in each of 2020 and 2019.

2020 Proxy Statement | The Travelers Companies, Inc.	47

Performance Shares
Under our program for granting performance shares, we may grant performance shares to certain of our employees who hold positions of vice president (or its equivalent) or above, including the named executive officers. These awards provide the recipient with the right to receive a variable number of shares of our common stock based upon our attainment of specified performance goals. The performance goals for performance share awards granted in 2020 and 2019 are based upon our attaining various adjusted returns on equity over three-year performance periods commencing January 1, 2020, and ending December 31, 2022, and commencing January 1, 2019, and ending December 31, 2021, respectively (in each case, “Performance Period Return on Equity”). Performance Period Return on Equity represents the average of the “Adjusted Return on Equity” for each of the three calendar years in the performance period. The “Adjusted Return on Equity” for each calendar year is determined by dividing “Adjusted Operating Income” by “Adjusted Shareholders’ Equity” for the year, each as defined in the Performance Share Awards Program and described below.

“Adjusted Operating Income”, as defined in the Performance Share Awards Program and referred to herein as “Adjusted Core Income”, excludes the after-tax effects of:

●	specified losses from officially designated catastrophes;
●	asbestos and environmental reserve charges or releases;
●	net realized investment gains or losses in the fixed maturities and real estate portfolios;
●	extraordinary items; and
●	the cumulative effect of accounting changes and federal income tax rate changes, and restructuring charges, each as defined by GAAP and each as reported in our financial statements (including accompanying footnotes and management’s discussion and analysis);

and is then reduced by the after-tax dollar amount for expected “normal” catastrophe losses. In the first year of the performance period, such expected “normal” catastrophe losses are represented by a fixed amount set forth in the terms of the performance shares ($965 million for 2019). In the two subsequent years of the performance period, such fixed amount for catastrophes is adjusted up or down by formula to reflect any increases or decreases, as the case may be, in written premiums in specified catastrophe-exposed commercial and personal lines.

“Adjusted Core Income” is also reduced by an amount reflecting the historical level of credit losses (on an after-tax basis) associated with our fixed-income investments. The Compensation Committee believes this reduction of Adjusted Core Income is appropriate because credit losses in our fixed-income portfolio are part of reported net income but not core income and thus, absent making this reduction, would not be reflected in Adjusted Core Income. Specifically, for performance share awards granted in February 2020 and February 2019, the annual reduction is determined by multiplying a fixed factor (expressed as 2.25 basis points) by the amortized cost of the fixed maturity investment portfolio at the beginning of each quarter during the relevant year in the performance period and adding such amounts (on an after-tax basis) for each year in the performance period.

“Adjusted Shareholders’ Equity” for each year in the performance period is defined in the Performance Share Awards Program as the sum of our total common shareholders’ equity, as reported on our balance sheet as of the beginning and end of the year (excluding net unrealized appreciation or depreciation of investments and adjusted as set forth in the immediately following sentence), divided by two. In calculating Adjusted Shareholders’ Equity, our total common shareholders’ equity as of the beginning and end of the year is adjusted to remove the cumulative after-tax impact of the following items during the performance period: (1) discontinued operations and (2) the adjustments and reductions made in calculating Adjusted Core Income.

The Compensation Committee selected Performance Period Return on Equity as the performance measure in the Performance Share Plan because the Compensation Committee believes it is the best measure of return to shareholders and efficient use of capital over a multi-year period, as described further above under “—Pay-for-Performance Philosophy and Objectives of Our Executive Compensation Program”.

The Compensation Committee seeks to establish the Performance Period Return on Equity standards such that 100% vesting requires a level of performance over the performance period that is expected to be in the top tier of the industry.

48	The Travelers Companies, Inc. | 2020 Proxy Statement

In considering what would constitute such top tier performance over a future three-year period, the Compensation Committee considered:

Core Considerations	Additional Considerations
●Recent and historical trends in return on equity for the domestic property and casualty insurance industry, including industry peers included in our Compensation Comparison Group.
●Recent and historical trends in core return on equity for the Company.

●Current and expected underwriting and investment market conditions.
●Our business plan and the Company’s cost of equity.
●Performance is measured over a three-year period and the plan and related award agreements do not provide for adjustments to be made during the performance period to reflect changes in interest rates or other factors or unanticipated events that impact our results (other than in the case of specifically enumerated events, such as changes in corporate income tax rates and accounting changes).

For example, the Compensation Committee noted in respect of the performance shares granted in 2020 that the Performance Period Return on Equity of 10.0% that is required for 100% vesting would meaningfully exceed the average return on equity for the domestic property and casualty insurance industry of 8.2% for 2019, as estimated by Conning.

Accordingly, while the Compensation Committee decided not to implement a formulaic calculation based on performance relative to other companies in the industry, which it believed could result in over or under compensation, it did set the Performance Period Return on Equity standards after considering the level of historical and expected performance that would constitute superior returns.

See the chart on page 33, which shows historical returns on equity for the Company and the domestic property and casualty insurance industry. In establishing the Performance Period Return on Equity standards shown in the chart below, the Compensation Committee also considered our financial goal of achieving a mid-teens core return on equity over time will depend on interest rates returning to more normal levels by historical standards and that the ongoing objective of achieving an industry-leading core return on equity over any period, and in particular a short- or medium-term period such as three years, would, in its view, be reasonably difficult to achieve. The Compensation Committee further considered that in light of the multi-year nature of the performance period, there is uncertainty, particularly in the second and third years of the performance period, with respect to aspects of the operating environment that are beyond management’s control and, as described above, the plan and related award agreements do not provide for adjustments to be made during the performance period. For example, changes in the competitive environment for pricing, the level of economic activity and interest rates, all of which impact the Company’s ability to meet its performance objectives, are difficult to forecast. Accordingly, the Compensation Committee determined that the Performance Period Return on Equity standards should be set to contemplate that uncertainty. In addition, the Compensation Committee considered that, because the Company’s actuarial estimates reflect management’s best estimates of ultimate loss as of the relevant date, the Company’s future financial plans do not include any prior year reserve development, positive or negative.

For performance shares granted in 2020 and 2019, actual distributions are contingent upon our attaining Performance Period Return on Equity as indicated on the following chart. Performance falling between any of the identified points in the applicable chart below will result in an interpolated vesting percentage (for example, a Performance Period Return on Equity of 14% will yield a vesting of 115%).

PERFORMANCE SHARES GRANTED IN 2020 AND 2019:
PERFORMANCE PERIOD RETURN ON EQUITY STANDARDS

	Vesting Percentage	Performance Period Return on Equity for Performance Shares Granted in 2020 and 2019
Maximum	150%	≥ 16.0%
	140%	15.5%
	130%	15.0%
	120%	14.5%
	110%	13.5%
	100%	10.0%
	75%	8.5%
Threshold	50%	8.0%
	0%	<8.0%

2020 Proxy Statement | The Travelers Companies, Inc.	49

The performance shares are a long-term incentive intended to align a significant portion of our executives’ compensation with return on equity objectives over time. The Compensation Committee from time to time makes adjustments to the Performance Period Return on Equity standards for a year’s awards when, at the time of grant, it determines that there have been significant changes in the returns that it expects should constitute top tier performance.

For performance shares granted in 2020, the Compensation Committee decided not to make any changes to the Performance Period Return on Equity standards. This decision reflected the fact that the Compensation Committee believed that returns that qualify as top tier performance over the next several years will continue to be somewhat lower than longer term historical levels.

The Compensation Committee also observed that the Performance Period Return on Equity required for 100% vesting exceeds the actual average return on equity for the domestic property and casualty insurance industry for each of the last 10 years as estimated by Conning.

In granting future awards, the Compensation Committee intends to continue to review Performance Period Return on Equity standards in light of the then current operating environment and will consider adjustments if, among other reasons, investment yields increase to more normal levels by historical standards.

To support our recruitment and retention objectives and to encourage a long-term focus on our operations, the performance shares vest subject to both the satisfaction of the requisite performance goals and the participant meeting specified service period criteria. The program provides for accelerated vesting and/or waiver of service requirements in the event of death or disability or qualifying “retirement,” as defined in the awards. In the event of a participant’s voluntary termination for “good reason” or involuntary termination without “cause” within 24 months following a change in control of the Company, the service vesting requirements with respect to the 2019 and 2020 performance share grants will be waived. Further, under his employment agreement, Mr. Schnitzer is entitled to conversion of all of his performance shares into time-vesting awards upon a change in control and he is entitled to accelerated vesting of all of his equity awards if his equity awards are not assumed by the surviving entity following a change in control or in the event of a voluntary termination for “good reason” or an involuntary termination without “cause” (each as defined in his employment letter) within 24 months following a change in control of the Company. These provisions are included to minimize the potential influence of the treatment of these equity awards in connection with a change in control on Mr. Schnitzer’s and our other executives’ decision-making processes and to conform the terms of our program more closely to compensation practices among our peers. The Compensation Committee believes that these provisions will enhance Mr. Schnitzer’s and our other executives’ independence and objectivity when considering a potential transaction. These provisions are described in more detail under “—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Schnitzer’s Employment Letter”.

New performance share cycles commence annually and overlap one another, helping to foster retention and reduce the impact of the volatility in compensation associated with changes in our annual return on equity performance. Dividend equivalent shares are paid only when and if performance shares vest, and are paid, in shares, at the same vesting percentage as the underlying performance shares.

Payment of Performance Shares Granted for the 2017-2019 Period
In February 2020, the Compensation Committee reviewed and subsequently certified the results for the performance shares granted to the named executive officers in 2017. Payout of shares under these performance share awards was subject to attaining specified adjusted returns on equity over the three-year performance period commencing on January 1, 2017, and ending on December 31, 2019. The adjusted return on equity for such performance period was 12.1%, which resulted in the vesting of the performance shares at 106.0%.

Stock Options
All stock options are granted with an exercise price equal to the closing price of the underlying shares on the date of grant. Our annual award of stock options generally vests 100% three years after the date of grant and has a maximum expiration date of 10 years from the date of grant. Following a change of control, the named executive officers are entitled to accelerated vesting of their stock options under the corresponding situations, and for the same reasons, described above with respect to their performance shares. For a description of other vesting events see “—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control”.

50	The Travelers Companies, Inc. | 2020 Proxy Statement

Under the Amended and Restated 2014 Stock Incentive Plan, stock options cannot be “repriced” unless such repricing is approved by our shareholders.

Other Compensation
Pension Plans
We provide retirement benefits as part of a competitive pay package to retain employees. Specifically, we currently offer all of our U.S. employees a tax-qualified defined benefit plan with a cash-balance formula, with some grandfathered participants accruing benefits under a final average pay formula. Also, a number of employees and executives participate or have accrued benefits in other pension plans which are frozen as to new participants and/or new accruals. Under the cash-balance formula, each enrolled employee has a hypothetical account balance, which grows with interest and pay credits each year.

In addition, we sponsor a non-qualified excess benefit retirement plan that covers all U.S. employees whose tax-qualified plan benefit is limited by the Internal Revenue Code with respect to the amount of compensation that can be taken into account under a tax-qualified plan. The non-qualified plan makes up for the benefits that cannot be provided by the qualified plan as a result of those Internal Revenue Code limits by using the same cash-balance pension formula that applies under the qualified plan. The purpose of this plan is to ensure that employees who receive retirement benefits only through the qualified cash-balance plan and employees whose qualified plan benefit is limited by the Internal Revenue Code are treated substantially the same. The details of the existing plans are described more fully under “—Post-Employment Compensation—Pension Benefits for 2019” on page 63.

Deferred Compensation
In the United States, we offer a tax-qualified 401(k) plan to all of our employees and a non-qualified deferred compensation plan to employees who hold positions of vice president or above. Both plans are available to the named executive officers.

The non-qualified deferred compensation plan allows an eligible employee to defer receipt of a portion of his or her salary and/or annual bonus until a future date or dates elected by the employee. This plan provides an additional vehicle for employees to save for retirement on a tax-deferred basis. The deferred compensation plan is not funded by us and does not provide preferential rates of return. Participants have only an unsecured contractual commitment by us to pay amounts owed under that plan.

For further details, see “—Post-Employment Compensation—Non-Qualified Deferred Compensation for 2019” on page 65.

Other Benefits
We also provide other benefits described below to our named executive officers, which are not tied to any performance criteria. Rather, these benefits are intended to support objectives related to the attraction and retention of highly skilled executives and to ensure that they remain appropriately focused on their job responsibilities without unnecessary distraction.

Personal Security
We have established a security policy in response to a study prepared by an outside consultant that analyzed security risks to our Chief Executive Officer based on a number of factors, including travel patterns and past security threats. This security policy is periodically reviewed by an outside security consultant. In accordance with the security policy, a Company car and driver or other ground transportation arrangements are provided to our Chief Executive Officer for business and personal travel. These ground transportation services provide security for our Chief Executive Officer and enable him to conduct business on behalf of the Company while in transit. The methodologies we use to value the personal use of a Company car and driver and other ground transportation arrangements as a perquisite are described in footnote (5) to the “Summary Compensation Table”. In 2019, the aggregate incremental cost for personal use of a Company car and driver and other ground transportation provided pursuant to our security policy for our Chief Executive Officer was $13,478.

As required by the security policy, our Chief Executive Officer uses our aircraft for business and personal air travel. Use of our Company aircraft provides the necessary security for our Chief Executive Officer and enables him to be immediately available to respond to business priorities from any location and to use his travel time productively for the Company’s benefit. Our Chief Executive Officer reimburses the Company for personal travel on our aircraft in an amount equal to the incremental cost to the Company associated with such personal travel, provided that the amount does not exceed the maximum amount legally payable under FAA regulations, in which case our Chief Executive Officer reimburses such maximum amount.

Our Chief Executive Officer is responsible for all taxes due on any income imputed to him in connection with his personal use of Company-provided transportation.

2020 Proxy Statement | The Travelers Companies, Inc.	51

In addition, under the security policy described above, we provide our Chief Executive Officer with additional home security enhancements and other protections. The methodology we use to value the incremental costs of providing additional home security enhancements and other protections to our Chief Executive Officer is the actual cost to us of home security and other equipment or other personal security protection and any other incremental related expenses. In 2019, the aggregate incremental cost of security for our Chief Executive Officer was $68,176 as shown in footnote (5) to the “Summary Compensation Table”.

Other Transportation on Company Aircraft
We also on occasion provide transportation on Company aircraft for spouses or others, although under SEC rules, such spousal or other travel may not always be considered to be directly and integrally related to our business. Consistent with past practice, we only reimburse the named executive officers for any tax liabilities incurred with respect to travel by spouses or others if such travel is considered directly and integrally related to business.

Health Benefits; Treatment of Higher Paid and Lower Paid Employees
We subsidize health benefits more heavily for lower paid employees as compared to higher paid employees, such as the named executive officers.

Accordingly, our higher paid employees pay a significantly higher percentage of the cost of their health benefits than our lower paid employees.

Additional Compensation Information

Compensation Comparison Group

Our Compensation Comparison Group includes:

Key competitors in the property and casualty insurance industry —

●	AIG
●	Allstate Corporation
●	Chubb Ltd.
●	Hartford Financial Services Group
●	Progressive Corporation

General financial services and life and health insurance companies of relatively similar size and complexity —

●	Aflac
●	American Express
●	Bank of New York Mellon
●	Humana
●	Lincoln National
●	Marsh & McLennan
●	MetLife Inc.
●	Prudential Financial Inc.

We regard these companies as potential competition for executive talent.

The Compensation Committee reviews the composition of our peer group annually to ensure that the companies constituting the peer group continue to provide meaningful and relevant compensation comparisons. In May 2019, the Compensation Committee, based on recommendation of its independent compensation consultant, took the following actions with respect to the Compensation Comparison Group:

●	Removed Aetna, Cigna and Manulife Financial from the Compensation Comparison Group; and
●	Added Aflac, AIG, Bank of New York Mellon, Humana, Lincoln National and Marsh & McLennan.

In making these changes, the Compensation Committee considered, among other factors, that, at the time of their review, the Company’s net income was approximately at the 47th percentile and its revenue at the 40th percentile of the new Compensation Comparison Group, while its market cap was at 96% of the median.

Non-Competition Agreements
All members of our Management Committee, including the named executive officers, have signed non-competition agreements. The agreements provide that, upon an executive’s termination of employment, we may elect to, and in the event of Mr. Schnitzer’s voluntary termination for “good reason” or involuntary termination without “cause” within the 24-month period following a change in control, we have elected to, impose a six-month non-competition obligation upon the executive that would preclude the executive, subject to limited exceptions, from

52	The Travelers Companies, Inc. | 2020 Proxy Statement

(1) performing services for or having any ownership interest in any entity or business unit that is primarily engaged in the property and casualty insurance business or (2) otherwise engaging in the property and casualty insurance business. This restriction will apply in the United States and any other country where we are physically present and engaged in the property and casualty insurance business as of the executive’s termination date.

If we elect to enforce the non-competition terms, and the executive complies with all of the obligations under the agreement, then the executive will be entitled to:

●	receive a lump sum payment at the end of the six-month restricted period equal to the sum of (1) six-months’ base salary plus (2) 50% of the executive’s average annual bonus for the prior two years plus (3) 50% of the aggregate grant date fair value of the executive’s average annual equity awards for the prior two years; and
●	reimbursement for the cost of continuing health benefits on similar economic terms as in place immediately prior to the executive’s termination date during the six-month non-competition period or payment of an equivalent amount, payable at the end of the six-month restricted period.

Timing and Pricing of Equity Grants
The Compensation Committee typically makes annual awards of equity at its meeting held in early February, which is set in advance as part of the Board’s annual calendar of scheduled meetings. The Compensation Committee has in the past, and may in the future, make limited grants of equity on other dates in order to retain key employees, to compensate an employee in connection with a promotion or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join us.

Under our Governance Guidelines, the Compensation Committee may make off-cycle equity grants only on previously determined dates in each calendar month, which will be either (1) the date of a regularly scheduled Board or Compensation Committee meeting, (2) the next succeeding 15th day of the calendar month (or if the 15th is not a business day, the business day immediately preceding the 15th) or (3) in the case of grants in connection with new hires and/or promotions, on, or within 15 days of, the first day of employment or other personnel change. The grant date of equity grants to executives is the date of Compensation Committee approval. As discussed above, the exercise price of stock option grants is the closing market price of our common stock on the date of grant.

As discussed under “Governance of Your Company—Committees of the Board and Meetings—Compensation Committee” on page 11, the Compensation Committee has delegated to the Chief Executive Officer, subject to the prior written consent of our Executive Vice President and General Counsel, the authority to make limited “off-cycle” grants to employees who are not Committee Approved Officers on the grant dates established by our Governance Guidelines. For these grants, as discussed above, the grant date is the date of such approval, and the exercise price of all stock options is the closing market price of our common stock on the date of grant.

Under the 2014 Stock Incentive Plan, stock options cannot be “repriced” unless such repricing is approved by our shareholders. See “Governance of Your Company—Dating and Pricing of Equity Grants” on page 20.

We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

Severance and Change in Control Agreements
All of our current senior executives, other than Mr. Schnitzer, are covered by our severance plan. Mr. Schnitzer’s letter agreement, discussed at greater length below under “—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements” on page 69, contains severance benefits that are triggered under some circumstances, including some circumstances related to a change in control of the Company.

Each of our named executive officers, other than Mr. Schnitzer, has entered into an agreement with us pursuant to which the named executive officer is granted enhanced severance benefits in exchange for agreeing to non-solicitation and non-disclosure provisions. Under the terms of such agreements, these named executive officers are eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than “cause” or if they are asked to take a substantial demotion. The terms of these agreements are described more fully under “—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements” on page 69.

2020 Proxy Statement | The Travelers Companies, Inc.	53

In addition, based on the advice of the Compensation Committee’s independent compensation consultant and consistent with market practice, the equity awards made in February 2020 and 2019, including those made to the named executive officers, provide for waiver of service vesting conditions in the event of a voluntary termination for “good reason” or an involuntary termination without “cause” within 24 months of a change in control.

The Compensation Committee believes that these severance agreements and, in some circumstances, change in control arrangements are necessary to attract and retain the talent necessary for our long-term success. The Compensation Committee also believes that these severance and change in control programs allow our executives to focus on duties at hand and provide security should their employment be terminated as a result of an involuntary termination without cause or a constructive discharge or following a change of control, as applicable. For these reasons, and based on advice of the Compensation Committee’s independent compensation consultant, the Compensation Committee believes that these arrangements are appropriate and consistent with similar provisions agreed to by members of our Compensation Comparison Group and their executive officers.

None of the severance and change in control agreements with the named executive officers include excise tax gross-up protections.

Stock Ownership Guidelines, Anti-Hedging and Pledging Policies, and Other Trading Restrictions

We maintain an executive stock ownership policy under which executives are expected to accumulate and retain specified levels of ownership of our equity securities until termination of employment, so as to further align the interests of management and shareholders. The Compensation Committee developed this policy based in part on an analysis of policies instituted at our peer competitors. Under the policy, executives have target ownership levels as follows:

Rank	Target Stock Ownership Level
CEO	The lesser of 150,000 shares or the equivalent value of 500% of base salary
Vice chairmen and executive vice presidents	The lesser of 30,000 shares or the equivalent value of 300% of base salary
Senior vice presidents	The lesser of 5,000 shares or the equivalent value of 100% of base salary

The stock ownership levels of all persons subject to this policy are calculated on a quarterly basis. In determining an executive’s share ownership level, the following are included:

●	100% of shares held directly by the executive;
●	100% of shares held indirectly through our 401(k) Savings Plan or deferred compensation plan;
●	50% of unvested performance shares (assuming the target number of performance shares will vest); and
●	a number of shares with a market value equal to 50% of any unrealized appreciation in stock options, whether vested or unvested.

As of December 31, 2019, each of our named executive officers was in compliance with our stock ownership policy.

The policy provides that executives who have not achieved these levels of stock ownership are expected to retain the shares acquired upon exercising stock options or upon the vesting of restricted stock, restricted stock units or performance shares (other than shares used to pay the exercise price of options and withholding taxes) until the requirements are met.

We have a securities trading policy that sets forth guidelines and restrictions applicable to employees’ and directors’ transactions involving our stock. Among other things, this policy prohibits our employees and directors from engaging in short-term or speculative transactions involving our stock, including purchasing our stock on margin, short sales of our stock (that is, selling stock that is not owned and borrowing shares to make delivery), buying or selling puts, calls or other derivatives related to our stock and arbitrage trading or day trading of our stock. Directors and executive officers are not allowed to pledge Company stock without the consent of the Company, and no shares beneficially owned by them are pledged.

Recapture/Forfeiture Provisions

Our Board has adopted a policy requiring the reimbursement and/or cancellation of all or a portion of any incentive cash bonus or stock-based incentive compensation awarded

54	The Travelers Companies, Inc. | 2020 Proxy Statement

after February 1, 2010 to members of our Management Committee or other officers who are subject to Section 16 of the Exchange Act when the Compensation Committee has determined that all of the following factors are present:

●	the award and/or payout of an award was predicated upon the achievement of financial results that were subsequently the subject of a restatement;
●	the employee engaged in fraud or willful misconduct that was a significant contributing factor in causing the restatement; and
●	a lower award and/or payout of an award would have been made to the employee based upon the restated financial results.

Incentive compensation is granted subject to the policy that, in each such instance described above, the Company will, to the extent permitted by applicable law and subject to the discretion and approval of the Compensation Committee, taking into account such facts and circumstances as it deems appropriate, including the costs and benefits of doing so, seek to recover the employee’s cash bonus and/or stock-based incentive compensation paid or issued to the employee in excess of the amount that would have been paid or issued based on the restated financial results. If the Compensation Committee determines, however, that, after recovery of an excess amount from an employee, the employee is nonetheless unjustly enriched, it may seek recovery of more than such excess amount up to the entire amount of the bonus or other incentive compensation.

In addition, under the terms of our executive equity award agreements, in the event that the employment of an executive, including the named executive officers, is terminated for gross misconduct or for cause, as determined by the Compensation Committee, all outstanding vested and unvested awards are cancelled upon his or her termination.

Further, in connection with equity awards, the named executive officers and other recipients of equity awards are parties to an agreement that provides for the forfeiture of unexercised or unvested awards and the recapture by us of any compensatory value, including any amount included as compensation in his or her taxable income, that the former executive received or realized by way of payment, exercise or vesting during the period beginning 12 months prior to the date of termination of employment with us, and ending 12 months after the date of the termination of employment with us, if during the 12-month period following his or her termination, the executive:

●	fails to keep all confidential information strictly confidential;
●	uses confidential information to solicit or encourage any person or entity that is a client, customer, policyholder, vendor, consultant or agent of ours to discontinue business with us after accepting a position with a direct competitor;
●	is directly and personally involved in the negotiation or solicitation of the transfer of business away from us; or
●	solicits, hires or otherwise attempts to affect the employment of any person employed by us at any time during the last three months of the executive’s employment or thereafter, without our consent.

Shareholder Engagement

Management has had numerous conversations with investors about compensation and governance practices, and management has reported on those conversations to the Compensation Committee. Specifically, as described in “Shareholder Engagement” on page 21 of this Proxy Statement, during 2019, management contacted our largest shareholders and received feedback from beneficial owners of shares aggregating more than 40% of our outstanding shares. After considering our conversations with investors, in which shareholders were generally supportive of our compensation programs, as well as conversations with proxy advisory firms and the results of the shareholder advisory vote on executive compensation in 2019, where approximately 94% of the shares voting “FOR” or “AGAINST” at the meeting voted in favor of the compensation paid to our named executive officers, the Compensation Committee concluded that our executive compensation programs are performing as intended and, consistent with the advice of its independent compensation consultant, determined not to make changes to the core structure of our executive compensation programs.

OUTREACH During 2019, management contacted our largest shareholders.	TOPICS DISCUSSED Key topics included: ●Executive compensation ●Board diversity and structure ●Workforce diversity ●Sustainability reporting
COMMUNICATION WITH THE BOARD
The Corporate Secretary — who participates in shareholder engagement — shares feedback with the Nominating and Governance Committee and the Compensation Committee, and this feedback is reported to the entire board by the Chairs of these committees.

2020 Proxy Statement | The Travelers Companies, Inc.	55

Total Direct Compensation for 2017-2019 (Supplemental Table)

The following table shows the base salary actually earned during each of the last three years as well as annual cash bonuses paid and equity awards granted to our named executive officers in February in respect of the immediately preceding performance year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Equity Awards ($)	Total ($)	Increase (Decrease) from Prior Year (%)
Alan D. Schnitzer	2019	1,000,000	6,000,000	10,750,000	17,750,000	17
Chairman and	2018	1,000,000	5,200,000	9,000,000	15,200,000	9
Chief Executive Officer	2017	1,000,000	4,700,000	8,200,000	13,900,000	(9)
Daniel S. Frey	2019	687,739	1,750,000	2,100,000	4,537,739	47
Executive Vice President and	2018	461,552	1,000,000	1,625,000	3,086,552	n/a
Chief Financial Officer
William H. Heyman	2019	826,820	2,350,000	1,500,000	4,676,820	(27)
Vice Chairman and Chairman of the	2018	850,000	3,000,000	2,550,000	6,400,000	6
Investment Policy Committee	2017	850,000	2,800,000	2,400,000	6,050,000	(7)
Avrohom J. Kess	2019	887,739	2,675,000	2,700,000	6,262,739	4
Vice Chairman and	2018	850,000	2,625,000	2,550,000	6,025,000	5
Chief Legal Officer	2017	850,000	2,500,000	2,400,000	5,750,000	n/a
Gregory C. Toczydlowski	2019	737,739	2,250,000	1,900,000	4,887,739	3
Executive Vice President and President,	2018	700,000	2,300,000	1,750,000	4,750,000	n/a
Business Insurance

The Purpose Behind This Supplemental Table
This Supplemental Table has been included to provide investors with additional compensation information for the last three performance years. As part of reaching its compensation decisions for a performance year, the Compensation Committee refers to this data. Accordingly, this supplemental information enables investors to better understand the actions of the Compensation Committee with respect to total direct compensation for a performance year. This Supplemental Table is not, however, intended to be a substitute for the information provided in the “Summary Compensation Table” on page 57, which has been prepared in accordance with the SEC’s disclosure rules.

The Differences Between this Supplemental Table and the Summary Compensation Table
The information contained in this Supplemental Table differs substantially from the total direct compensation information contained in the “Summary Compensation Table” for the relevant year because the stock awards and option awards columns for a particular year in the “Summary Compensation Table” report awards actually granted in that fiscal year (not equity awards granted in respect of that performance year). For example, for 2019, the “Summary Compensation Table” includes awards made in February 2019 in respect of the 2018 performance year, but does not include awards made in February 2020 in respect of the 2019 performance year. On the other hand, the “2019” rows in the Supplemental Table presented above include stock-based grants made in February 2020 in respect of the 2019 performance year and not the stock-based grants made in February 2019 in respect of the 2018 performance year.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Donald J. Shepard (Chair)	Clarence Otis Jr.
Janet M. Dolan	Philip T. Ruegger III

56	The Travelers Companies, Inc. | 2020 Proxy Statement

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to our Chairman and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities at December 31, 2019. We refer to these individuals collectively as the “named executive officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Alan D. Schnitzer Chairman and Chief Executive Officer	2019	1,000,000	—	5,399,999	3,600,004	6,000,000	676,671	102,135	16,778,809
	2018	1,000,000	—	4,920,031	3,279,992	5,200,000	208,246	39,944	14,648,213
	2017	1,000,000	—	5,399,976	3,599,987	4,700,000	455,777	78,019	15,233,759
Daniel S. Frey Executive Vice President and Chief Financial Officer	2019	687,739	—	974,993	649,994	1,750,000	160,906	6,939	4,230,571
	2018	461,552	—	185,510	117,005	1,000,000	31,333	11,500	1,806,900

William H. Heyman Vice Chairman and Chairman of the Investment Policy Committee	2019	826,820	—	1,530,059	1,020,006	2,350,000	388,687	7,592	6,123,164
	2018	850,000	—	1,440,050	959,999	3,000,000	363,028	8,464	6,621,541
	2017	850,000	—	1,575,023	1,050,000	2,800,000	363,243	6,500	6,644,766
Avrohom J. Kess Vice Chairman and Chief Legal Officer	2019	887,739	—	1,530,059	1,020,006	2,675,000	183,974	6,662	6,303,440
	2018	850,000	—	1,440,050	959,999	2,625,000	128,054	6,500	6,009,603
	2017	850,000	—	1,539,954	1,019,992	2,500,000	—	11,500	5,921,446
Gregory C. Toczydlowski Executive Vice President and President, Business Insurance	2019	737,739	—	1,049,944	700,004	2,250,000	509,846	10,088	5,257,621
	2018	700,000	—	1,050,037	699,998	2,300,000	97,870	7,370	4,855,275

(1)	The dollar amounts represent the aggregate grant date fair value of stock awards granted during each of the years presented. The grant date fair value of a stock award is measured in accordance with the guidance in FASB ASC Topic 718 using the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2019 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 13, 2020 (the “Form 10-K”), without taking into account estimated forfeitures. Stock awards in 2017 for Mr. Kess include restricted stock units with a grant date fair value of $9,949. Stock awards in 2018 for Mr. Frey include restricted stock units with a grant date fair value of $10,011. All other stock awards during the years presented reflect performance shares. With respect to the performance shares, the estimate of the grant date fair value determined in accordance with the guidance in FASB ASC Topic 718 assumes the vesting of 100% of the performance shares awarded. Assuming the highest level of performance is achieved (which would result in the vesting of 150% of the performance shares granted), the aggregate grant date fair value of the performance shares reflected in the table above would be:

Name	2019	2018	2017
Alan D. Schnitzer	$8,099,999	$7,380,117	$8,099,965
Daniel S. Frey	$1,462,552	$263,249	n/a
William H. Heyman	$2,295,088	$2,160,076	2,362,534
Avrohom J. Kess	$2,295,088	$2,160,076	$2,295,067
Gregory C. Toczydlowski	$1,574,979	$1,575,126	n/a
The dividend equivalents attributable to performance shares are deemed “reinvested” in additional performance shares and will only be distributed upon the vesting, if any, of the performance shares in accordance with the performance share award terms. In accordance with the SEC’s rules, dividend equivalents on performance shares, as well as cash dividends on restricted stock units, are not required to be reported because the values of such future dividends are factored into the grant date fair value of the awards. For a discussion of specific stock awards granted during 2019, see “Grants of Plan-Based Awards in 2019” below and the narrative discussion that follows.

2020 Proxy Statement | The Travelers Companies, Inc.	57

(2)

The dollar amounts represent the grant date fair value of stock option awards granted during each of the years presented. The grant date fair value of a stock option award is measured in accordance with the guidance in FASB ASC Topic 718 using the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2019 included in the Company’s Form 10-K, without taking into account estimated forfeitures. For a discussion of specific stock option awards granted during 2019, see “Grants of Plan-Based Awards in 2019” below and the narrative discussion that follows.

(3)

Reflects annual cash incentive compensation paid in 2020 for performance year 2019, cash incentive compensation paid in 2019 for performance year 2018 and cash incentive compensation paid in 2018 for performance year 2017, respectively. For a discussion of the Company’s annual cash bonus determinations, see “Compensation Discussion and Analysis—Compensation Elements and Decisions—Annual Cash Bonus”.

(4)

These amounts represent the aggregate change in actuarial present value of accumulated pension benefits for each of the years presented, using the same pension plan measurement date used for financial statement reporting purposes. We do not provide any of our executives with any above-market or preferential earnings on non-qualified deferred compensation. For additional information about pension benefits, see “Post-Employment Compensation—Pension Benefits for 2019” below.

(5)

For 2019, “All Other Compensation” for Mr. Schnitzer includes $13,478 for personal use of a Company car and driver and other ground transportation arrangements, calculated as described below, and $68,176 of personal security expenses, calculated at the actual costs to us, incurred on his behalf pursuant to the Company’s executive security program.

Pursuant to our security policy, in 2019, we provided a car and driver or other ground transportation arrangements to Mr. Schnitzer for business and personal travel. We calculated the incremental cost to us for the personal use of any Company car and driver (including commuting and business travel not considered directly and integrally related to the performance of the executive’s duties) based on the operating costs, such as fuel and maintenance, related to such travel. Compensation and benefits for the employee drivers are not included in the calculation of incremental cost because the employee drivers are members of our security staff, and, consistent with our executive security policy, we would have otherwise incurred such costs for business purposes, whether or not the driver was available to Mr. Schnitzer for personal travel. The incremental costs of personal trips using other ground transportation arrangements, such as car services, are valued at the actual cost to us.

Mr. Schnitzer uses Company aircraft for business and personal air travel as required by our security policy. Mr. Schnitzer reimburses the Company for personal travel on Company aircraft in an amount equal to the incremental cost to the Company associated with such travel up to the maximum amount legally payable under FAA regulations. Incremental costs in excess of the amount legally payable under FAA regulations in the amount of $9,748 are included in “All Other Compensation” for 2019.

For more information about these perquisites, see “Compensation Discussion and Analysis—Other Compensation—Other Benefits”.

58	The Travelers Companies, Inc. | 2020 Proxy Statement

Grants of Plan-Based Awards in 2019

The following table provides information on stock awards and stock options granted in 2019 to each of our named executive officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1) ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name			Threshold (#)	Target (#)	Maximum (#)
Alan D. Schnitzer	2/05/2019		21,398	42,796	64,194			5,399,999
	2/05/2019					216,246	126.18	3,600,004
		n/a
Daniel S. Frey	2/05/2019		3,864	7,727	11,591			974,993
	2/05/2019					39,044	126.18	649,994
		n/a
William H. Heyman	2/05/2019		6,063	12,126	18,189			1,530,059
	2/05/2019					61,270	126.18	1,020,006
		n/a
Avrohom J. Kess	2/05/2019		6,063	12,126	18,189			1,530,059
	2/05/2019					61,270	126.18	1,020,006
		n/a
Gregory C. Toczydlowski	2/05/2019		4,161	8,321	12,482			1,049,944
	2/05/2019					42,048	126.18	700,004
		n/a
(1)	Our annual Senior Executive Performance Plan does not include thresholds, targets or maximums that are determinable at the beginning of the performance year. For additional information regarding annual cash bonuses, see “Compensation Discussion and Analysis—Compensation Elements and Decisions—Annual Cash Bonus” above. The actual cash bonuses paid to our named executive officers are disclosed in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.
(2)	Represents performance shares granted as part of the annual long-term equity grant with respect to performance year 2018. All performance shares were granted under the Company’s 2014 Stock Incentive Plan. Performance shares represent the right to earn shares of our common stock based on our attainment of specified performance goals, as described above under “Compensation Discussion and Analysis—Compensation Elements and Decisions—Long-Term Stock Incentives—Performance Shares”. As described in more detail in that section, for awards granted in 2019, if our return on equity (as defined in the award agreement) over the three-year performance period meets the minimum threshold of 8%, then 50% of the number of performance shares awarded and accumulated dividend equivalents will vest. If our return on equity over the three-year performance period is 10%, then 100% of the number of shares awarded and accumulated dividend equivalents will vest. If our return on equity over the three-year performance period equals or exceeds 16%, then a maximum of 150% of the number of shares awarded and accumulated dividend equivalents will vest. The estimated future payouts of performance shares in the table above do not include additional shares that may be allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares, but the value of such additional shares is factored into the grant date fair values of the performance shares in the table above.
(3)	Represents stock options granted as part of the annual long-term equity grant with respect to performance year 2018. All stock options were granted under the Company’s 2014 Stock Incentive Plan.
(4)

The amount represents the grant date fair value of stock and option awards measured in accordance with the guidance in FASB ASC Topic 718, utilizing the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2019 included in the Company’s Form 10-K, without taking into account estimated forfeitures. With respect to the performance shares, the estimate of the grant date fair value determined in accordance with the guidance in FASB ASC Topic 718 assumes the vesting of 100% of the performance shares awarded.

2020 Proxy Statement | The Travelers Companies, Inc.	59

Narrative Supplement to Summary Compensation Table and Grants of Plan-Based Awards in 2019

Employment Arrangements

Mr. Schnitzer’s Employment Arrangement
On August 4, 2015, the Company entered into an employment letter with Mr. Schnitzer pursuant to which he serves as our Chief Executive Officer with an annual base salary of $1 million, to be reviewed annually and subject to adjustment in the discretion of the Compensation Committee. Mr. Schnitzer’s base salary was increased to $1.3 million, effective January 1, 2020, which is at approximately the 50th percentile when compared to the other chief executive officers in our Compensation Comparison Group. As described more fully in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Schnitzer’s Employment Letter”, if Mr. Schnitzer’s employment is terminated by us without “cause” or he resigns for “good reason” (each as defined in his agreement), he would become entitled to receive specified additional benefits. Additionally, Mr. Schnitzer would be entitled to specified special protections with respect to his equity awards following a “change in control”.

Mr. Schnitzer used our corporate aircraft for business and personal travel and was provided a car and driver or other ground transportation arrangements, in each case in accordance with our security policy. See the detailed discussion on page 51 of the “Compensation Discussion and Analysis—Other Compensation—Other Benefits—Personal Security” section.

Terms of Equity-Based Awards

Vesting Schedule
Stock option awards granted in 2019 vest in full three years after the date of grant. Performance shares reflected in the tables and accumulated dividend equivalents vest at the end of a three-year performance period if, and to the extent, performance goals are attained, as more fully described above in “Compensation Discussion and Analysis—Compensation Elements and Decisions—Long-Term Stock Incentives—Performance Shares”.

Forfeiture and Post-Employment Treatment
Unvested shares underlying stock option, restricted stock unit and performance share awards are generally forfeited upon termination of employment except in specific cases for which different treatment is provided (see footnote (2) to the “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control Table” on page 68 for a discussion regarding different treatments).

Option Exercise Price
Stock options have an exercise price equal to the closing price of our common stock on the date of grant.

Dividends
Dividend equivalents attributable to performance shares are deemed “reinvested” in additional performance shares. The additional shares allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares will only be distributed upon the vesting, if any, of such performance shares in accordance with the performance share award terms. Cash dividends are paid with respect to restricted stock units at the same time and in the same amounts as are paid on shares of common stock.

60	The Travelers Companies, Inc. | 2020 Proxy Statement

Option Exercises and Stock Vested in 2019

The following table provides information regarding the values realized by our named executive officers upon the exercise of stock options and the vesting of stock awards in 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Alan D. Schnitzer	66,228	4,800,318	51,615	7,068,780
Daniel S. Frey	—	—	1,290	176,789
William H. Heyman	67,685	2,578,114	15,054	2,061,767
Avrohom J. Kess	—	—	22,793	3,116,435
Gregory C. Toczydlowski	48,405	2,733,813	10,036	1,374,511
(1)

Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.

(2)

Except as described below for Mr. Kess, the shares acquired upon vesting represent performance shares that are treated as vested on December 31, 2019, the last day of the relevant three-year performance period, including the following shares in respect of phantom dividend equivalents on such performance shares: Mr. Schnitzer (3,426 shares), Mr. Frey (85 shares), Mr. Heyman (999 shares), Mr. Kess (970 shares) and Mr. Toczydlowski (666 shares). The amounts for Mr. Kess include 8,169 shares acquired upon the vesting of restricted stock units that were granted in connection with his commencement of employment with the Company in December 2016.

(3)

The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the last trading day prior to the vesting date.

2020 Proxy Statement | The Travelers Companies, Inc.	61

Outstanding Equity Awards at December 31, 2019

The following table provides information with respect to the option awards and stock awards held by the named executive officers at December 31, 2019.

	Option Awards						Stock Awards
								Equity Incentive Plan Awards
Name	Option Award Grant Date	Number of Securities Underlying Unexercised Options(1) (#)			Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
		Exercisable		Unexercisable
Alan D. Schnitzer	2/05/2013	53,246		—	78.65	2/05/2023
	2/04/2014	60,979		—	80.35	2/04/2024
	2/03/2015	66,522		—	106.04	2/03/2025
	2/02/2016	150,829		—	106.03	2/02/2026
	2/09/2017	—		222,901	118.78	2/09/2027
	2/06/2018	—		162,927	140.85	2/06/2028
							2/06/2018	54,880	7,515,829
	2/05/2019	—		216,246	126.18	2/05/2029
							2/05/2019	65,657	8,991,747
Daniel S. Frey	2/02/2016	6,787		—	106.03	2/02/2026
	2/09/2017	—		5,573	118.78	2/09/2027
	2/06/2018	—		5,812	140.85	2/06/2028
							2/06/2018	1,958	268,092
	2/05/2019	—		39,044	126.18	2/05/2029
							2/05/2019	11,855	1,623,498
William H. Heyman	2/02/2016	71,000		—	106.03	2/02/2026
	2/09/2017	—		65,013	118.78	2/09/2027
	2/06/2018	—		47,686	140.85	2/06/2028
							2/06/2018	16,063	2,199,818
	2/05/2019	—		61,270	126.18	2/05/2029
							2/05/2019	18,604	2,547,760
Avrohom J. Kess	12/30/2016	30,358	(4)	—	122.42	12/30/2026
	2/09/2017	—		63,155	118.78	2/09/2027
	2/06/2018	—		47,686	140.85	2/06/2028
							2/06/2018	16,063	2,199,818
	2/05/2019	—		61,270	126.18	2/05/2029
							2/05/2019	18,604	2,547,760
Gregory C. Toczydlowski	2/04/2014	6,941		—	80.35	2/04/2024
	2/03/2015	38,013		—	106.04	2/03/2025
	2/02/2016	45,249		—	106.03	2/02/2026
	2/09/2017	—		43,342	118.78	2/09/2027
	2/06/2018	—		34,771	140.85	2/06/2028
							2/06/2018	11,713	1,604,034
	2/05/2019	—		42,048	126.18	2/05/2029
							2/05/2019	12,766	1,748,302
(1)	Stock options are exercisable 100% on the third anniversary of the stock option award grant date, other than with respect to the stock options granted to Mr. Kess described in footnote (4) below.
(2)	The number of shares reflected for each of the named executive officers represents the sum of (a) the maximum number of performance shares and (b) the additional shares that have been allocated to the named executive officer through December 31, 2019, as a result of the phantom reinvestment of dividend equivalents on the maximum number of performance shares. We have reflected the maximum number of performance shares for each named executive officer because (a) results for 2018 and 2019, the first and second year of the three-year performance period for the February 6, 2018 awards, were above target and (b) results for 2019, the first year of the three-year performance period for the February 5, 2019 awards, were also above target. The actual numbers of shares that will be distributed with respect to the 2018 and 2019 awards are not yet determinable. The awards granted on February 6, 2018 vest in proportion to actual performance over the three-year performance period ending on December 31, 2020, and the awards granted on February 5, 2019, vest in proportion to actual performance over the three-year performance period ending on December 31, 2021. For purposes of this column, fractional shares have been rounded to the nearest whole share. See the description of performance shares in the “Compensation Discussion and Analysis—Compensation Elements and Decisions—Long-Term Stock Incentives—Performance Shares” section.

62	The Travelers Companies, Inc. | 2020 Proxy Statement

(3)	The market value is based on the closing price on the NYSE of our common stock on December 31, 2019, the last trading day of 2019 ($136.95), multiplied by the number of outstanding performance shares.
(4)	Represents stock options granted to Mr. Kess in connection with his commencement of employment with the Company under the terms of his offer letter. The stock options became exercisable in three equal annual installments on the anniversaries of the grant date.

Post-Employment Compensation

The Company has four active retirement plans:

●	A qualified 401(k) Savings Plan, which is referenced under “Compensation Discussion and Analysis—Other Compensation—Deferred Compensation” on page 51;
●	A qualified pension plan (the “Pension Plan”), which is discussed under “—Pension Benefits for 2019” below;
●	A non-qualified pension restoration plan that is a component of the Benefit Equalization Plan described below (the “Pension Restoration Plan”), which is discussed under “—Pension Benefits for 2019” below; and
●	A non-qualified deferred compensation plan (the “Deferred Compensation Plan”), which is discussed under “—Non-Qualified Deferred Compensation for 2019” below.

The Company has two inactive retirement plans from which benefits are still payable to one or more named executive officers but under which no additional benefits are being earned (other than earnings credits as described below):

●	A non-qualified pension plan maintained by TPC prior to the Merger that is a component of the Benefit Equalization Plan (the “TPC Benefit Equalization Plan”), which is discussed under “—Pension Benefits for 2019” below; and
●	A non-qualified deferred compensation plan maintained by The St. Paul prior to the Merger that is a component of the Benefit Equalization Plan (the “Executive Savings Plan”), which is discussed under “—Non-Qualified Deferred Compensation for 2019” below.

Pension Benefits for 2019

The following table provides information regarding the pension benefits for our named executive officers under the Company’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Alan D. Schnitzer	Pension Plan	12	167,236	—
	Pension Restoration Plan	12	2,396,076	—
Daniel S. Frey	Pension Plan	17	131,059	—
	Pension Restoration Plan	17	354,233	—
William H. Heyman	Pension Plan	29	366,271	—
	Pension Restoration Plan	29	3,923,613	—
Avrohom J. Kess	Pension Plan	3	24,916	—
	Pension Restoration Plan	3	287,112	—
Gregory C. Toczydlowski	Pension Plan	30	401,482	—
	Pension Restoration Plan	30	1,720,354	—
	TPC Benefit Equalization Plan(3)	11	11,666	—
(1)	Credited service includes (as applicable) service for time worked at the Company plus TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002) and The St. Paul. Number of years of credited service represents actual years of service. We do not have a policy with respect to granting extra years of credited service.
(2)	For named executive officers who have not attained age 65, the present value of accumulated benefit is calculated by projecting the qualified and non-qualified cash-balance accounts reflected in the tables below forward to age 65 by applying a 4.01% interest rate (except for some sub-accounts which use a 6.00% rate) and then discounting back to December 31, 2019, using a discount rate of 3.28% for the Pension Plan and 3.17% for the Pension Restoration Plan and the TPC Benefit Equalization Plan. These are the same assumptions the Company uses for financial reporting purposes. See Note 14 to our financial statements for the fiscal year ended December 31, 2019, included in the Company’s Form 10-K.
(3)	Service under the TPC Benefit Equalization Plan was frozen as of January 1, 2002, and the plan was merged into the Benefit Equalization Plan as of January 1, 2009.

2020 Proxy Statement | The Travelers Companies, Inc.	63

The Company’s Pension Plan
The Company’s Pension Plan is a qualified defined benefit pension plan with a cash-balance formula or, for certain grandfathered participants, traditional final average pay formulas or grandfathered frozen cash-balance formulas. Each named executive officer participates in the cash-balance formula under which the named executive officer has a hypothetical account balance that grows with interest and pay credits each year. As of December 31, 2019, the named executive officers’ qualified pension account balances were as follows:

Name	Qualified Account Balance at December 31, 2019(1)
Alan D. Schnitzer	$154,844
Daniel S. Frey	$122,555
William H. Heyman	$366,271
Avrohom J. Kess	$22,648
Gregory C. Toczydlowski	$363,017
(1)	These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the “—Pension Benefits for 2019” table above and calculated as described in footnote (2) to that table.

Interest credits are applied quarterly to the prior quarter’s cash-balance pension account balance. These interest credits are generally based on the yield on ten-year treasury bonds, subject to a minimum annual interest rate of 4.01%.

Pay credits are calculated on an annual basis as a percentage of compensation, with the percentage determined based on the sum of age plus service at the end of the year under the following schedule:

Age + Service	Pay Credit
< 30	2.00%
30 - 39	2.50%
40 - 49	3.00%
50 - 59	4.00%
60 - 69	5.00%
> 69	6.00%

Service is calculated based on elapsed time with the Company plus any service with TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002) and The St. Paul. Pay credits are calculated by multiplying the appropriate pay credit percentage by the named executive officer’s compensation for the year, including base salary and bonus, up to the qualified plan compensation limit (which for 2019 was $280,000).

The pension plan benefit is subject to the qualified plan benefit limit (if applicable) under Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), income tax provisions.

The plan’s normal retirement age is 65. However, under the cash-balance formula, participants are eligible to receive a distribution from the plan any time after they vest (currently after three years of service) and they separate from us. Once separated from us, participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity, 100% joint and survivor annuity or a ten-year certain and life annuity. All payment forms are actuarially equivalent. Eligible part-time employees who are at least age 62 can apply for an in-service distribution from the plan, calculated as if they separated from us. There are no special early retirement benefits under the cash-balance formula, even in the case of an in-service distribution.

Under the plan, the benefits of some participants may be determined in whole or in part under transition benefit rules—that is, grandfathered benefit provisions.

The Company’s Benefit Equalization Plan (Non-Qualified Pension Plan Components)
The Benefit Equalization Plan consists of three components:

●	the Pension Restoration Plan (currently active);
●	the TPC Benefit Equalization Plan (currently inactive); and
●	the Executive Savings Plan (currently inactive; described under “—Non-Qualified Deferred Compensation for 2019” below).

The Benefit Equalization Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Pension Restoration Plan (Non-Qualified Pension Plan)
The Pension Restoration Plan is a non-qualified pension restoration plan which provides non-qualified pension benefits on compensation and benefits in excess of the qualified plan compensation limit and the benefit limit (if applicable) under Internal Revenue Code income tax provisions. Benefits under the plan accrue, in the same manner as described above for the Company’s Pension Plan, for pay and benefits in excess of the compensation limit and the benefit limit (if applicable).

As of December 31, 2019, the named executive officers’ non-qualified pension account balances were as follows:

Name	Non-Qualified Account Balance at December 31, 2019(1)
Alan D. Schnitzer	$2,192,846
Daniel S. Frey	$327,901
William H. Heyman	$3,923,613
Avrohom J. Kess	$257,230
Gregory C. Toczydlowski	$1,562,632
(1)	These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the “—Pension Benefits for 2019” table on page 63 and calculated as described in footnote (2) to that table.

64	The Travelers Companies, Inc. | 2020 Proxy Statement

The plan’s normal retirement age is 65. However, participants are eligible to receive a distribution from the plan any time after they vest (currently after three years of service) and they separate from us, subject to a six-month delayed payment requirement following separation. Once separated from us, participants will receive their benefit in ten annual installment payments (for account balances greater than $50,000) or a single lump sum payment (for balances equal to or less than $50,000). There are no special early retirement benefits. To the extent that a participant’s qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the Pension Restoration Plan.

TPC Benefit Equalization Plan (Non-Qualified Pension Plan)
The TPC Benefit Equalization Plan is a non-qualified pension plan. Benefit accruals were frozen as of January 1, 2002. As of January 1, 2009, the TPC Benefit Equalization Plan was merged into the Benefit Equalization Plan. Participants in the plan have cash-balance accounts that accrue interest credits but no pay credits. As of December 31, 2019, the named executive officers’ non-qualified account balances were as follows:

Name	Non-Qualified Account Balance at December 31, 2019(1)
Gregory C. Toczydlowski	$10,596
(1)	This dollar amount represents the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the “—Pension Benefits for 2019” table on page 63 and calculated as described in footnote (2) to that table.

Interest credits are applied quarterly to the prior quarter’s account balance. These interest credits are generally based on the yield on ten-year treasury bonds, subject to a minimum annual interest rate of 4.01%. The plan’s normal retirement age is 65. However, participants (all of whom are vested) are eligible to receive a distribution from the plan any time after becoming vested, attaining age 55 and separating from us. Participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity. All payment forms are actuarially equivalent. There are no special early retirement benefits. To the extent that a participant’s qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the TPC Benefit Equalization Plan.

Non-Qualified Deferred Compensation for 2019

The following table provides information regarding contributions, earnings and balances for our named executive officers under the active Deferred Compensation Plan, as well as under the Executive Savings Plan, which is closed to new deferrals. Under each of the plans, no Company “match” is currently made on amounts deferred, account balances are fully vested at all times, and the Company does not provide any opportunity for above-market or preferential earnings, nor does it provide any minimum internal rate of return. Additionally, the Deferred Compensation Plan and the Executive Savings Plan do not permit “hardship” withdrawals. The Deferred Compensation Plan and Executive Savings Plan are not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under each plan. Each of these plans is further described below.

Name	Non-Qualified Deferred Compensation Plan Name	Executive Contributions in 2019(1) ($)	Company Contributions in 2019 ($)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions in 2019 ($)	Aggregate Balance at 12/31/19(2) ($)
Alan D. Schnitzer	Deferred Compensation Plan	—	—	1,641,674	—	8,025,496
Daniel S. Frey		—	—	—	—	—
William H. Heyman	Executive Savings Plan	—	—	36,197	—	438,669
Avrohom J. Kess	Deferred Compensation Plan	977,788	—	984,342	—	7,055,436
Gregory C. Toczydlowski		—	—	—	—	—
(1)	Of Mr. Kess’s contributions, $442,788 was reported as “Salary” in the “Summary Compensation Table” for 2019 and $535,000, which was otherwise payable in 2020 for performance year 2019, was reported as “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” for 2019.
(2)	Of the totals in this column, the following amounts have been reported in the “Summary Compensation Table” for this year and for previous years.

Name	2019	Previous Years	Total
Alan D. Schnitzer	—	$4,000,000	$4,000,000
William H. Heyman	—	$214,220	$214,220
Avrohom J. Kess	$977,788	$5,650,000	$6,627,788

2020 Proxy Statement | The Travelers Companies, Inc.	65

Deferred Compensation Plan
The Company’s Deferred Compensation Plan is a non-qualified plan that, in 2019, allowed each U.S. employee who is at the Vice President level or above to defer receipt of up to 50% of his or her salary and/or up to 100% of his or her annual bonus until a date or dates elected by the employee. Employees participating in the Deferred Compensation Plan elect the time and form of payout prior to the year in which the deferred amounts are earned. These elections are irrevocable.

Participants in the plan may receive distributions of deferred accounts in three situations: when the participant terminates employment or retires (in which case, payment will be made or commence six months after the date of the termination or retirement) or upon a distribution date the participant specifies in advance and that occurs while the participant is still an employee of the Company. If the participant’s balance is greater than $10,000, the participant may elect to receive retirement distributions and in-service distributions as a lump sum or in up to ten annual installments. All other distributions will be paid in a lump sum, unless distributions in installments have already begun.

Deferrals may be allocated among hypothetical investment options that mirror the investment options available under our qualified 401(k) Savings Plan.

As of December 31, 2019, Mr. Schnitzer and Mr. Kess were the only named executive officers with account balances under the Deferred Compensation Plan, with balances as shown above.

Executive Savings Plan
The Executive Savings Plan is a grandfathered non-qualified excess deferral plan that has been a component of the Benefit Equalization Plan since it was established by The St. Paul in 1976. It includes salary deferrals and Company matching contributions made to the plan prior to the closing of the plan to any new deferrals as of January 1, 2005. Executives will receive distribution of their vested accounts upon termination of employment from the Company, with some accounts subject to a six-month delayed payment requirement following separation. Once separated from us, executives will receive their benefits in ten annual installment payments (for account balances greater than $50,000) or a single lump sum (for balances of $50,000 or less). Balances remaining at the time of the executive’s death will be paid in a lump sum, except that installment payments that have already begun will continue.

Deferrals may be allocated among hypothetical investment options that mirror the investment options available under our qualified 401(k) Savings Plan.

As of December 31, 2019, Mr. Heyman was the only named executive officer with an account balance under the Executive Savings Plan, with a balance as shown above.

Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the named executive officers would have been entitled if a termination of employment or change in control occurred on the last business day of 2019.

The only agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment or change in control are:

●	Mr. Schnitzer’s employment letter, as described following the table;
●	the individual non-solicitation and non-disclosure agreements executed by members of our Management Committee (other than Mr. Schnitzer), as described following the table;
●	the non-competition agreements executed by all members of the Management Committee, as described in footnote (1) to the table;
●	Mr. Kess’s offer letter, as described following the table;
●	the Company’s Executive Severance Plan, as described in footnote (3) to the table; and
●	the terms of performance share and stock option awards.

The amounts shown in the table below do not include:

●	payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers (including welfare benefits that are provided to all U.S. retirees of the Company);

66	The Travelers Companies, Inc. | 2020 Proxy Statement

●	regular pension benefits under our Pension Plan, the Benefit Equalization Plan or the TPC Benefit Equalization Plan (see “Post-Employment Compensation—Pension Benefits for 2019” above); and
●	distributions of previously vested plan balances under our 401(k) Savings Plan, the Deferred Compensation Plan and the Executive Savings Plan (see the “Compensation Discussion and Analysis—Other Compensation—Deferred Compensation” section on page 51 for information about those plans generally and “Post-Employment Compensation—Non-Qualified Deferred Compensation for 2019” above for information about the Deferred Compensation Plan and the Executive Savings Plan).

Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control Table

Named Executive Officer	Involuntary Termination Without “Cause” or, if Applicable, Voluntary Termination for “Good Reason” ($)	Additional Value if Involuntary Termination without “Cause” or, if Applicable, Voluntary Termination for “Good Reason” Follows a Change in Control ($)	Change in Control ($)	Voluntary Termination without "Good Reason”, including Voluntary Retirement ($)	Disability ($)	Death ($)
Alan D. Schnitzer
Cash Severance Payment(1)	19,175,007	—	—	7,275,007	—	—
Acceleration of Equity Awards(2)	—	23,788,575	—	—	6,379,081	14,371,893
Value of Continuing Benefits(3)	25,399	—	—	6,147	—	—
Total Termination Benefits	19,200,406	23,788,575	—	7,281,154	6,379,081	14,371,893
Daniel S. Frey
Cash Severance Payment(1)	4,304,373	—	—	1,154,373	—	—
Acceleration of Equity Awards(2)	521,765	—	—	521,765	521,765	1,239,931
Value of Continuing Benefits(3)	7,615	—	—	2,280	—	—
Total Termination Benefits	4,833,753	—	—	1,678,418	521,765	1,239,931
William H. Heyman
Cash Severance Payment(1)	10,362,529	—	—	3,062,529	—	—
Acceleration of Equity Awards(2)	1,841,164	—	—	1,841,164	1,841,164	4,152,606
Value of Continuing Benefits(3)	9,676	—	—	4,341	—	—
Total Termination Benefits	12,213,369	—	—	4,908,034	1,841,164	4,152,606
Avrohom J. Kess
Cash Severance Payment(1)	9,028,154	—	—	2,968,779	—	—
Acceleration of Equity Awards(2)	1,147,526	659,878	—	—	1,807,404	4,118,846
Value of Continuing Benefits(3)	12,316	—	—	6,981	—	—
Total Termination Benefits	10,187,996	659,878	—	2,975,760	1,807,404	4,118,846
Gregory C. Toczydlowski
Cash Severance Payment(1)	8,374,996	—	—	2,374,996	—	—
Acceleration of Equity Awards(2)	—	1,240,381	—	—	1,240,381	2,889,533
Value of Continuing Benefits(3)	12,316	—	—	6,981	—	—
Total Termination Benefits	8,387,312	1,240,381	—	2,381,977	1,240,381	2,889,533
(1)	Cash Severance Payments:
●	Under the terms of Mr. Schnitzer’s employment letter, severance payments in the event of an involuntary termination without “cause” or a voluntary termination for “good reason” (each as defined in his agreement and described following this table) are equal to two times his base salary at termination plus two times the greater of: (a) the average of his two most recent annual cash bonuses and (b) 250% of his base salary at the time of termination.

2020 Proxy Statement | The Travelers Companies, Inc.	67

●	Pursuant to the terms of the individual non-solicitation and non-disclosure agreements, each of the named executive officers (other than Mr. Schnitzer) is eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than “cause” or if they are asked to take a substantial demotion. All such named executive officers are eligible to receive a benefit equal to his total monthly cash compensation for at least 21 months (24 months for Messrs. Frey, Heyman and Toczydlowski due to each having at least 10 years of service with the Company). For such named executive officers, total monthly cash compensation is equal to, at least, 1/12th of the executive’s annual base salary in effect at the time of his termination, plus the greater of (a) 1/12th of the average of the executive’s two most recent annual cash bonuses or (b) 1/12th of 125% of final annual base salary.
●	The cash severance payments listed assume that there would be no cutback of payments to avoid subjecting the executives to an excise tax under Section 280G of the Internal Revenue Code.
●	The named executive officers, along with other members of our Management Committee, are each subject to a non-competition agreement that entitles an executive to specified post-termination payments if the Company elects, at the time of termination, including a termination due to voluntary termination without “good reason”, to impose a six-month non-compete period. Under the non-competition agreements, if the Company elects to impose a six-month non-compete period with respect to a particular executive and the executive complies with such obligations, the executive will be entitled to receive a lump sum payment at the end of the period equal to the sum of (a) six months’ base salary plus (b) 50% of the executive’s average annual bonus for the prior two years plus (c) 50% of the aggregate grant date fair value of the executive’s average annual equity awards for the prior two years, and such amounts are included in this table. Under Mr. Schnitzer’s employment letter, the Company has elected to impose the six-month non-compete period and will make the corresponding payments if Mr. Schnitzer’s employment is terminated without “cause” or by him for “good reason” within 24 months following a “change of control” and he complies with such obligations.
(2)	Acceleration of Equity Awards:
●	“Acceleration of Equity Awards” is presented as the sum of the values as of the last business day of 2019 of the additional benefit from the acceleration of vesting, if any, of stock options and performance shares that would have occurred as a result of termination under the different circumstances presented. Performance share awards for the 2017-2019 performance period are treated as vested as of the last business day of 2019 and are not included in this table because the vesting of these awards is reflected in the “Option Exercises and Stock Vested in 2019” table above and the shares are no longer reflected in the “Outstanding Equity Awards at December 31, 2019” table above.
●	Mr. Schnitzer was not “retirement eligible” under current provisions in the applicable equity award grants as of the last business day of 2019 and, therefore, would have forfeited these awards in the event of voluntary termination but not termination of employment due to disability or death. Vested stock options would remain exercisable for up to one year following the termination date due to disability or death. The terms of Mr. Schnitzer’s employment letter provide for acceleration of all outstanding equity awards (after giving effect to the conversion of his performance-vesting awards into time-vesting awards upon a change in control) in the event of a termination by the Company without “cause” or voluntary termination for “good reason” but only if such termination occurs within 24 months following a change in control of the Company. Mr. Schnitzer’s outstanding equity awards would also become fully vested in the event of a change in control if the ultimate parent or surviving entity does not assume the awards. The table above assumes the ultimate parent or surviving entity would assume the awards and therefore does not reflect an incremental value for this circumstance.
●	Stock options and performance shares granted to all employees in 2018 and 2019 included “double triggered” vesting in the event of a termination by the Company without “cause” or voluntary termination for “good reason” that occurs within 24 months following a change in control of the Company (although Mr. Schnitzer’s vesting protection in connection with a change in control would continue to be governed by the terms of his employment letter as described above). In the case of the 2018 and 2019 stock option grants, any such termination would result in immediate accelerated vesting of the stock options. In the case of the 2018 and 2019 performance share grants, any such termination would result in a waiver of the service vesting conditions for such awards, but the ultimate vesting of the performance shares would remain subject to the achievement of the actual performance goals during the performance period (other than with respect to Mr. Schnitzer, whose performance shares would convert into time-vesting awards in connection with a change in control).
●	For stock options, the additional benefit to the named executive officer resulting from the acceleration of vesting reflected in the table is the value that the named executive officer would receive if his employment terminated on the last business day of 2019. On the last business day of 2019, Messrs. Frey and Heyman were “retirement eligible”. Under the current provisions in their applicable option award grants, had Mr. Frey or Mr. Heyman terminated employment as a result of involuntary termination, termination for good reason, voluntary retirement, disability or death on the last business day of 2019, each would have been entitled to acceleration of some or all outstanding unvested stock option awards. These vested stock options may be exercised for up to three years from the termination date (one year in the case of disability or death), but no later than the original option expiration date.
●	On the last business day of 2019, Messrs. Kess and Toczydlowski were not “retirement eligible”. Under the current provisions in their applicable option award grants, had the employment of Mr. Kess or Mr. Toczydlowski been involuntarily terminated (with or without cause) or voluntarily terminated on the last business day of 2019, vesting would have immediately stopped and all unvested options would have been cancelled. If Mr. Kess or Mr. Toczydlowski terminated employment as a result of disability or death, unvested option awards would have become fully vested and exercisable for up to one year from the termination date.
●	Notwithstanding the previous paragraph, under the terms of Mr. Kess’s 2017 option award agreement, any unvested portion of the awards would have vested immediately if Mr. Kess’s employment had been terminated by us without “cause” or he had resigned for “good reason” (each as defined in his offer letter).
●	The value of accelerated stock options, for purposes of this table, was determined by subtracting the exercise price of the original stock option from the closing stock price on the NYSE of $136.95 at December 31, 2019, and multiplying the result, if a positive number (in-the-money), by the number of option shares that would vest as a result of termination.

68	The Travelers Companies, Inc. | 2020 Proxy Statement

●	For all of the named executive officers who hold performance shares, in the event of a termination due to death, performance shares plus dividend equivalent shares allocated to date would vest immediately at 100% for 2018-2020 and 2019-2021 performance periods and would then be paid out on a pro-rated basis for the number of days worked in the performance period. The amounts reflected in “Acceleration of Equity Awards” is determined by multiplying the closing stock price of $136.95 on December 31, 2019, by the number of performance shares and related dividend equivalent shares that would be paid out upon death. In the event of disability or termination due to a qualifying retirement, a pro-rata portion of the performance shares and allocated dividend equivalent shares would vest according to their original vesting schedule (that is, at the end of the performance period), to the extent that the goals for the applicable performance periods have been met. In the event of any other termination circumstances, the performance shares and attributed dividend equivalent shares would be forfeited, other than as described above in connection with some terminations following a change in control. Accordingly, no acceleration of vesting of the performance shares has been included under any termination circumstances other than death (or in the case of a qualifying termination following a change in control in the case of Mr. Schnitzer’s performance shares) in the table above.
(3)	Value of Continuing Benefits:
●	For Mr. Schnitzer, the value of continuing benefits as of the last business day of 2019 reflects two years of medical and dental premiums in the event of an involuntary termination without “cause” or a voluntary termination for “good reason”.
●	For all of the named executive officers (other than Mr. Schnitzer), the value of continuing benefits as of the last business day of 2019 reflects the cash value of nine months of outplacement services under the Company’s Executive Severance Plan in the event of involuntary termination without “cause” or voluntary termination for “good reason”. If the named executive officer has not secured viable employment within nine months, these outplacement services may be extended, at the Company’s discretion, on a month-to-month basis for an additional cost to the Company of $630 per month.
●	As discussed on page 52, the named executive officers, along with other members of our Management Committee, are each subject to a non-competition agreement that entitles an executive to specified post-termination payments if the Company elects, at the time of termination, to impose a six-month non-compete period. Under the non-competition agreements, if the Company elects to impose a six-month non-compete period with respect to a particular executive and the executive complies with such obligations, the executive will be entitled to reimbursement for the cost of continuing health benefits on similar economic terms as in place immediately prior to the executive’s termination date during the six-month non-compete period or to payment of an equivalent amount, payable at the end of the period, and the value of these benefits (other than for Mr. Schnitzer) is reflected in the table above. In the case of Mr. Schnitzer, whose employment arrangement provides for the continuation of health benefits as explained above in this footnote (3) for a period longer than that specified in his non-competition agreement, no additional benefit is reflected with respect to his non-competition agreement in the case of voluntary termination for good reason or involuntary termination without cause.

Summary of Key Agreements

Mr. Schnitzer’s Employment Letter
On August 4, 2015, the Company entered into an employment letter with Mr. Schnitzer, our Chairman and Chief Executive Officer.

If Mr. Schnitzer’s employment is terminated without “cause” or if he were to resign for “good reason” (each as defined in his employment letter and summarized below), he would be entitled to severance payments equal to two times his base salary at termination plus two times the greater of: (a) the average of his two most recent annual cash bonuses and (b) 250% of his base salary at the time of termination. Additionally, Mr. Schnitzer would be entitled to receive up to 24 months of continued medical benefits.

Upon a “change in control” (as defined in Mr. Schnitzer’s non-competition agreement), all of his then outstanding performance-vesting equity awards would convert into time-vesting awards based on actual performance through the end of the Company’s most recently completed fiscal year prior to the change of control (or based on deemed target level performance, in the case of awards outstanding for less than one year). Additionally, if Mr. Schnitzer’s employment is terminated within 24 months following such a change of control by us other than for “cause” or by him for “good reason”, Mr. Schnitzer would also be entitled to full vesting of his outstanding equity awards (after giving effect to the adjustments described above in the case of performance-based equity awards), and the Company will be deemed to have exercised its “non-competition option” under the non-competition agreement between the Company and Mr. Schnitzer, which will subject Mr. Schnitzer to a six-month covenant not to compete with the Company and require the Company to make a corresponding payment to Mr. Schnitzer as described more fully under “Compensation Discussion and Analysis—Non-Competition Agreements”.

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The term “cause” is defined in his employment letter as Mr. Schnitzer’s conviction of any felony, his willful misconduct in connection with the performance of his duties or his taking illegal action in his business or personal life that harms the reputation or damages the good name of the Company.

“Good reason” is generally defined in his employment letter to include such situations as: (1) reduction in base salary, bonus opportunity or aggregate compensation opportunity; (2) a diminution in his title, duties or responsibilities; (3) a consequential, involuntary relocation of his principal place of business; or (4) a material breach by the Company of his employment letter.

Mr. Kess’s Offer Letter
On December 19, 2016, the Company entered into an offer letter with Mr. Kess, our Vice Chairman and Chief Legal Officer. Under the offer letter, in the event Mr. Kess’s employment had been terminated prior to the final vesting date of the stock option awards granted to him in February 2017, either by the Company without “cause” or by Mr. Kess for “good reason” (each as defined in his offer letter), the stock options would have vested immediately and would have remained exercisable for a period of one year from the date of termination or resignation.

Severance under Non-Solicitation and Non-Disclosure Agreements
Each of the named executive officers listed in the table above (other than Mr. Schnitzer) is eligible to receive a severance benefit under his respective non-solicitation and non-disclosure agreement if asked to take a substantial demotion or if any of them is involuntarily terminated due to a reduction in force or for reasons other than “cause” as defined in the agreements. The severance benefit payable is equal to the executive’s total monthly cash compensation for 21 to 24 months, depending on his years of service with the Company, with the total monthly cash compensation equal to, at least, 1/12th of the executive’s annual base salary in effect at the time of the executive’s termination, plus the greater of (1) 1/12th of the average of the executive’s two most recent annual cash bonuses or (2) 1/12th of 125% of final annual base salary for any named executive officer serving as Vice Chairman or an Executive Vice President or equivalent.

Equity Recapture/Recoupment Provisions
The Board has adopted a policy requiring the reimbursement and/or cancellation of all or a portion of any incentive cash bonus or equity-based incentive compensation awarded to a member of the Management Committee or other officers who are subject to Section 16 of the Exchange Act in specified circumstances relating to a restatement of Company financial results involving fraud or misconduct. In addition, in connection with equity awards, each recipient accepts the terms of an agreement that provides for the recapture by us of the equity awards during a one-year period following his or her departure, under specified circumstances. See “Compensation Discussion and Analysis—Recapture/Forfeiture Provisions” on page 54.

70	The Travelers Companies, Inc. | 2020 Proxy Statement

Share Ownership Information

Directors and Executive Officers

The following table shows, as of March 24, 2020, the beneficial ownership of our common stock by each director and director nominee of the Company, each of the named executive officers, and all directors, director nominees and executive officers of the Company as a group.

	Number of Shares or Units Beneficially Owned as of March 24, 2020(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of March 24, 2020(3)	Stock Equivalent Units(4)	Total Stock-Based Ownership(5)
Alan D. Schnitzer	173,613	554,477	—	728,090
Daniel S. Frey	1,484	12,360	—	13,844
William H. Heyman	243,764	136,013	—	379,777
Avrohom J. Kess	19,153	93,513	—	112,666
Gregory C. Toczydlowski	13,470	133,545	—	147,015
Alan L. Beller	—	—	—	—
Janet M. Dolan	—	—	281	281
Patricia L. Higgins	115	—	—	115
William J. Kane	796	—	—	796
Clarence Otis Jr.	—	—	—	—
Elizabeth E. Robinson	10	—	—	10
Philip T. Ruegger III	22,534	—	—	22,534
Todd C. Schermerhorn	—	—	—	—
Donald J. Shepard	—	—	—	—
Laurie J. Thomsen	2,480	—	1,215	3,695
All Directors and Executive Officers as a group (21 persons)(6)	624,048	1,415,364	1,496	2,040,908
(1)	Unless otherwise indicated, each individual and member of the group has sole voting power and sole investment power with respect to the shares owned. As of March 24, 2020, (A) no director or executive officer beneficially owned 1% or more of the outstanding common stock of the Company, and (B) the directors and executive officers of the Company as a group beneficially owned approximately 0.80% of the outstanding common stock of the Company (including common stock they can acquire within 60 days).
(2)	Included are (A) common shares owned outright; (B) common shares held in our 401(k) Savings Plan; (C) shares held by family members of the following: Mr. Schnitzer—15,129 shares held by his spouse and 93 shares held by Mr. Schnitzer as custodian for his children (Mr. Schnitzer disclaims beneficial ownership of these 93 shares); Mr. Heyman—2,256 shares held by his spouse; and Ms. Thomsen—200 shares held by her spouse; and (D) the following shares which are held in trust: Mr. Heyman—250 shares held in trust for his stepson for which Mr. Heyman is the trustee (Mr. Heyman disclaims beneficial ownership of these shares); and Ms. Thomsen—125 shares held in trust for which Ms. Thomsen is a nominal trustee.
(3)	The number of shares shown in this column are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 24, 2020.
(4)	All non-employee directors hold deferred stock units granted under the Amended and Restated 2004 Stock Incentive Plan, the 2014 Stock Incentive Plan, the Deferred Compensation Plan for Non-Employee Directors or the legacy deferred stock plan of either St. Paul or TPC. This column lists those deferred stock units that would be distributed to directors in the form of shares of common stock within 60 days if any of them were to have retired as a director on March 24, 2020. In addition, each director holds deferred stock units and common stock units which are not reflected in the table above because the units would not be distributed to directors in the form of common stock until at least six months following his or her retirement as a director. See footnote (2) to the “Non-Employee Director Compensation—Director Compensation for 2019” table on page 25 for detail regarding each director’s common stock units and deferred stock unit holdings as of December 31, 2019.

2020 Proxy Statement | The Travelers Companies, Inc.	71

(5)	These amounts are the sum of the number of shares shown in the prior columns. As of March 24, 2020, non-employee directors also hold deferred stock units and common stock units which are not reflected in the table above because the units will be distributed to directors in the form of common stock more than 60 days following their retirement as a director. The table below reflects the directors’ equity holdings in the Company, including these deferred and common stock units.

Name	Shares Owned Directly and Indirectly	Stock Equivalent Units		Total
		Vested	Unvested
Beller	—	32,439	2,738	35,177
Dolan	—	45,266	2,738	48,004
Higgins	115	32,439	2,738	35,292
Kane	796	13,837	2,738	17,371
Otis	—	4,849	2,738	7,587
Ruegger	22,534	8,607	2,738	33,879
Schermerhorn	—	4,511	2,738	7,249
Shepard	—	37,195	2,738	39,933
Thomsen	2,480	46,356	2,738	51,574
(6)	Includes an aggregate of 375 shares of common stock beneficially owned by these individuals in trust and 17,678 shares of common stock held by family members.

5% Owners

The following table provides information about shareholders known to us to beneficially own more than 5% of our outstanding common stock.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Company Stock	Percent of Company Common Stock
The Vanguard Group
100 Vanguard Boulevard, Malvern, PA 19355	22,462,924(1)	8.7	%(1)
BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	22,069,900(2)	8.6	%(2)
State Street Corporation
State Street Financial Center,
One Lincoln Street, Boston, MA 02111	17,562,792(3)	6.8	%(3)
(1)	As of December 31, 2019, and as reported on Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2020, The Vanguard Group had (1) sole voting power with respect to 387,881 shares of common stock, (2) shared voting power with respect to 88,587 shares of common stock, (3) sole dispositive power with respect to 22,010,345 shares of common stock and (4) shared dispositive power with respect to 452,579 shares of common stock held by The Vanguard Group, Inc. including Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.
(2)	As of December 31, 2019, and as reported on Schedule 13G filed by BlackRock, Inc. with the SEC on February 6, 2020, BlackRock, Inc. had (1) sole voting power with respect to 18,538,496 shares of common stock and (2) sole dispositive power with respect to 22,069,900 shares of common stock held by BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd.
(3)	As of December 31, 2019, and as reported on Schedule 13G filed by State Street Corporation with the SEC on February 14, 2020, State Street Corporation had (1) shared voting power with respect to 10,906,665 shares of common stock and (2) shared dispositive power with respect to 17,549,885 shares of common stock held by SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors Ltd (Canada), State Street Global Advisors, Australia Limited, State Street Global Advisors (Japan) Co., Ltd, State Street Global Advisors Asia Ltd, State Street Global Advisors Singapore Ltd, State Street Global Advisors GmbH, State Street Global Advisors Ireland Limited and State Street Global Advisors Trust Company.

72	The Travelers Companies, Inc. | 2020 Proxy Statement

CEO Pay Ratio

As required by Section 953(B) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provide the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Schnitzer, our Chief Executive Officer. For 2019, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than Mr. Schnitzer) was $111,170;
●	The annual total compensation of Mr. Schnitzer was $16,791,247; and
●	Based on the foregoing, the ratio of the annual total compensation of Mr. Schnitzer to the median of the annual total compensation of all employees was 151 to 1.

In addition to the required ratio, we also provide the following supplemental information regarding the relationship of the annual total compensation of our full-time U.S. employees who worked for us for the entire year and the annual total compensation of Mr. Schnitzer. For 2019:

●	The median of the annual total compensation of full-time employees of our company (other than Mr. Schnitzer) in the United States who worked for us for the entire year was $127,572; and
●	Based on the foregoing and the above annual total compensation of Mr. Schnitzer, the ratio of the annual total compensation of Mr. Schnitzer to the median of the annual total compensation of our full-time employees in the U.S. who worked for us for the entire year was 132 to 1.

As discussed below, these calculations include Company-paid benefits. We subsidize health benefits more heavily for lower paid employees as compared to higher paid employees and also offer 401(k) Savings Plan matching contributions and pension benefits. In addition, because we provide pension benefits to all our U.S. employees, these calculations also include year-over-year change in pension value, calculated in accordance with SEC disclosure rules.

Identifying the Median Employee for Purposes of the Required Ratio

There have been no material changes in our employee population or employee compensation arrangements in our last completed fiscal year that we believe would significantly impact our pay ratio disclosure. Accordingly, as permitted under the SEC’s disclosure rules, we are using the same median employee as we used for purposes of our 2017 and 2018 pay ratios.

In accordance with SEC rules, we selected December 31, 2017, which is the last day of our fiscal year, as the date upon which we would identify the “median employee”.

We determined that, as of December 31, 2017, we had approximately 31,100 full-time, part-time and temporary employees. These employees were located primarily in the United States, Canada, the United Kingdom, Ireland and Brazil. For purposes of calculating our median employee compensation, we excluded approximately 1,200 individuals from three separate jurisdictions. Of the excluded individuals, 1,033 were located in the United Kingdom, 119 were located in Brazil and 55 were located in Ireland. As a result of this de minimis exemption, our employee population for purposes of calculating our median employee compensation is reduced to approximately 29,900.

In order to identify the median employee, we used annual total compensation, as that term is defined in Item 402(c) (2)(x) of Regulation S-K, as our compensation measure. We included perquisites and personal benefits for each employee, whether or not the amount exceeded $10,000 in the aggregate. We also included the change in pension value for participants in our tax-qualified defined benefit plan with a cash-balance formula but excluded the change in pension value for grandfathered participants accruing benefits under a final average pay formula. We excluded the change in pension value for grandfathered participants because of the complexity of calculating change in pension value for such participants and the limited number of such participants. We consistently applied this compensation measure to our employee population.

Because our employees are predominantly located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying our median employee.

In addition, in identifying our median employee, we did not annualize the compensation of all permanent employees included in the employee population who were employed as of December 31, 2017, but did not work for us or our consolidated subsidiaries for the entire fiscal year.

2020 Proxy Statement | The Travelers Companies, Inc.	73

Identifying the Median Employee for Purposes of the Supplemental Ratio

We are using the same median employee for purposes of the supplemental ratio as we did for our supplemental ratio in 2017 and 2018. We identified such employee in the same manner as we did for the required ratio except:

●	We excluded all of our non-U.S. employees;
●	We excluded U.S. employees who were employed as of December 31, 2017, but did not work for us or our consolidated subsidiaries for the entire calendar year; and
●	We excluded part-time U.S. employees who were employed as of December 31, 2017.

Calculating the Median Employee’s Total Compensation

In order to determine the compensation of the median employee for purposes of the required ratio and for the supplemental ratio, we combined all of the elements of each employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $111,170 for the required ratio and $127,572 for the supplemental ratio. For purposes of the foregoing, we included personal benefits that in aggregate were less than $10,000 and, as described above, compensation under non-discriminatory benefit plans and year-over-year change in pension value. The total compensation of the median employee for purposes of the required ratio and for the supplemental ratio were positively impacted in 2019 by an increase in the actuarial present value of their accumulated pension benefit relative to 2018.

Calculating Mr. Schnitzer’s Total Compensation

Mr. Schnitzer’s annual total compensation for 2019, above, differs from the amount reported in the “total” column in the “Summary Compensation Table” because it includes compensation under benefit plans that do not discriminate in favor of our executive officers and are available generally to all salaried employees, which amounts are excluded from the amount reported in the “Summary Compensation Table”.

General Information About the Meeting

Why am I being provided with these materials?

We are providing this Proxy Statement to you in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting of Shareholders to be held on May 21, 2020, and at any postponements or adjournments of the Annual Meeting. We have either (1) delivered to you a Notice and made these proxy materials available to you on the Internet or (2) delivered printed versions of these materials, including a proxy card, to you by mail.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record or hold shares through our 401(k) Savings Plan, you may vote by granting a proxy. Specifically, you may vote:

●	By Internet—You may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or proxy card in order to vote by Internet.

74	The Travelers Companies, Inc. | 2020 Proxy Statement

●	By Telephone—You may submit your proxy by using a touch-tone telephone to dial (800) 690-6903 and following the recorded instructions. You will need the 16-digit number included on your Notice or proxy card in order to vote by telephone.
●	By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, indicate your name and title or capacity.

If you hold your shares in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this on the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

What constitutes a quorum?

A majority of the shares of common stock entitled to vote must be present or represented by proxy to constitute a quorum at the Annual Meeting. Abstentions and shares represented by “broker non-votes”, as described below, are counted as present and entitled to vote for purposes of determining a quorum. On the record date of March 24, 2020, there were 252,877,209 shares of the Company’s common stock outstanding, and each share is entitled to one vote at the Annual Meeting.

Who is entitled to vote?

Shareholders as of the close of business on the record date of March 24, 2020, may vote at the Annual Meeting. You have one vote for each share of common stock held by you as of March 24, 2020, including shares:

●	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);
●	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares; and
●	Credited to your account in the Company’s 401(k) Savings Plan.

What are the voting deadlines if I do not attend the Annual Meeting?

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 20, 2020, for the voting of shares held by shareholders of record or held in street name and at 11:59 p.m. (Eastern Daylight Time) on May 19, 2020, for the voting of shares held by current and former employees through the Company’s 401(k) Savings Plan.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 20, 2020.

Mailed proxy cards with respect to shares held by current and former employees through the Company’s 401(k) Savings Plan must be received no later than May 19, 2020.

May I revoke my proxy or change my vote?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may revoke your proxy or change your vote by:

●	Sending a written statement that you wish to revoke your proxy to our Corporate Secretary or to any corporate officer of the Company, provided such statement is received no later than May 20, 2020;
●	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 20, 2020;
●	Submitting a properly signed proxy card with a later date that is received no later than May 20, 2020; or
●	Attending the Annual Meeting and voting in person.

If you are a current or former employee and hold shares through Travelers’ 401(k) Savings Plan, you may change your vote and revoke your proxy by any of the first three methods listed if you do so no later than 11:59 p.m. (Eastern Daylight Time) on May 19, 2020. You cannot, however, revoke or change your proxy with respect to shares held through Travelers’ 401(k) Savings Plan after that date, and you cannot vote those shares in person at the Annual Meeting.

2020 Proxy Statement | The Travelers Companies, Inc.	75

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

What is a “broker non-vote” and how does it affect voting on each item?

A broker non-vote occurs if you hold your shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have discretionary authority to vote on such proposal. See below for a discussion of which proposals permit discretionary voting by brokers and the effect of a broker non-vote.

What if I receive more than one Notice or Proxy Card about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card, or, if you vote by Internet or telephone, vote once for each Notice or proxy card you receive.

How do I vote my shares in person at the Annual Meeting?

First, as discussed below, you must satisfy the requirements for admission to the Annual Meeting. Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice, proxy card or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares held by current and former employees through the Company’s 401(k) Savings Plan cannot be voted in person at the Annual Meeting.

What do I need to be admitted to the Annual Meeting?

You will need a form of personal identification (such as a driver’s license) along with either your Notice, proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Annual Meeting, you must present proof of your ownership of The Travelers Companies, Inc. stock, such as a bank or brokerage account statement.

What happens if a change to the Annual Meeting is necessary due to exigent circumstances?

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so in advance via a press release and posting details on our website that will also be filed with the SEC as additional proxy materials. A virtual meeting will have no impact on shareholders’ ability to provide their proxy over the Internet or telephone or by completing and mailing their proxy card, each as explained in this Proxy Statement. As always, we encourage you to vote your shares prior to the Annual Meeting.

Are there other things I should know if I intend to attend the Annual Meeting?

Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes. Representatives of American Election Services, LLC will act as inspectors of election.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. In addition, we have hired Morrow Sodali LLC to solicit proxies. We expect to pay Morrow Sodali LLC a fee of $15,000 plus reasonable expenses for these services.

76	The Travelers Companies, Inc. | 2020 Proxy Statement

What am I voting on, how many votes are required to approve each item, how are votes counted and how does the Board recommend I vote?

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Item	Vote Required	Voting Options	Board Recommendation(2)	Broker Discretionary Voting Allowed(3)	Impact of Abstain Vote
Item 1 – Election of the 11 director nominees listed in this Proxy Statement	Majority of votes cast– FOR must exceed AGAINST votes(1)	FOR AGAINST ABSTAIN	FOR	No	None
Item 2 – Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020

Majority of votes present in person or represented by proxy and entitled to vote on this item of business or, if greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting

		FOR AGAINST ABSTAIN	FOR	Yes	AGAINST
Item 3 – Non-binding vote to approve executive compensation		FOR AGAINST ABSTAIN	FOR	No	AGAINST
(1)

In an uncontested election of directors at which a quorum is present, if any nominee for director receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, our Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the shareholder vote. Our Governance Guidelines further provide that the Nominating and Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. Cumulative voting in the election of directors is not permitted.

(2)	If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation.
(3)

A broker non-vote will not count as a vote for or against a director and will have no effect on the outcome of the election of the 11 director nominees disclosed in this Proxy Statement. A broker non-vote will have no effect on Items 2 and 3 unless a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting is required in order to approve the item as described in the column “Vote Required” above, in which case a broker non-vote will have the same effect as a vote “AGAINST.”

What is “householding” and how does it affect me?

SEC rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You may also call (866) 540-7095 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting Travelers Investor Relations Department, 485 Lexington Avenue, 3140-NY08EX, New York, New York 10017, (917) 778-6877.

2020 Proxy Statement | The Travelers Companies, Inc.	77

Shareholder Proposals for 2021 Annual Meeting

If any shareholder wishes to propose a matter for consideration at our 2021 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, at the Company’s principal executive office located at 485 Lexington Avenue, New York, New York 10017. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2021 Annual Meeting Proxy Statement and form of proxy to be made available in April 2021, a proposal must be received by our Corporate Secretary on or before December 4, 2020. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our bylaws require timely notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is more than 30 days before or 70 days after such anniversary date or, if no such meeting was held in the preceding year, notice by a shareholder shall be timely only if received (a) not earlier than 120 days prior to such annual meeting and (b) not less than 90 days before such annual meeting or, if later, within ten days after the first public announcement of the date of such annual meeting.

Our bylaws, which have other informational requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders meeting, are posted on our website at www.travelers.com under “Investors: Corporate Governance: Amended and Restated Bylaws”.

For information regarding submission of a director nominee using the Company’s proxy access bylaw, see “Governance of Your Company—Director Nominations—Proxy Access” in this Proxy Statement.

Other Business

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Wendy C. Skjerven
Corporate Secretary

78	The Travelers Companies, Inc. | 2020 Proxy Statement

Annex A: Reconciliation of GAAP Measures to Non-GAAP Measures and Selected Definitions

Core income is consolidated net income excluding the after-tax impact of net realized investment gains (losses) and the effect of a change in tax laws and tax rates at enactment date. Core income per diluted share is core income on a per diluted common share basis.

Return on equity is the ratio of net income less preferred dividends to average shareholders’ equity for the periods presented. Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Core return on equity is the ratio of core income less preferred dividends to adjusted average shareholders’ equity for the periods presented. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), and preferred stock. Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Average annual core return on equity over a period is the ratio of: (a) the sum of core income less preferred dividends for the periods presented to (b) the sum of the adjusted average shareholders’ equity for all years in the period presented.

In the opinion of the Company’s management, core income, core income per diluted share and core return on equity are important indicators of how well management creates value for its shareholders through its operating activities and its capital management. Financial statement users also consider core income when analyzing the results and trends of insurance companies. These measures exclude net realized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per diluted share and core return on equity to evaluate financial performance against historical results and establish performance targets on a consolidated basis.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure profitability excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical or radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the

2020 Proxy Statement | The Travelers Companies, Inc.	A-1

consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2019 ranged from approximately $19 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income and changes in claims and claim adjustment expense reserve levels from period to period.

We have included the following tables to provide a reconciliation or a calculation of the above terms used in this Proxy Statement: (1) net income to core income less preferred dividends, (2) shareholders’ equity to adjusted shareholders’ equity, which are components of the return on equity and core return on equity ratios, (3) calculation of return on equity and core return on equity, (4) net income per diluted share to core income per diluted share, (5) book value per share to adjusted book value per share and (6) components of net income.

RECONCILIATION OF NET INCOME TO CORE INCOME LESS PREFERRED DIVIDENDS

	Twelve Months Ended December 31,
($ in millions, after-tax)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Net income	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216
Adjustments:
Net realized investment gains	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)
Impact of TCJA(1) at enactment	—	—	129	—	—	—	—	—	—	—
Core Income	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043
Less: Preferred dividends	—	—	—	—	—	—	—	—	1	3
Core income, less preferred dividends	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY

	As of December 31,
($ in millions)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Shareholders’ equity	$25,943	$22,894	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415
Net unrealized
investment
(gains)/losses,
net of tax	(2,246)	113	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)
Net realized
investment
(gains)/losses,
net of tax	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)
Impact of TCJA(1)
at enactment	—	—	287	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	(68)	(79)
Adjusted shareholders’
equity	$23,612	$22,914	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458
(1)	Tax Cuts and Jobs Act of 2017 (“TCJA”)

CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

	Twelve Months Ended December 31,
($ in millions, after-tax)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Net income, less preferred dividends	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,425	$3,213
Average
shareholders’ equity	24,922	22,843	23,671	24,182	24,304	25,264	25,099	25,192	25,075	26,601
Return on equity	10.5%	11.0%	8.7%	12.5%	14.2%	14.6%	14.6%	9.8%	5.7%	12.1%
Core income, less
preferred dividends	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040
Adjusted average
shareholders’ equity	23,335	22,814	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285
Core return on equity	10.9%	10.7%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%

A-2	The Travelers Companies, Inc. | 2020 Proxy Statement

RECONCILIATION OF NET INCOME PER DILUTED SHARE TO CORE INCOME PER DILUTED SHARE

	Twelve Months Ended December 31,
	2019	2018
Diluted income per share
Net income	$9.92	$9.28
Adjustments:
Net realized investment gains, after-tax	(0.32)	(0.34)
Core income	$9.60	$8.94

RECONCILIATION OF BOOK VALUE PER SHARE TO ADJUSTED BOOK VALUE PER SHARE

($ in millions)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Book value per share	$101.55	$86.84	$87.46	$83.05	$79.75	$77.08	$70.15	$67.31	$62.32	$58.47	$52.54
Less: Net unrealized investment gains/
(losses), net of tax	8.79	(0.43)	4.10	2.61	4.36	6.10	3.74	8.22	7.31	4.28	3.56
Adjusted book value per share	$92.76	$87.27	$83.36	$80.44	$75.39	$70.98	$66.41	$59.09	$55.01	$54.19	$48.98

COMPONENTS OF NET INCOME

	Twelve Months Ended December 31,
($ in millions, after-tax)	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Underwriting gain excluding the impact
of catastrophes and net favorable prior
year reserve development (underlying
underwriting gain)	$1,400	$1,522	$1,239	$1,265	$1,446	$1,430	$1,277	$888	$451	$715
Impact of catastrophes	(699)	(1,355)	(1,267)	(576)	(338)	(462)	(387)	(1,214)	(1,669)	(729)
Impact of net favorable (unfavorable)
prior year reserve development	(47)	409	378	510	617	616	552	622	473	818
Underwriting gain/(loss)	654	576	350	1,199	1,725	1,584	1,442	296	(745)	804
Net investment income	2,097	2,102	1,872	1,846	1,905	2,216	2,186	2,316	2,330	2,468
Other, including interest expense	(214)	(248)	(179)	(78)	(193)	(159)	(61)	(171)	(195)	(229)
Core income	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043
Net realized investment gains	85	93	142	47	2	51	106	32	36	173
Impact of TCJA at enactment	—	—	(129)	—	—	—	—	—	—	—
Net income	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216

The following terms are also used in this Proxy Statement and are defined as follows:

●	Book value per share growth is the percentage change in book value per share over the specified time period.
●	Adjusted book value per share growth is the percentage change in adjusted book value per share over the specified time period.
●	Total shareholder return is the percentage change in the stock price and the cumulative amount of dividends, assuming dividend reinvestment, from the stock price at the beginning of the specified period.

2020 Proxy Statement | The Travelers Companies, Inc.	A-3

485 LEXINGTON AVENUE
NEW YORK, NY 10017

YOU HAVE THREE WAYS TO VOTE:
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions electronically. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, date and return your proxy card in the postage-paid envelope that has been provided to you or return it to The Travelers Companies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you are a shareholder of record or hold shares through a broker or bank, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 20, 2020.
If you are a current or former employee voting shares held under Travelers' 401(k) Savings Plan, however, your vote with respect to those plan shares must be received by 11:59  p.m.  Eastern  Daylight Time on May 19, 2020. Please consult the separate voting instructions provided for persons holding shares through a Company employee benefit or compensation plan.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Travelers Companies, Inc. in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E89731-P32252	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE TRAVELERS COMPANIES, INC.
The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1 and FOR Proposals 2 and 3.
1.	Election of the eleven directors listed below.
	Nominees:		For	Against	Abstain
	1a.	Alan L. Beller	☐	☐	☐
	1b.	Janet M. Dolan	☐	☐	☐
	1c.	Patricia L. Higgins	☐	☐	☐
	1d.	William J. Kane	☐	☐	☐
	1e.	Clarence Otis Jr.	☐	☐	☐
	1f.	Elizabeth E. Robinson	☐	☐	☐
	1g.	Philip T. Ruegger III	☐	☐	☐
	1h.	Todd C. Schermerhorn	☐	☐	☐
	1i.	Alan D. Schnitzer	☐	☐	☐
	1j.	Donald J. Shepard	☐	☐	☐
	1k.	Laurie J. Thomsen	☐	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as The Travelers Companies, Inc. independent registered public accounting firm for 2020.	☐	☐	☐
3.	Non-binding vote to approve executive compensation.	☐	☐	☐
IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

NOTE: Please sign exactly as the name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or other business entity, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2020: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

For driving directions to the Annual Meeting, please see the "Notice of Internet Availability of Proxy Materials - FAQs" posted on our website at www.travelers.com under "Investors".

E89732-P32252

THE TRAVELERS COMPANIES, INC.
Proxy Solicited on Behalf of the Board of Directors of The Travelers Companies, Inc.
for the Annual Meeting of Shareholders, May 21, 2020

The signer(s) hereby constitute(s) and appoint(s) Alan D. Schnitzer, Avrohom J. Kess, Wendy C. Skjerven and Peter Schwartz, and each of them, the signer(s) true and lawful agents and proxies, with full power of substitution in each, to represent the signer(s) at the Annual Meeting of Shareholders of The Travelers Companies, Inc. to be held on May 21, 2020 at 9:00 a.m. (Eastern Daylight Time) and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of stock of The Travelers Companies, Inc. held of record by the signer(s) at the close of business on March 24, 2020 as the signer(s) would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy. The signer(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed on the reverse side. If this proxy is signed but no direction given, this proxy will be voted FOR the election of each of the director nominees listed on the reverse side, FOR Proposal 2 and FOR Proposal 3. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE